PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION—MAY 6, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

BENEFITFOCUS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION—MAY 6, 2021

Benefitfocus, Inc.

100 Benefitfocus Way

Charleston, South Carolina 29492

[•], 2021

Dear Benefitfocus Stockholders,

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Benefitfocus, Inc. (the “Company” or “Benefitfocus”) to be held on June 30, 2021, at [•], at [•] [a./p.]m. EDT (including any adjournments, postponements or continuations thereof, the “Annual Meeting”). Included with this letter are the Notice of Annual Meeting, a proxy statement detailing the business to be conducted at the Annual Meeting and a WHITE proxy card. You should review these materials for information concerning the business to be conducted at the Annual Meeting. You will also be receiving a copy of our annual report for the fiscal year ended December 31, 2020 along with this letter.

Your vote will be especially important this year because Indaba Capital Fund, L.P. (together with its affiliates and related parties, “Indaba”) has notified us of its intent to nominate two nominees for election by common stockholders as directors at the Annual Meeting in opposition to a nominee recommended by the board of directors. However, there is only one directorship subject to an election by the common stockholders at the Annual Meeting. Therefore, the director nominee for such directorship, whether nominated by the board or Indaba, who receives the most votes cast “FOR” her or his election will be elected as a Class II Common Stock Director. We strongly urge you to read the accompanying proxy statement carefully to learn more about the directors and proposals that are being voted on at the Annual Meeting. Our board urges you to vote “FOR” the board’S COMMON STOCK DIRECTOR nominee CORETHA M. RUSHING by using the enclosed white proxy card and to disregard any materials, and not to sign, return or vote on any proxy card, that may be sent to you by or on behalf of Indaba. If you have already voted using a [•] proxy card sent to you by or on behalf of Indaba, you can revoke your vote by using the WHITE proxy card to vote. Only your latest-dated vote will count, and any prior proxy card may be revoked at any time prior to the Annual Meeting as described in the accompanying proxy statement.

IT IS EXTREMELY IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed WHITE proxy card to vote via the Internet or by telephone. Returning your WHITE proxy card will not prevent you from attending the Annual Meeting, but will ensure that your vote is counted if you are unable to attend.

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION—MAY 6, 2021

If you have any questions or require any assistance, please contact our proxy solicitor:

If you have any questions, or need assistance

voting your WHITE proxy card, please contact:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Telephone for Banks, Brokers, and International Shareholders: +1 212-297-0720

Shareholders may call toll-free (from the U.S. and Canada): 877-629-6355

Email: info@okapipartners.com

Thank you for your ongoing support of, and continued interest in, Benefitfocus, Inc.

Sincerely,

/s/ Douglas A. Dennerline
Douglas A. Dennerline
Chairman Elect of the Board

Charleston, South Carolina
Dated: [•], 2021

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION—MAY 6, 2021

Notice of June 30, 2021

Annual Meeting and

2021 Proxy Statement

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION—MAY 6, 2021

100 Benefitfocus Way

Charleston, South Carolina 29492

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 30, 2021

To the Stockholders of Benefitfocus, Inc.:

Notice is hereby given that the 2021 Annual Meeting of Stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”) of Benefitfocus, Inc. (the “Company” or “Benefitfocus”) will be held on June 30, 2021, at [•] [a./p.]m. Eastern Daylight Time, at [•]. The Annual Meeting is called for the following purposes:

1.	To approve an amendment to our Restated Certificate of Incorporation, as amended (the “Charter”), to provide for the declassification of our board of directors;
2A.	To elect one Class II director (a “Common Stock Director”) to serve until the 2022 annual meeting of stockholders, if Proposal 1 is approved, or until the 2024 annual meeting of stockholders if Proposal 1 is not approved, or until her or his successor has been duly elected and qualified;
2B.	For holders of our Series A preferred stock, par value $0.001 (the “Preferred Stock”), only: To elect one director (a “Preferred Stock Director”) to serve until the 2022 annual meeting of stockholders, if Proposal 1 is approved, or until the 2024 annual meeting of stockholders if Proposal 1 is not approved, or until her successor has been duly elected and qualified;
3.	To approve an amendment to our Charter to increase the number of authorized shares of Company common stock;
4.

For holders of our common stock, par value $0.001, only: To approve, as required by Nasdaq Listing Rule 5635(b), the issuance of Company common stock to the holders of the Preferred Stock upon conversion;

5.	To hold an advisory (nonbinding) vote on named executive officer compensation;
6.	To ratify, on an advisory (nonbinding) basis, the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021; and
7.	To consider and take action upon such other matters as may properly come before the Annual Meeting.

These matters are more fully described in the Proxy Statement accompanying this Notice. As noted above, we also will transact any other business that may properly come before the Annual Meeting, but we are not aware of any such additional matters.

Our board of directors has fixed the close of business on [•], 2021, as the record date. Therefore, if you were a stockholder of record of Benefitfocus common stock or Preferred Stock as of the close of business on [•], 2021, you are entitled to receive these proxy materials and vote at the Annual Meeting. Such stockholders are urged to submit an enclosed WHITE proxy card, even if their shares were sold after such date.

YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard, and your shares be represented at the Annual Meeting whether or not you are able to attend in person. We urge you to vote TODAY by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the enclosed, postage pre-paid envelope provided or following the instructions on the enclosed WHITE proxy card to vote by the Internet or by telephone. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a bank, broker or other nominee), you will receive voting instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. You must follow those instructions in order for your shares to be voted. Because of the contested nature of the Annual Meeting, if you do not give instructions to your broker, your broker will not be able to vote your shares with respect to any of the proposals. Please refer to the section entitled “Questions and Answers Regarding Voting Procedures and Other Information” on page [•] of the attached proxy statement and the instructions on the WHITE proxy card for more information. We urge you to vote your shares or to instruct your bank, broker or other nominee to vote your shares “FOR” each of the proposals listed on the enclosed WHITE proxy card.

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION—MAY 6, 2021

IMPORTANT

As you may know, Indaba Capital Fund, L.P. and certain of its affiliates and associates (collectively, “Indaba”) have notified us of their intent to nominate two nominees for election as Common Stock Directors at the Annual Meeting in opposition to the Common Stock Director nominee recommended by our board of directors. However, there is only one directorship subject to an election by the common stockholders at the Annual Meeting. Therefore, only the one Common Stock Director nominee, whether nominated by the board or Indaba, who receives the most votes cast “FOR” her or his election by the owners of common stock and the holders of Preferred Stock, voting together as a single class, will be elected as a Common Stock Director. You may receive proxy solicitation materials and a [•] proxy card from Indaba. The Company is not responsible for the accuracy of any information provided by or relating to Indaba or their nominees contained in solicitation materials filed or disseminated by or on behalf of Indaba or any other statements that Indaba may make.

Our board of directors strongly recommends that you NOT sign or return any proxy card sent to you by Indaba. If you have previously voted using a [•] proxy card sent to you by Indaba, you can subsequently revoke that proxy by following the instructions on the enclosed WHITE proxy card. Only your latest dated proxy will count.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS USING THE ENCLOSED WHITE PROXY CARD TO VOTE “FOR” THE ELECTION OF THE BOARD’S COMMON STOCK DIRECTOR NOMINEE UNDER PROPOSAL 2A, “FOR” THE ELECTION OF THE PREFERRED STOCK DIRECTOR NOMINEE UNDER PROPOSAL 2B AND “FOR” EACH OF PROPOSALS 1, 3, 4, 5, AND 6.

Special Note Regarding COVID-19. Given the public health and safety concerns related to COVID-19, we ask that each stockholder evaluate the relative benefits to them personally of in-person attendance at the Annual Meeting and take advantage of the ability to vote by proxy via Internet or telephone, as instructed on the WHITE proxy card that has been provided to you. If you elect to attend in person, we ask that you follow recommended guidance, mandates, and applicable executive orders from federal and state authorities, particularly as they relate to social distancing and attendance at public gatherings. If you are not feeling well or think you may have been exposed to COVID-19, we ask that you vote by proxy for the meeting. Should further developments with COVID-19 necessitate that we change any material aspects of the Annual Meeting, we will make public disclosure of such changes. We thank you for your cooperation as we balance opportunities for stockholder engagement with the safety of our community and each of our stockholders.

All persons attending the Annual Meeting will be required to present a current form of government-issued picture identification. If you are a holder of record and attend the Annual Meeting, you may vote by ballot in person even if you have previously voted on a proxy card. If you hold your shares in “street name” and wish to attend the Annual Meeting and vote in person, you must provide a “legal proxy” from your bank, broker or other nominee and proof of ownership on the record date (such as a recent brokerage statement) or the voting instruction form mailed to you by your bank, broker or other nominee. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION—MAY 6, 2021

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

If you have any questions, or need assistance

voting your WHITE proxy card, please contact:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Telephone for Banks, Brokers, and International Shareholders: +1 212-297-0720

Shareholders may call toll-free (from the U.S. and Canada): 877-629-6355

Email: info@okapipartners.com

By Order of the Board of Directors of Benefitfocus, Inc.,

/s/ Douglas A. Dennerline
Douglas A. Dennerline
Chairman Elect of the Board

Charleston, South Carolina
Dated: [•], 2021

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION—MAY 6, 2021

BENEFITFOCUS, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 30, 2021

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PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION—MAY 6, 2021

BENEFITFOCUS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 30, 2021

Information Concerning Solicitation and Voting

This proxy statement (including all annexes attached hereto, this “Proxy Statement”) is furnished to the holders of our common and preferred stock in connection with the solicitation of proxies by the board of directors of Benefitfocus, Inc. (the “Company” or “Benefitfocus”) for use at the 2021 Annual Meeting of Stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”) to be held on June 30, 2021, at [•] [a./p.]m. Eastern Daylight Time, at [•], for the purposes set forth herein and in the accompanying Notice of Annual Meeting. Only stockholders of record at the close of business on [•], 2021 are entitled to notice of and to vote at the Annual Meeting. Unless the context otherwise requires, references in this Proxy Statement to “Benefitfocus,” the “Company,” “we,” “us,” “our” and similar terms refer to Benefitfocus, Inc.

The Notice of Annual Meeting, this Proxy Statement and the accompanying form of proxy are first being sent or given on or about [•], 2021, to our stockholders of record as of the close of business on the record date [•], 2021 (the “Record Date”). Beneficial owners will receive their materials through intermediaries. The proxy materials contain instructions for voting by proxy on the WHITE proxy card or WHITE voting instruction form, or over the Internet.

The Annual Meeting is called for the following purposes:

1.	To approve an amendment to our Restated Certificate of Incorporation, as amended (the “Charter”), to provide for the declassification of our board of directors;

2A.	To elect one Class II director (a “Common Stock Director”) to serve until the 2022 annual meeting of stockholders (the “2022 Annual Meeting”), if Proposal 1 is approved, or until the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) if Proposal 1 is not approved, or until her or his successor has been duly elected and qualified;

2B.	For holders of our Series A preferred stock, par value $0.001 (the “Preferred Stock”) only: To elect one director (a “Preferred Stock Director”) to serve until the 2022 Annual Meeting, if Proposal 1 is approved, or until the 2024 Annual Meeting if Proposal 1 is not approved, or until her successor has been duly elected and qualified;

3.	To approve an amendment to our Charter to increase the number of authorized shares of Company common stock;

4.	For holders of our common stock, par value $0.001, only: To approve, as required by Nasdaq Listing Rule 5635(b), the issuance of Company common stock to the holders of the Preferred Stock upon conversion;

5.	To hold an advisory (nonbinding) vote on named executive officer compensation;

6.	To ratify, on an advisory (nonbinding) basis, the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021; and

7.	To consider and take action upon such other matters as may properly come before the Annual Meeting.

Each holder of our common stock is entitled to one vote for each share held as of the Record Date with respect to all matters that may be considered by common stockholders at the Annual Meeting. The holders of our Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which the shares of Preferred Stock held by such holders would be convertible (subject to a 19.9% beneficial ownership limitation) with respect to any and all matters presented to the stockholders for their action or consideration. The holders of Preferred Stock have the right to vote together with the holders of common stock as a single class, except with regard to (i) the election of the “Preferred Stock Director,” as described in this Proxy Statement in Proposal 2B, in which the holders of Preferred Stock vote as a separate class and (ii) Proposal 4, the “Stock Issuance Proposal,” on which the holders of Preferred Stock are not permitted to vote, in accordance with Nasdaq Listing Rules.

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YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed WHITE proxy card to vote via the Internet or by telephone. Returning your WHITE proxy card will not prevent you from voting at the Annual Meeting, but will ensure that your vote is counted if you are unable to attend.

As you may know, Indaba Capital Fund, L.P. and certain of its affiliates and associates (collectively, “Indaba”) have notified us of their intent to nominate two nominees for election as Common Stock Directors at the Annual Meeting in opposition to the Common Stock Director nominee recommended by our board of directors. However, there is only one directorship subject to an election by the common stockholders at the Annual Meeting. Therefore, the one Common Stock Director nominee, whether nominated by the board or Indaba, who receives the most votes cast “FOR” her or his election by the owners of common stock and the holders of Preferred Stock, voting together as a single class, will be elected as a Common Stock Director. You may receive proxy solicitation materials and a [•] proxy card from Indaba. The Company is not responsible for the accuracy of any information provided by or relating to Indaba or their nominees contained in solicitation materials filed or disseminated by or on behalf of Indaba or any other statements that Indaba may make. Our board does not endorse Indaba’s director nominees. Therefore, the board strongly recommends that you NOT sign or return any proxy card sent to you by Indaba. If you have previously voted using a [•] proxy card sent to you by Indaba, you can subsequently revoke that proxy by following the instructions on the enclosed WHITE proxy card. Only your latest dated proxy will count.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS USING THE ENCLOSED WHITE PROXY CARD TO VOTE “FOR” THE ELECTION OF THE BOARD’S COMMON STOCK DIRECTOR NOMINEE UNDER PROPOSAL 2A, “FOR” THE ELECTION OF THE PREFERRED STOCK DIRECTOR NOMINEE UNDER PROPOSAL 2B AND “FOR” EACH OF PROPOSALS 1, 3, 4, 5, AND 6.

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QUESTIONS AND ANSWERS REGARDING VOTING PROCEDURES AND OTHER INFORMATION

Q:	Why am I receiving these proxy materials?

A:	These proxy materials are being furnished to you in connection with the solicitation of proxies by our board of directors for the Annual Meeting to be held on June 30, 2021, at [•] [a./p.]m. Eastern Daylight Time, at [•]. For more information on the participants in our board’s solicitation, please see “Annex D–Additional Information Regarding Participants in the Solicitation” beginning on page D-1 of this Proxy Statement.

Q:	What should I do if I receive a proxy card or other proxy materials from Indaba?

A:	Indaba has notified the Company that it intends to nominate two director candidates for election at the Annual Meeting. You may receive proxy solicitation materials from Indaba. The Company is not responsible for the accuracy of any information provided by or relating to Indaba or its nominees contained in proxy materials filed or disseminated by or on behalf of Indaba or any other statements that Indaba may make.

Our board of directors strongly urges you NOT to sign or return any [•] proxy card sent to you by Indaba. Voting to “Withhold” with respect to any of Indaba’s nominees on a [•] proxy card sent to you by Indaba is not the same as voting “FOR” our board’s nominees because a vote to “Withhold” with respect to any of Indaba’s nominees on its [•] proxy card will revoke any WHITE proxy card you may have previously submitted. To support our board’s nominees, you should vote “FOR” our board’s nominees on the WHITE proxy card and disregard, and not return, any [•] proxy card sent to you by Indaba. If you have previously submitted a proxy card sent to you by Indaba, you can revoke it and vote “FOR” our director nominee recommended by our board by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided, or by following the instructions on the WHITE proxy card to vote via the Internet or by telephone. Only the latest validly executed proxy that you submit will be counted, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting. If you attend and validly vote at the Annual Meeting, your proxy will not be used.

Because there is only one directorship subject to an election by the common stockholders at the Annual Meeting, a share of common stock cannot be validly voted for more than one Common Stock Director nominee at the Annual Meeting. Therefore, please be advised that in the event Indaba nominates two Common Stock Director nominees for election at the Annual Meeting and/or recommends that you vote your shares in favor of more than one Common Stock Director nominee at the Annual Meeting, any of your shares that are purported to be voted on more than one Common Stock Director nominee will not be counted in the election of the Common Stock Director. Accordingly, if you submit a proxy that purports to vote your shares in favor of two Common Stock Director nominees, your shares will not be voted for the election of any Common Stock Director nominee.

Our board of directors unanimously recommends using the enclosed WHITE proxy card to vote “FOR” the election of the board of directors’ Common Stock Director nominee Coretha M. Rushing. Our board recommends that you DISREGARD any [•] proxy cards that you may receive from Indaba.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS USING THE ENCLOSED WHITE PROXY CARD TO VOTE “FOR” THE ELECTION OF THE BOARD’S COMMON STOCK DIRECTOR NOMINEE UNDER PROPOSAL 2A, “FOR” THE ELECTION OF THE PREFERRED STOCK DIRECTOR NOMINEE UNDER PROPOSAL 2B AND “FOR” EACH OF PROPOSALS 1, 3, 4, 5, AND 6.

Q:	Who may vote at the Annual Meeting?

A:	The board of directors set [•], 2021 as the record date for the Annual Meeting. If you owned shares of our common stock at the close of business on the Record Date, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on by common stockholders. Cumulative voting is not permitted in the election of directors or on any other matter.

Additionally, the holders of our Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which the shares of Preferred Stock held by such holder would be convertible (subject to the 19.9% beneficial ownership limitation) with respect to any and all matters presented to the stockholders for their action or consideration. The holders of Preferred Stock have the right to vote together with the holders of common stock as a single class, except with regard to the election of the “Preferred Stock Director,” as described in this Proxy Statement in Proposal 2—Election of Directors. Additionally, the holders of Preferred Stock are not permitted to vote on Proposal 4, the “Stock Issuance Proposal,” in accordance with Nasdaq Listing Rules.

As of the Record Date, there were [•] shares of our common stock outstanding and entitled to vote at the Annual Meeting and 1,777,778 shares of our Preferred Stock outstanding and entitled to vote at the Annual Meeting. The Preferred Stock is convertible into 5,333,334 shares of common stock and is therefore entitled to an aggregate of 5,333,334 votes at the Annual Meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you have the right to vote in person at the Annual Meeting. You will need to present a form of personal photo identification in order to be admitted to the meeting.

If you hold your shares in an account with a broker, bank or other nominee, rather than of record directly in your own name, then the broker, bank or other nominee is considered the record holder of that stock. You are considered the beneficial owner of that stock, and your stock is held in “street name.” This Proxy Statement has been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares, and you are also invited to attend the Annual Meeting.

Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing your broker, bank or other nominee as to how to vote your shares. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. Because of the contested nature of the election, if you do not give instructions to your broker, your broker may not be able to vote your shares with respect to any of the proposals. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed WHITE voting instruction form, to vote your shares in line with our board of directors’ recommendations on the WHITE voting instruction form.

Q:	How may I vote my shares?

A:	Stockholders of Record. Stockholders of record as of the Record Date may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Internet – You may submit your proxy online via the Internet by following the instructions provided on the enclosed WHITE proxy card.

•	By Telephone – You may submit your proxy by touch-tone telephone by calling the toll-free number on the enclosed WHITE proxy card.

•	By Mail – You may submit your proxy by signing, dating and returning your WHITE proxy card in the postage-paid envelope provided.

•	At the Annual Meeting in person – You will need to present a form of personal photo identification in order to be admitted to the Annual Meeting. Stockholders who attend the Annual Meeting should follow the instructions provided during the meeting. You are encouraged to sign, date and return the WHITE proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone, regardless of whether you plan to attend the Annual Meeting in person.

If you have any questions or need assistance voting, please contact Okapi Partners LLC (“Okapi”), our proxy solicitor assisting us in connection with the Annual Meeting. Stockholders may call toll free at 877-629-6355 or email at info@okapipartners.com. Brokers and banks may call collect at 212-297-0720. If you submit or return a WHITE Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the board of directors, as permitted by law.

Beneficial Owners. If you were the beneficial owner of shares (that is, you held your shares in “street name” through an intermediary such as a broker, bank or other nominee) as of the Record Date, you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. In most cases, you will be able to do this by mail, via the Internet or by telephone. Alternatively, you may obtain a “legal proxy” from your broker, bank or other nominee and follow the instructions described below. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

As discussed below, your broker, bank or other nominee may not be able to vote your shares on any matters at the Annual Meeting unless you provide instructions on how to vote your shares. You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee. If you submit or return a WHITE Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the board of directors, as permitted by law.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our board of directors has designated Douglas A. Dennerline and Stephen M. Swad as the Company’s proxies for the Annual Meeting.

Q:	How can I revoke my proxy or change my vote?

A:	You can revoke your proxy or change your vote at any time prior to the Annual Meeting. Only your latest dated proxy will count.

If you are a stockholder of record who has properly executed and delivered a proxy, you may revoke your proxy at any time prior to the Annual Meeting by any of the following means:

•	Dating, signing and submitting a new proxy card bearing a later date;

•	Voting at a later time via the Internet or by telephone as instructed above (only your latest Internet or telephone proxy will be counted);

•	Delivering a written notice to our Corporate Secretary at 100 Benefitfocus Way, Charleston, South Carolina 29492 prior to the Annual Meeting by any means, including facsimile, stating that your proxy is revoked;

•	Attending the Annual Meeting and voting in person during the meeting (as described below); and

•	Duly executing a later-dated proxy relating to the same shares and attending the Annual Meeting and delivering it to First Coast Results, Inc. (“First Coast”), the inspector of elections, prior to the taking of the vote at the Annual Meeting.

Your attendance at the Annual Meeting will not revoke your proxy unless you specifically request it or you vote at the Annual Meeting.

If you are a beneficial owner of shares (that is, your shares are held in “street name”), your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions. In general, “street name” holders may change their vote at any time prior to 5:00 p.m. Eastern Daylight Time on the day before the Annual Meeting date. In the absence of a revocation, shares represented by proxies will be voted at the Annual Meeting.

Please note that First Coast will mail annual meeting materials, including a cover letter with the voting deadline, to participants in the Benefitfocus, Inc. 2016 Employee Stock Purchase Plan and Benefitfocus, Inc. Second Amended and Restated 2012 Stock Plan, as amended (“Equity Plans”) that are eligible to vote at the Annual Meeting.

If you have previously submitted a [•] proxy card sent to you by Indaba, you may change your vote by completing and returning the enclosed WHITE proxy card in the postage-paid envelope provided, or by voting via the Internet or by telephone by following the instructions on the WHITE proxy card. Please note that submitting a [•] proxy card sent to you by Indaba will revoke votes you have previously made via the Company’s WHITE proxy card. Voting to “Withhold” with respect to any of Indaba’s nominees on a [•] proxy card sent to you by Indaba is not the same as voting “FOR” our board of directors’ nominees because a vote to “Withhold” with respect to any of Indaba’s nominees on its [•] proxy card will revoke any WHITE proxy you may have previously submitted.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the WHITE proxy card.

Q:	How will shares be voted by the WHITE proxy card?

A:	The shares represented by any proxy card that is properly executed and received by the Company prior to or at the Annual Meeting will be voted in accordance with the specifications made on the card. Where a choice has been specified on the WHITE proxy card with respect to the proposals, the shares represented by the WHITE proxy card will be voted in accordance with the specifications.

If you return a validly executed and dated WHITE proxy card without indicating how your shares should be voted on a matter and you do not revoke your proxy, your proxy will be voted:

•	“FOR” the approval of an amendment to our Charter to provide for the declassification of our board of directors (Proposal 1);

•	“FOR” the election of Coretha M. Rushing as the one Class II Common Stock Director to serve until the 2022 Annual Meeting, if Proposal 1 is approved, or until the 2024 Annual Meeting if Proposal 1 is not approved, or until her successor has been duly elected and qualified (Proposal 2A);

•	For holders of our Preferred Stock: “FOR” the election of Zeynep Young as the one Preferred Stock Director to serve until the 2022 Annual Meeting, if Proposal 1 is approved, or until the 2024 Annual Meeting if Proposal 1 is not approved, or until her successor has been duly elected and qualified (Proposal 2B);

•	“FOR” the approval of an amendment to our Charter to increase the number of authorized shares of Company common stock (Proposal 3);

•	For holders of our common stock: “FOR” the approval, as required by Nasdaq Listing Rule 5635(b), of the issuance of common stock to the holders of the Preferred Stock upon conversion (Proposal 4);

•	“FOR” the approval, on an advisory (non-binding) basis, of our named executive officers’ compensation (Proposal 5); and

•	“FOR” the ratification, on an advisory (non-binding) basis, of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021 (Proposal 6).

Our board of directors is not aware of any matters that are expected to come before the Annual Meeting other than those described in this Proxy Statement. If any other matter is presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all WHITE proxy cards received by the Company will be voted with respect thereto at the discretion of the persons named as proxies on the enclosed WHITE proxy card.

Q:	What if I receive more than one WHITE proxy card or set of proxy materials from the Company?

A:	If your shares are held in more than one account, you will receive more than one WHITE proxy card, and in that case, you can and are urged to vote all of your shares by signing, dating and returning all WHITE proxy cards you receive from the Company in the postage-paid envelope provided. If you choose to vote by phone or via the Internet, please vote using each WHITE proxy card you receive to ensure that all of your shares are voted. Only your latest dated proxy for each account will count. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as an executor, administrator, attorney, trustee, guardian or other representative, please print your full name and title on the proxy card.

If Indaba proceeds with its previously announced nominations, the Company will likely conduct multiple mailings prior to the Annual Meeting to ensure stockholders have the Company’s latest proxy information and materials to vote. The Company will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. We encourage you to vote every WHITE proxy card you receive. The latest dated proxy you submit will be counted, and, if you wish to vote as recommended by our board of directors, then you should only submit a WHITE proxy card.

If you have any questions or need assistance voting, please contact Okapi. Stockholders may call toll free at 877-629-6355 or email at info@okapipartners.com. Brokers and banks may call collect at 212-297-0720.

Q:	Will my shares be voted if I do nothing, or if I do not vote for some of the proposals listed on my proxy card?

A:	If your shares are registered in your name, you must sign and return a proxy card in order for your shares to be voted, unless you vote via the Internet or by telephone, or attend and vote at the Annual Meeting. If you provide specific voting instructions, your shares will be voted as you have instructed. If you execute the WHITE proxy card and do not provide voting instructions on any matter, your shares will be voted in accordance with our board of directors’ recommendations on that matter. We urge you to sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the WHITE proxy card, whether or not you plan to attend the Annual Meeting.

If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee), you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. Because Indaba has initiated a proxy contest, to the extent that Indaba provides a proxy card or voting instruction form to stockholders who hold their shares in “street name,” brokers will not have discretionary voting authority to vote on any of the proposals presented at the Annual Meeting. However, if Indaba does not provide you with a proxy card or voting instruction form, your broker, bank or other nominee will be able to vote your shares with respect to Proposal 6. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed WHITE voting instruction form, to vote your shares in line with our board of directors’ recommendations on the WHITE voting instruction form, whether or not you plan to attend the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:	A majority of our outstanding shares of capital stock entitled to vote, represented in person or by proxy, as of the Record Date must be present at the meeting in order for us to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	Are present and entitled to vote in person at the meeting;

•	Properly submitted a Proxy Card or voting instruction form; or

•	Do not provide your broker with instructions on how to vote, but the broker submits the proxy nonetheless (a broker non-vote), provided there is at least one matter considered routine at the Annual Meeting.

Abstentions, withhold votes and, provided there is at least one matter considered routine at the Annual Meeting, broker non-votes (if any) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares, but the broker submits that person’s proxy nonetheless. If you are present in person or by proxy at the meeting but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote.

The proposals listed in this Proxy Statement identify the votes needed to approve the proposed actions.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed within Benefitfocus, to Indaba or to other third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation and certification of votes and (iii) to facilitate a proxy solicitation.

Q:	What proposals will be voted on at the meeting?

A:	The meeting is called to vote on the following proposals:

1.	To approve an amendment to our Charter to provide for the declassification of our board of directors;

2A.	To elect one Class II Common Stock Director to serve until the 2022 Annual Meeting, if Proposal 1 is approved, or until the 2024 Annual Meeting if Proposal 1 is not approved, or until her or his successor has been duly elected and qualified;

2B.

For holders of our Preferred Stock only: To elect one Preferred Stock Director to serve until the 2022 Annual Meeting, if Proposal 1 is approved, or until the 2024 Annual Meeting if Proposal 1 is not approved, or until her successor has been duly elected and qualified;

3.	To approve an amendment to our Charter to increase the number of authorized shares of Company common stock;

4.	For holders of our common stock only: To approve, as required by Nasdaq Listing Rule 5635(b), the issuance of Company common stock to the holders of the Preferred Stock upon conversion;

5.	To hold an advisory (nonbinding) vote on named executive officer compensation; and

6.	To ratify, on an advisory (nonbinding) basis, the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021.

We will also consider any other business that properly comes before the meeting. As of the Record Date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the proxy named in the WHITE proxy card or WHITE voting instruction form will vote the shares it represents using its best judgment.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS USING THE ENCLOSED WHITE PROXY CARD TO VOTE “FOR” THE ELECTION OF THE BOARD’S COMMON STOCK DIRECTOR NOMINEE UNDER PROPOSAL 2A, “FOR” THE ELECTION OF THE PREFERRED STOCK DIRECTOR NOMINEE UNDER PROPOSAL 2B AND “FOR” EACH OF PROPOSALS 1, 3, 4, 5 AND 6.

Q:	What is a broker non-vote, and will there be any broker non-votes at the Annual Meeting?

A:	Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular non-routine proposals and the beneficial owner of those shares has not instructed the broker to vote on those proposals. Typically, the ratification of the selection of a registered public accounting firm is considered a routine proposal, and brokers have discretion to vote on such matter even if no instructions are received from the “street name” holder. However, because Indaba has initiated a proxy contest, to the extent that Indaba provides a proxy card or voting instruction form to stockholders who hold their shares in “street name,” brokers will not have discretionary voting authority to vote on any of the proposals presented at the Annual Meeting. Broker non-votes are not counted in the tabulations of the votes cast or present at the Annual Meeting and entitled to vote on any of the proposals to be voted on at the Annual Meeting, and therefore will have no effect on the outcome of Proposals 2A, 2B, 4, 5, and 6. Because the affirmative vote of at least a majority of the shares outstanding is required to approve Proposals 1 and 3, broker non-votes, if any, will have the same effect as a vote against Proposals 1 and 3.

Q:	Who will count the votes and serve as inspector of election?

A:	We have retained First Coast to serve as master tabulator (including with respect to shares held in our Equity Plans) and inspector of election. In such capacities, First Coast will count and certify votes at the Annual Meeting.

Q:	Where can I find the voting results of the meeting?

A:	We expect to report preliminary results on a Form 8-K within four business days of the Annual Meeting. We will report final results as certified by First Coast, the inspector of election, as soon as practicable on a Form 8-K. You can access both Forms 8-K and our other reports we file with the U.S. Securities and Exchange Commission (the “SEC”) under the Company—Investor Relations—Finances—SEC Filings section of our website at www.benefitfocus.com or on the SEC’s website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.

Q:	Is a list of registered stockholders available?

A:	Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in Charleston, South Carolina during ordinary business hours for the 10-day period preceding the Annual Meeting for any purposes related to the Annual Meeting.

Q:	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

A:	No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

Q:	What is “householding” and how does it affect me?

A:	The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to receive individual copies. We believe this will provide greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed. We also believe householding reduces the environmental impact of the Annual Meeting by reducing the number of duplicate documents that are printed. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you would prefer to receive separate sets of the proxy materials either now or in the future, please contact our Corporate Secretary either by calling 1-843-849-7476 or by mailing a request to Attn: Corporate Secretary, 100 Benefitfocus Way, Charleston, South Carolina 29492. Upon written or oral request to the Corporate Secretary, our Company will provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple copies of Proxy Statements may request to receive a single set of proxy materials in the future in the same manner as described above. Alternatively, if you hold your stock in a brokerage account, please contact your broker.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. Street name holders can request information about householding from their brokers, banks or other stockholders of record.

Q:	Can I access these proxy materials on the Internet?

A:	Yes. The Notice of Annual Meeting, Proxy Statement, and 2020 Annual Report to Stockholders (including the 2020 Annual Report on Form 10-K, as amended) are available for viewing, printing, and downloading at www.okapivote.com/BNFT. Our Annual Report on Form 10-K, as amended, for the year ended December 31, 2020 is also available under the Company—Investor Relations—Finances—Annual Meeting Materials section of our website at www.benefitfocus.com and through the SEC’s EDGAR system at http://www.sec.gov. All materials will remain posted on www.okapivote.com/BNFT at least until the conclusion of the meeting.

Q:	For how long can I access the proxy materials on the Internet?

A:	The Notice of Annual Meeting, Proxy Statement, 2020 Annual Report to Stockholders, and Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2020 are also available, free of charge, in PDF and HTML format under the Company—Investor Relations—Finances—Annual Meeting Materials section of our website at www.benefitfocus.com and will remain posted on this website at least until the conclusion of the meeting. These materials are also available through the SEC’s EDGAR system at http://www.sec.gov.

Q:	Whom do I contact if I have questions about the Annual Meeting?

A:	If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

If you have any questions, or need assistance

voting your WHITE proxy card, please contact:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Telephone for Banks, Brokers, and International Shareholders: +1 212-297-0720

Shareholders may call toll-free (from the U.S. and Canada): 877-629-6355

Email: info@okapipartners.com

BACKGROUND OF THE SOLICITATION

As with many companies, the onset of the pandemic in February and March 2020 negatively impacted the Company’s operations and outlook. For example, on May 21, 2020, the closing price of the Company’s common stock was just $10.55 per share (less than half the closing price at December 31, 2019, of $21.94) and the Company’s 1.25% Convertible Senior Notes, maturing on December 15, 2023 (the “Notes”), were trading below 70% of par value, signaling the market’s concerns about the Company’s ability to repay the Notes and its need for additional liquidity.

On May 26, 2020, as a result of the board of directors’ concerns about the impacts and uncertainties resulting from the developing pandemic, and about the Company’s liquidity and financial health in that context, the Company publicly announced that it had entered into a preferred stock purchase agreement (the “Purchase Agreement”) whereby $80 million of Preferred Stock was issued to BuildGroup LLC (the “BuildGroup Transaction”). A. Lanham Napier, the principal of BuildGroup LLC’s investment manager BuildGroup Management, LLC, was a director of the Company at such time and due to Mr. Napier’s and BuildGroup LLC’s familiarity with the Company, BuildGroup LLC was able to execute the transaction very quickly. The terms of the Purchase Agreement were on standard market terms, except that the $15.00-per-share price at which the Preferred Stock was convertible into common stock (a premium of almost 50% to the market price at that time) was more favorable to the Company than comparable transactions that occurred around the same time. The Company followed its policies for a robust review of the proposed transaction by the members of its board who did not have a financial or other interest in it. Mr. Napier recused himself from both the board’s discussions and deliberations with respect to the BuildGroup Transaction and the vote by the board to approve the BuildGroup Transaction. As part of its related parties process, the Company engaged both an independent financial advisor to review the financial terms of the transaction with the disinterested directors, and special Delaware counsel to assist the board in its evaluation of the proposed BuildGroup Transaction and opine on the board’s process. In connection with the BuildGroup Transaction, Mr. Napier was designated a Preferred Stock Director and Mr. Barry Libert was appointed to the board as a second Preferred Stock Director. The Board also determined that Mr. Napier was independent within the meaning of the rules of Nasdaq and appointed Mr. Napier to serve as the Company’s Lead Independent Director.

Earlier in May 2020, Indaba began purchasing the Notes and accumulated ownership of $50 million of face value of the Notes between May and September 2020. The Notes require the Company to make an offer to repurchase the Notes at par upon a change of control of the Company.

Prices for both the common stock and Notes reacted favorably to the announcement of the BuildGroup Transaction. In the wake of the announcement, the Company spoke with many of its convertible note holders and stockholders about the BuildGroup Transaction, and virtually all of these were supportive. At the time Indaba was a debtholder and not a stockholder. Indaba’s principal, Derek Schrier, strongly expressed his dissatisfaction with the BuildGroup Transaction during a meeting with management on May 28, 2020.

Over the remainder of the year discussions between Indaba and the Company continued.

On August 5, 2020, the Company revised its full-year cash flow projections upwards resulting from, among other things, the Company swiftly adjusting its cost base in response to the pandemic, as well as collections from customers exceeding the Company’s initial estimates, improving working capital.

On August 6, 2020, Mr. Schrier spoke with Company executive Stephen M. Swad, during which conversation Mr. Schrier suggested that the Company use some of the proceeds from the BuildGroup Transaction to repurchase Notes at prices above 80% of par, well above Indaba’s cost basis on the Notes.

On August 24, 2020, the Company announced that its then-President and Chief Executive Officer Raymond A. August would be separating from the Company and then-Chief Financial Officer Mr. Swad was named the Company’s President and Chief Executive Officer.

On September 3, 2020, Indaba purchased its first shares of common stock at prices under $10 per share.

On December 14, 2020, when the stock was trading between $13-$14 per share and the Notes were trading above 85% of par, Indaba sent a private letter to the board of directors (the “December 14 Letter”), which, among other things, made various allegations about the Company’s performance and governance, and stated that Indaba believed “the only viable path forward is for the disinterested members of the board to form a special committee, retain an independent financial advisor, and undertake a full review of strategic alternatives, including a good faith sales process.” In the December 14 Letter, Indaba stated it was the holder of approximately 7.5% of the outstanding common stock and approximately 22.9% of the outstanding Notes.

On December 15, 2020, Indaba filed with the SEC a Schedule 13D (the “Indaba Schedule 13D”), expressing its desire to engage with the Company, as well as other third parties about matters including, among other things, corporate governance, board composition, and strategic alternatives.

On December 22, 2020, Messrs. Swad and Napier and Vice President of Investor Relations & Innovation Patti Leahy, at the direction of the board of directors, spoke with Mr. Schrier and Alex Lerner, a principal of Indaba, to better understand Indaba’s criticisms of the Company and demands for action. Messrs. Napier and Swad requested Indaba provide additional information to the Company about the terms of a potential settlement proposal. Indaba agreed to do so.

On December 24, 2020, Indaba’s counsel sent the Company a draft settlement term sheet, which included Indaba’s demand to appoint to the board of directors three directors of its choosing. Indaba also called for two incumbent directors to resign from the board, the classification of the board to be phased out over three years, limiting the size of the board to eight directors, the formation of a Shareholder Returns Committee (the scope of which would be to “promote revenue growth, improve gross margins and explore strategic alternatives for the Company, including a sale of the Company”) and a Related Party Transactions Committee (the scope of which would be to “review existing and future transactions with related parties of the Company”), and certain other voting, standstill, and expense reimbursement terms. The board convened a board meeting to discuss the proposal on December 29, 2020. In that meeting, the board directed Messrs. Swad and Napier to continue to communicate with Indaba in an effort to better understand its concerns and to determine if a satisfactory resolution could be reached (with any such resolution to be subject to approval by the board).

Accordingly, on December 31, 2020, the Company, represented by Messrs. Swad and Napier and Ms. Leahy, participated in a call with Indaba, represented by Messrs. Schrier and Lerner and Mr. Greg Nelson. Mr. Napier stated that the Company planned to send a responsive term sheet back to Indaba and previewed the terms of term sheet. Mr. Napier asked Mr. Schrier to provide the names and/or the biographies of his potential appointees and requested the ability to speak with the candidates in order to vet them as potential directors. Mr. Schrier declined Mr. Napier’s request and stated that he would only agree to provide information about his candidates after the Company had agreed in principle to put his candidates on the board of directors. Specifically, Mr. Schrier declared on that phone call that the board had lost the right to evaluate and appoint directors, and it was his right as a shareholder to identify and designate the directors.

On January 1, 2021, the Company sent a revised term sheet draft to Indaba, proposing the appointment of one director identified by Indaba to the board of directors prior to the execution of the settlement agreement. The term sheet also stated that one incumbent director to be selected by the Company would resign from the board or agree not to stand for reelection, and the board would declassify in a phased manner as requested by Indaba, among other things.

On January 4, 2021, the board of directors met and Messrs. Swad and Napier reported to the board on the discussions with Indaba. The board instructed Messrs. Swad and Napier to continue to try to work with Indaba. Additionally, Indaba filed with the SEC Amendment No. 1 to the Indaba Schedule 13D, disclosing increased beneficial ownership of 8.6% of the outstanding common stock.

On a January 5, 2021 call with Indaba, represented by Messrs. Swad and Napier and Ms. Leahy, Mr. Napier indicated that as part of a settlement the Company would be amenable to appointing an independent Chair of the board of directors, Mason R. Holland, Jr. stepping down from his role as Executive Chairman, Mr. Napier departing from the position of Lead Independent Director, and BuildGroup LLC and Mr. Holland terminating their voting support arrangement with respect to the election of directors (the “Voting Agreement”).

Between January 12, 2021, and January 22, 2021, the Company and Indaba exchanged term sheets and spoke on three occasions. On January 21, 2021, Mr. Schrier for the first time provided a high-level overview of the backgrounds of Indaba’s two director candidates. He stated that one candidate was the chief executive officer of a privately held workforce Software-as-a-Service (SaaS) solutions company that Mr. Schrier had known since he was a summer intern at McKinsey. The second candidate, Mr. Schrier indicated, is a chief financial officer and chief operating officer of a special purpose acquisition company, or SPAC, targeting financial services, with deep real estate experience, who previously worked with Mr. Schrier at Farallon Capital. Mr. Napier continued to request that Mr. Schrier provide the names of Indaba’s potential candidates. Mr. Schrier asserted that in order to move forward with a settlement, the Company would be required to agree to appoint Indaba’s two unnamed candidates to the board of directors and, after learning their identities, the Company could only reject them if their candidacies were legally deficient. The Company continued to maintain that the appointment of one Indaba-identified candidate and a second candidate identified by the Company and reasonably agreeable to Indaba was a more appropriate and reasonable compromise. Mr. Schrier vehemently disagreed. Based on Mr. Schrier’s unwillingness to provide the names of his proposed nominees, the distance between the parties’ positions on this and other issues, and the Company’s prior interactions with Indaba, the board did not believe that an amicable resolution with Indaba was possible in the near term. During this period the board held meetings on January 13 and January 21 to discuss the potential pathways to reach a positive settlement with Indaba. The board directed Messrs. Swad and Napier to continue working with Indaba on a solution.

On January 26, 2021, the Company announced significant changes to the board of directors’ leadership and composition as well as actions taken to further enhance the corporate governance practices and profile of the Company (collectively, the “Governance Enhancements”). Specifically, the Company announced, effective at the Annual Meeting, that independent director Douglas A. Dennerline would become the independent Chair of the board, Mr. Napier would no longer serve as Lead Independent Director, and Mr. Holland would leave the board and transition to a board advisory role. The Company further announced that Barry Libert resigned from the board, Zeynep Young was appointed to the board as a Preferred Stock Director, and that the Company had retained Egon Zehnder, a global executive search firm, to identify and evaluate additional director candidates to enhance and accelerate the Company’s strategy and further increase diversity on the board. Finally, the board would submit a proposal at the Annual Meeting to declassify the board and adopt a majority-voting standard in uncontested director elections. The board further directed Messrs. Swad and Napier continue to work with Indaba in hopes of identifying a mutually satisfactory resolution.

Later on January 26, 2021, Messrs. Swad and Napier and Ms. Leahy participated in a call with Indaba representatives Messrs. Lerner and Nelson. Mr. Napier stated that while the board of directors welcomes, and is actively searching for, additional qualified directors, it could not accept two new unnamed members without the opportunity to evaluate their qualifications. However, the Company did not view its announcement as an end to the settlement negotiations and, in fact, hoped that a mutually agreeable settlement could be reached in the near-term. On the call, an Indaba representative stated that they expected the Governance Enhancements would be well received by the market.

On January 28, 2021, Indaba issued a private “final” letter (the “January 28 Letter”) to the board of directors in response to the press release announcing the Governance Enhancements and a revised term sheet. In the letter, Indaba criticized the Company for announcing the Governance Enhancements and insisted on a settlement agreement that provided for the appointment of two director candidates identified by Indaba to the board. The January 28 Letter disclosed, for the first time, the names and full biographies of the potential director candidates contemplated by Indaba. The board convened a meeting on January 31, 2021, to discuss the revised letter and the demands contained therein. In such meeting, the board determined not to accept the demands, but rather to continue to try to speak to Indaba through Messrs. Swad and Napier to negotiate a mutually satisfactory resolution, including potentially appointing one or more members to the board that were identified by Indaba so long as the board had an opportunity to interview and evaluate the candidacies of such individuals.

On February 1, 2021, the Company sent a revised term sheet and letter to Indaba in response to the January 28 Letter. The Company proposed fast-tracking the evaluation of Indaba nominee Ronald P. Mitchell so he could be appointed as a director, including Indaba’s other nominees in Egon Zehnder’s search for additional independent directors, and having Indaba provide additional input during the search process. The letter contained a commitment by the Company to complete the process in 10–14 days after Indaba agreed to this framework. Indaba did not respond to this letter.

Later that day, the Company filed with the SEC a Current Report on Form 8-K, announcing that the Voting Agreement was amended to eliminate the requirement that BuildGroup LLC and Mr. Holland vote their shares in favor of each other’s directors. The Form 8-K also disclosed the details of Mr. Holland’s advisory agreement with the Company and the appointment of Ms. Young to the board of directors as a designee of BuildGroup LLC and a Preferred Stock Director, who would stand for election at the Annual Meeting.

On February 10, 2021, the Company filed with the SEC a Current Report on Form 8-K, disclosing that Ana M. White resigned as a member of the board of directors, effective on March 23, 2021, and that the board expected to elect an additional independent member at or prior to the effectiveness of Ms. White’s resignation. Such new director would be required to stand for election at the Annual Meeting pursuant to the terms of our Amended and Restated Bylaws (the “Bylaws”).

On February 11, 2021, Indaba filed with the SEC Amendment No. 2 to the Indaba Schedule 13D, disclosing beneficial ownership of 9.6% of the Company’s outstanding common stock and attaching an open letter to the board of directors as well as copies of the previously private letters. The February 11 letter reiterated Indaba’s criticisms of the Company, board and the fact that the board would not appoint two of Indaba’s nominees, among other things.

On February 12, 2021, Indaba’s outside counsel Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) sent the Company a stockholder demand to inspect certain books and records pursuant to Section 220 of the Delaware General Corporation Law (the “Books and Records Demand”). The Books and Records Demand requested an extremely broad set of materials relating to the BuildGroup Transaction and the retirement of Mr. Holland, including “all communications” and “any and all drafts of agreements” relating to these topics.

On February 19, 2021, Sidley Austin LLP (“Sidley”), outside legal counsel to the Company with respect to stockholder activist matters, sent a letter to Akin Gump on behalf of the Company, in response to the Books and Records Demand (the “Demand Response Letter”). In the Demand Response Letter, Sidley informed Indaba that despite the deficiencies in its Books and Records Demand and its substantially overbroad request, the Company would make available to Indaba board-level materials relating to these topics, subject to a mutually agreeable confidentiality agreement, to demonstrate to Indaba that its allegations regarding these topics were misguided.

In February 2021, the board of directors convened three additional meetings to discuss related matters including the ongoing discussions with Indaba. The outcome of these meetings was that the board desired to achieve a mutually satisfactory resolution with Indaba and instructed Messrs. Swad and Napier to continue their work to achieve this goal.

On March 15, 2021, following an extensive search and vetting process, the board of directors appointed Coretha M. Rushing, a leader and visionary in the human resources industry, as a Class II Common Stock Director, as part of the Company’s ongoing commitment to enhancing governance and diversity, which was publicly announced the following day. The board believes that Ms. Rushing’s 30 years of experience in the human resources arena with expertise spanning corporate and consulting environments across various industries, including technology and software, financial services and consumer goods, would be invaluable to the board.

On the same day, Indaba sent the Company a notice letter indicating its intent to nominate Mr. Mitchell and Nicholas K. Pianim (the “Indaba Nominees”) for election to the board of directors at the Annual Meeting. Later that same day, Indaba issued a press release and public letter to the stockholders of the Company disclosing that Indaba had nominated the Indaba Nominees for election to the board at the Annual Meeting. Indaba also filed with the SEC Amendment No. 3 to the Indaba Schedule 13D, disclosing beneficial ownership of 9.5% of the outstanding common stock along with a copy of its press release and public letter.

On March 18, 2021, nearly a month after the Demand Response Letter, Akin Gump sent Sidley a response (the “March 18 Letter”), reiterating certain parts of Indaba’s demand for documents and providing for a revised “confidentiality agreement” that would allow Indaba to publish any or all of the Company’s confidential information in Indaba’s proxy materials for the Annual Meeting.

On April 1, 2021, Sidley sent Akin Gump a response to the March 18 Letter, offering again to make available to Indaba certain board-level materials subject to a mutually agreeable confidentiality agreement.

On April 3, 2021, following a call between the Company and Indaba, Mr. Lerner proposed the terms of a potential settlement by email, including that Mr. Mitchell would join the board of directors immediately, be nominated for reelection at the Annual Meeting, and serve on the audit committee and nominating and governance committee (the “April 3 Proposal”).

On April 5, 2021, continuing to engage with Indaba at the direction of the board of directors, Mr. Napier responded by email to Messrs. Schrier and Lerner to assure them he would send them the board of directors’ formal response in the next few days. To accelerate the process, Mr. Napier requested that Indaba agree to allow the board to conduct an accelerated version of its routine vetting process with Mr. Mitchell, and proposed that Indaba agree to a standstill that would survive for so long as Mr. Mitchell is on the board. Mr. Schrier rejected the request for a vetting process at that time and stated that he believed tying the standstill to Mr. Mitchell’s re-nomination was not reasonable. Mr. Napier then spoke on the phone with Mr. Schrier.

On April 8, 2021, the board of directors convened a meeting and discussed the April 3 Proposal and authorized the drafting of a proposed settlement agreement. On April 10, 2021, the Company sent the proposed settlement agreement to Indaba. The Company agreed that Mr. Mitchell would join the board after an accelerated vetting process and would be appointed to both the audit and the nominating and governance committees.

On April 12, 2021, Mr. Schrier sent a revised settlement agreement accompanied by a list of terms in the Company’s offer to which Indaba objected. Indaba rejected the Company’s proposal that Mr. Mitchell be required to offer to resign in certain limited circumstances such as upon his breach of his confidentiality obligations to the Company, his violation of the Company’s policies, or Indaba running a proxy contest at the 2022 Annual Meeting. In an attempt to justify this position, Mr. Schrier continued to insist that Mr. Mitchell was independent of Indaba, while also continuing to refuse to allow the Company to vet him and insisting that if Mr. Mitchell left the board of directors for any reason, Indaba should have the absolute right to name his replacement. Indaba also insisted on capping the size of the board at seven members and having the unlimited right to communicate with other stockholders about the Company during the standstill period.

Also on April 12, 2021, the board convened a meeting to discuss the response from Indaba. Promptly, on April 13, 2021, the Company sent a revised settlement agreement to Indaba. In an effort to reach an amicable settlement, the Company proposed to appoint Mr. Mitchell upon entry into a settlement agreement, provided that he execute a designee agreement whereby he would offer to resign if he breached his confidentiality obligations or Indaba ran a proxy contest at the 2022 Annual Meeting. Further, the Company conceded several other points in an effort to reach a resolution.

On April 14, 2021, Mr. Schrier emailed the Company a revised settlement agreement. Mr. Schrier indicated that Mr. Mitchell should not be required to offer his resignation in any circumstances that incumbent directors do not have to. On the same day, the parties exchanged another set of revised drafts of a proposed settlement agreement. In the Company’s view, the Indaba draft exhibited little willingness by Indaba to compromise on the several remaining key issues. As a last effort to bring the negotiations to a conclusion, the Company’s outside counsel sent a final proposed settlement agreement to Indaba’s external counsel, noting that the Company could not reasonably make any further concessions and requested an answer by noon on April 15, 2021. Indaba’s external counsel acknowledged receipt and stated they would discuss with Indaba and respond the next morning.

Instead of responding to the offer, Indaba issued a press release, which misrepresented the terms and circumstances relating to the parties’ settlement discussions, and made various unfounded and untrue personal attacks on Mr. Napier. In response, the Company issued a press release clarifying that the Company had proposed to Indaba a settlement agreement under which Mr. Mitchell would be appointed to the board of directors with terms that are consistent with market standards.

On May 4, 2021, the Company announced that it had appointed Matthew Levin as its new President and Chief Executive Officer, as well as a member of the Company’s board of directors, effective on May 10, 2021. As President and Chief Executive Officer, Mr. Levin succeeds Mr. Swad, who will continue to serve as a member the board and will also serve as an advisor to Mr. Levin until September 2, 2021.

On May 6, 2021, the Company filed this preliminary proxy statement with the SEC.

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to effective corporate governance and high ethical standards. We believe that strong corporate governance policies and practices strengthen the accountability of our board of directors and management, lead to better business performance and align the long-term interests of our management team and board with the interests of our stockholders, our customers, and our employees. Our commitment to good corporate governance is illustrated by the following corporate governance policies and practices and features of our board, many of which were taken over the last 12 months:

Board Composition

✓ Five of seven directors will be independent following the Annual Meeting	✓ Two of our current directors are female and of diverse race or ethnicity
✓ Average tenure of our directors will be approximately 3.5 years after the Annual Meeting	✓ Eliminating Executive Chairman role and appointing an independent Chair
✓ Separate Chair and Chief Executive Officer	✓ Retained a global executive search firm to identify and evaluate additional board candidates
✓ Four directors added to our board of directors within the last year

Board Governance

✓ Submitting a proposal at the Annual Meeting to declassify our board of directors	✓ Adopting majority vote standard for uncontested director elections
✓ Eliminated director-voting agreement between BuildGroup LLC and Executive Chairman	✓ All standing board committees composed solely of independent directors
✓ Regular executive sessions of the independent directors	✓ Annual board self-evaluation and assessment of our board of directors’ composition
✓ Board oversight of CEO succession planning	✓ Particular key risk management functions designated to board committees
✓ Annual board review of overall risk management program	✓ Active stockholder outreach program with enhanced focus on disclosure and governance
✓ Robust stock ownership requirements for directors and executive officers	✓ Code of Ethics and Code of Conduct administered by management under the supervision of our board of directors

PROPOSAL NO. 1

CHARTER DECLASSIFICATION AMENDMENT

Background

Since our initial public offering in 2013, pursuant to our Bylaws our board of directors has been divided into three classes, each elected for a three-year term. The classification of the board has resulted in staggered elections, with a different class of directors standing for election every third year at the Company’s annual meeting of stockholders. The board has believed that this classified structure promotes continuity and stability of the Company’s strategy, oversight and policies, provides negotiating leverage to the board in a potential takeover situation and facilitates the ability of the board to focus on creating long-term stockholder value.

However, as part of the board of directors’ regular evaluations of the Company’s corporate governance and in response to feedback from certain of our stockholders, the board has continued to evaluate this classified board structure and consider arguments both for and against the continuation of a classified board. The board (including the members of the nominating and governance committee) has considered the growing sentiment, particularly in the institutional investor community, in favor of annual elections and the board’s ability to continue to be effective in protecting stockholder interests under an annual election system. The board also recognizes that many other public companies similar in size to our Company have eliminated their classified board structures in recent years.

After careful deliberation by the nominating and governance committee and the full board of directors, the board, upon the recommendation of the nominating and governance committee, recommends an amendment to our Charter that would implement a phasing out of our classified board structure and provide for the annual election of directors up for election beginning at the Annual Meeting (the “Declassification Amendment”).

Effects

Under the Declassification Amendment, any director elected at the Annual Meeting or any future stockholder meeting will be elected to an annual term. In accordance with applicable law, the Declassification Amendment cannot and does not change the unexpired three-year terms of directors elected prior to the effectiveness of the Declassification Amendment. Rather, the current three-year terms for each class of directors will continue, and those directors or their successors will only become eligible for a one-year term upon expiration of the existing three-year term.

Directors appointed to fill any newly created directorships or vacancies in one of the classes would serve until the expiration of the applicable class’s term. This phased-in approach will result in the discontinuation of our classified board of directors and all directors being nominated annually for one-year terms, by the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”).

If this Proposal 1 is approved by stockholders at the Annual Meeting, the Declassification Amendment will be effective once filed with the Secretary of State of the State of Delaware, which we intend to do promptly after stockholder approval is obtained. Further, if this Proposal 1 is approved, the Class II Common Stock Director and the Preferred Stock Director elected this year under Proposal 2 will each serve for a one-year term expiring at the 2022 Annual Meeting and until his or her successor is duly elected and qualified. Further, any changes to the process of phasing out the classified board would need to be enacted through an amendment to the Charter. If this Proposal 1 is not approved by stockholders at the Annual Meeting, the Class II Common Stock Director and the Preferred Stock Director elected this year will instead serve for a three-year term expiring at the 2024 Annual Meeting and until his or her successor is duly elected and qualified. Finally, if this Proposal 1 is approved, the board of directors would also take prompt action to approve an amendment to our Bylaws to conform the Bylaws to the Charter with respect to the structure of the board’s classes and terms of office and other related provisions. The terms of office of the incumbent Class III and Class I Common Stock Directors will expire at the annual meetings of stockholders to be held in 2022 and 2023, respectively. The term of office of the other Preferred Stock Director, A. Lanham Napier, will expire at the 2023 Annual Meeting.

The general description of the Declassification Amendment set forth herein is a summary only and the full text of the Declassification Amendment to the Charter is attached as Annex A to this Proxy Statement.

Required Vote

Provided there is a quorum for the meeting, approval of the Declassification Amendment requires the affirmative vote of a majority of the shares outstanding which are entitled to vote on Proposal 1 as of the Record Date. Under applicable stock exchange rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters, such as this Proposal 1, without specific instructions from the customer. Because the affirmative vote of at least a majority of the shares outstanding is required to approve this Proposal 1, abstentions and broker non-votes, if any, will have the same effect as a vote against Proposal 1.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT STOCKHOLDERS VOTE “FOR” APPROVING THE
CHARTER DECLASSIFICATION AMENDMENT ON THE ENCLOSED WHITE PROXY CARD.

PROPOSAL NO. 2

ELECTION OF DIRECTORS

Nominees

The board of directors consists of seven members and is divided into three classes, the members of which, prior to the Annual Meeting, served for a staggered three-year term or until a successor has been elected and qualified. Currently, the term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. If Proposal 1 is approved, beginning with the Annual Meeting, the directors whose terms are expiring will be elected for one-year terms. If Proposal 1 is not approved, the directors whose terms are expiring will continue to be elected for three-year terms.

For so long as not less than 60% of the shares of Preferred Stock originally issued remain outstanding, the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class, shall have the right to elect two Preferred Stock Directors if the authorized number of directors on the board of directors is nine or fewer. Therefore, the holders of Preferred Stock are currently entitled to vote as a separate class to elect two Preferred Stock Directors. One of the two Preferred Stock Directors is up for election at the Annual Meeting. The holders of common stock are not entitled to vote in connection with the election of the Preferred Stock Directors. However, the owners of common stock are entitled to vote on the election of the remainder of the nominees to serve on the board, the Common Stock Directors. For the avoidance of doubt, the holders of Preferred Stock have the right to vote on all directors—both Common Stock Directors and Preferred Stock Directors—up for election. With respect to the election of Common Stock Directors, holders of Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which the shares of Preferred Stock held by such holder would be convertible.

At the Annual Meeting, one Common Stock Director will be elected and one Preferred Stock Director will be elected.

Proposal 2A – Election of a Class II Common Stock Director

Coretha M. Rushing, our sole Class II Common Stock Director, has been nominated by the board of directors at the recommendation of the nominating and governance committee to be re-elected at the Annual Meeting. On March 16, 2021, Indaba provided notice to the Corporate Secretary that it intends to nominate two Common Stock Director candidates for election at the Annual Meeting. Therefore, we anticipate that Ms. Rushing’s re-election as a Common Stock Director at the Annual Meeting will be contested. Please note, however, that there is only one directorship subject to an election by the common stockholders at the Annual Meeting.

Because there is only one directorship subject to an election by the common stockholders at the Annual Meeting, a share of common stock cannot be validly voted for more than one Common Stock Director nominee at the Annual Meeting. Therefore, please be advised that in the event Indaba nominates two Common Stock Director nominees for election at the Annual Meeting and/or recommends that you vote your shares in favor of more than one Common Stock Director nominee at the Annual Meeting, any of your shares that are purported to be voted on more than one Common Stock Director nominee will not be counted in the election of the Common Stock Director. Accordingly, if you submit a proxy that purports to vote your shares in favor of two Common Stock Director nominees, your shares will not be voted for the election of any Common Stock Director nominee.

In a contested election at the Annual Meeting, only the one Common Stock Director receiving the highest number of “FOR” votes of our capital stock present or represented and entitled to be voted will be elected from among the Common Stock Director nominees as a Class II director. OUR BOARD OF DIRECTORS DOES NOT ENDORSE INDABA’S NOMINEES AND UNANIMOUSLY RECOMMENDS THAT YOU (I) VOTE “FOR” OUR BOARD’S COMMON STOCK DIRECTOR NOMINEE CORETHA M. RUSHING UNDER PROPOSAL 2A USING THE ENCLOSED WHITE PROXY CARD AND (II) DISREGARD ANY MATERIALS, AND DO NOT SIGN, RETURN OR VOTE ON ANY [•] PROXY CARD, SENT TO YOU BY OR ON BEHALF OF INDABA.

Proposal 2B – Election of a Preferred Stock Director

Zeynep Young, a Preferred Stock Director designated by BuildGroup, has been nominated by the board of directors at the recommendation of the nominating and governance committee to be re-elected at the Annual Meeting. Ms. Young will be re-elected as a Preferred Stock Director if she receives a plurality of affirmative votes of our Preferred Stock present or represented and entitled to be voted. Holders of our common stock are not entitled to vote on the election of the Preferred Stock Director.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT HOLDERS OF PREFERRED STOCK USE THE

ENCLOSED WHITE PROXY CARD

TO VOTE “FOR” THE ELECTION OF THE BOARD’S

PREFERRED STOCK DIRECTOR NOMINEE ZEYNEP YOUNG UNDER PROPOSAL 2B.

General Information

The terms of office of the incumbent Class III and Class I Common Stock Directors will expire at the annual meetings of stockholders to be held in 2022 and 2023, respectively. The term of office of the other Preferred Stock Director, A. Lanham Napier, will expire at the 2023 Annual Meeting. Mr. Holland is not standing for re-election at the Annual Meeting, and, effective at the Annual Meeting, he will cease to be our Executive Chairman and a member of our board of directors.

If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holder will vote the proxies received by it for the Class II Common Stock Director and the Preferred Stock Director nominees named below, to the extent such holder is entitled to vote on such nominee. The nominees are currently directors and have consented to serve as nominees and to be named in this Proxy Statement, and they have agreed to serve as directors if elected. In the event that a nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted, to the extent it is entitled to vote, for any nominee designated by the board of directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The name of and certain information regarding the Class II Common Stock Director nominee and Preferred Stock Director nominee up for election at the Annual Meeting is set forth below, together with information regarding our directors remaining in office. This information is as of [•], 2021 and based on data furnished to us by the nominees and directors. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding our Company is 100 Benefitfocus Way, Charleston, South Carolina 29492.

Class II Common Stock Director with a Term Expiring in 2021

Name	Age	Position(s) with Benefitfocus	Director Since
Coretha M. Rushing	64	Director	March 2021

Class III Common Stock Directors with Terms Expiring in 2022

Name	Age	Position(s) with Benefitfocus	Director Since
Douglas A. Dennerline	62	Director, Chairman-Elect	August 2014
Francis J. Pelzer V	50	Director	May 2013

Class I Common Stock Directors with Terms Expiring in 2023

Name	Age	Position(s) with Benefitfocus	Director Since
Matthew Levin	47	President and Chief Executive Officer, Director	May 2021
Stephen M. Swad	59	Strategic Advisor to the Chief Executive Officer, Director	August 2020

Preferred Stock Directors

Name	Age	Position(s) with Benefitfocus	Term Expires	Director Since
A. Lanham Napier	50	Director	2023	September 2014
Zeynep Young	50	Director	2021	January 2021

Class II Common Stock Director Nominee

Coretha M. Rushing—Common Stock Director

Coretha Rushing has served as a member of the board of directors since March 2021. Ms. Rushing is Managing Director of Merryck & Co. Americas, LLC, a global executive coaching and mentoring firm. From May 2006 to December 2019, she was Corporate Vice President and Chief Human Resources Officer of Equifax Inc. (NYSE: EFX). Prior to that, from April 1996 to June 2005, she was Senior Vice President, Chief Human Resources Officer at The Coca-Cola Company (NYSE: KO). Ms. Rushing currently serves on the board of directors and compensation committee of 2U, Inc. (NASDAQ: TWOU) and is an external board advisor for Spencer Stuart Consulting Firm. She previously served on the board, including most recently as Chair and then Chair Emeritus, of The Society for Human Resource Management. Ms. Rushing holds a B.S. in Industrial Psychology from East Carolina University and an M.Ed. in Human Resources and Counseling from The George Washington University.

Ms. Rushing brings 30 years of experience in the human resources arena, with expertise spanning corporate and consulting environments across various industries, including technology and software, financial services and consumer goods. We believe that her expertise with respect to critical human capital management skills including succession planning, employee engagement, talent development, executive coaching, compensation and corporate governance qualifies her to serve on the board.

Preferred Stock Director Nominee

Zeynep Young—Preferred Stock Director

Zeynep Young has served as a member of the board of directors since January 2021. Since December 2020, Ms. Young has served as the Strategic Advisor for BuildGroup Management, LLC. BuildGroup Management, LLC is a privately held company based in Austin, Texas, that operates and invests in emerging software companies in select technology categories. Ms. Young is also Co-Chief Executive Officer and a director of Build Acquisition Corp. (NYSE: BGSX.UN), a newly incorporated blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. From March 2020 until December 2020, she was the Chief Executive Officer of Calytera, Inc. Prior to that, she was a venture partner and advisor for Next Coast Ventures, LLC, which she joined in March 2017. Ms. Young was the Founder and Chief Executive Officer of Double Line, Inc. from February 2009 until January 2016. She was Portfolio Director, Texas for The Michael & Susan Dell Foundation from October 2005 through February 2009, where she oversaw a portfolio of investments in market-leading technologies in education and healthcare. Ms. Young began her career at McKinsey & Company in 1997. Ms. Young previously served as a member of the board of directors and compensation committee of Cipherloc Corporation (OTCQB: CLOC) from August 2019 until January 2021. Ms. Young also serves on the boards of YPO Austin, Texas 2036 and Texas Book Festival. Ms. Young holds an M.B.A. from the Kellogg School of Management at Northwestern University and a B.A. in Economics and Sociology from Rice University.

Ms. Young is an experienced entrepreneur and executive with a track record of leading and scaling private software companies, particularly in the government, education and social sectors. In addition to her roles in the government technology sector, Ms. Young is an experienced public company director, and her familiarity with strategic planning and corporate governance in the software industry and her perspective as an investor at one of the leading family offices qualifies her to serve on the board.

Other Directors Not Up for Re-election at this Meeting

Douglas A. Dennerline—Common Stock Director, Chairman-Elect

Doug Dennerline has served as a member of the board of directors since August 2014. He serves on the compensation and talent and nominating and governance committees. He is currently Chief Executive Officer and Executive Chairman of BetterWorks Systems, Inc. From January 2013 to March 2018, he was Chief Executive Officer and on the board of directors of Alfresco Software, Inc. and was previously President and a director of SuccessFactors, Inc. Prior to joining SuccessFactors, Mr. Dennerline was Executive Vice President of Sales, Americas and Europe, Middle East and Africa for Salesforce.com, Inc. (NYSE: CRM). He is currently serving on the board of VBrick Systems, Inc. AmplifiedAg, Inc., and Aktana, Inc. and previously served on the board of SugarCRM Inc. Mr. Dennerline holds a B.S. in Business Administration from Arizona State University.

We believe Mr. Dennerline’s experience as chief executive officer of a software company and familiarity with the software industry brings to the board of directors important skills. In addition, his experience as a director of a software and technology company brings to the board critical skills related to financial oversight of complex organizations, strategic planning, and corporate governance. All of this qualifies him to serve on the board and as the Chairman Elect of the board.

Matthew Levin—President, Chief Executive Officer & Common Stock Director

Matthew Levin has been our President, Chief Executive Officer and a member of the board of directors since May 2021. He previously served as the Chief Strategy Officer of Automatic Data Processing, Inc. (ADP) (NASDAQ: ADP), a leading provider of human capital management solutions, from November 2018 until his recent appointment. Prior to joining ADP, Mr. Levin was a Managing Partner of Psilos Group Managers, a growth equity firm where he specialized in technology-enabled services investments, from January 2017 to October 2018. Prior to joining Psilos Group Managers, he was Executive Vice President and Head of Global Strategy of Aon plc (NYSE: AON), a leading professional services firm providing a broad range of risk, retirement and health solutions, from August 2011 to December 2016. Prior to Aon, Mr. Levin served as Senior Vice President of Corporate Development and Strategy for Hewitt Associates, a leader in health, retirement and human capital consulting, and outsourcing services. He was a core member of the team that led the $4.9 billion merger between Aon Consulting and Hewitt Associates, creating an industry-leading benefits and human resources solutions firm. Earlier in his career, he served as Senior Vice President of Corporate Development and Strategic Planning for IHS Inc. and as Vice President, Global Operations Officer for the human capital solutions business at Hudson Highland Group, Inc. Mr. Levin began his career in the First Scholar Program at First Chicago NBD, now JP Morgan Chase, before serving as a management consultant at Sibson & Company. Matthew holds a master’s degree in business administration from the University of Chicago Booth School of Business and a bachelor’s degree from Northwestern University.

We believe Mr. Levin’s experience as a public company executive at multiple leading human resource solutions businesses, ability to devise and execute on growth strategies, successful dealmaking and investing track record and familiarity with software-focused technology companies bring to the board of directors important skills and qualify him to serve on the board.

A. Lanham Napier—Preferred Stock Director

Lanham Napier has served as a member of the board of directors since September 2014. He serves on the audit and nominating and governance committees and is the chair of the nominating and governance committee. Mr. Napier is a Co-Founder, Co-Chief Executive Officer, and member of the board of managers of BuildGroup Management, LLC. BuildGroup Management, LLC is a privately held company based in Austin, Texas, that operates and invests in emerging software companies in select technology categories. Affiliates of BuildGroup Management, LLC hold all of the outstanding shares of our Preferred Stock. Mr. Napier is also Co-Chief Executive Officer and chairman of the board of Build Acquisition Corp. (NYSE: BGSX.UN), a newly incorporated blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Mr. Napier was formerly the Chief Executive Officer of Rackspace Hosting, Inc. (NYSE: RAX), which was acquired by Apollo Global Management, LLC. At various times during his 14 years at Rackspace, he also served in other capacities at the company, including as its President, Chief Financial Officer, and member of its board of directors. Prior to that, Mr. Napier was an analyst of Merrill Lynch & Co., Inc. Mr. Napier serves on the board of directors of Transtelco, Inc., Anaconda Inc., DigniFi Tech Inc., and Leading Quality Assurance Limited, among others. Mr. Napier holds an M.B.A. from Harvard University and a B.A. in Economics from Rice University.

We believe Mr. Napier’s experience as chief executive officer of a public company, familiarity with the software industry and his experience as a director of a software company brings to the board of directors critical skills related to strategic planning and corporate governance and qualifies him to serve on the board.

Francis J. Pelzer V—Common Stock Director

Frank Pelzer has served as a member of the board of directors since May 2013. He serves on the audit and compensation and talent committees and is the chair of the audit committee. He is currently Executive Vice President and Chief Financial Officer of F5 Networks, Inc. (NASDAQ: FFIV). Until May 2018, Mr. Pelzer served as President and Chief Operating Officer of SAP SE’s (Xetra: SAP) Cloud Business Group, and he was the Chief Financial Officer prior to that, starting in January 2015. From May 2010 to January 2015, Mr. Pelzer served as the Chief Financial Officer of Concur Technologies, Inc. (acquired by SAP SE), a provider of web-based and mobile integrated travel and expense management solutions. From 2004 to May 2010, Mr. Pelzer served as a Director and Vice President in the Software Investment Banking group at Deutsche Bank AG (NYSE: DB). Prior to that, Mr. Pelzer was a Vice President with Credit Suisse First Boston and a management consultant with Kurt Salmon Associates, now a part of Accenture plc (NYSE: ACN). Mr. Pelzer serves on the board of directors Duck Creek Technologies, Inc. (NASDAQ: DCT). Mr. Pelzer graduated with an M.B.A. as an Edward Tuck Scholar with Distinction from the Tuck School of Business at Dartmouth and holds a B.A. from Dartmouth College.

We believe Mr. Pelzer’s experience as a chief financial officer of a public company, familiarity with the software industry, accounting standards, and public company disclosure requirements, and his ability to serve as our audit committee financial expert, bring to the board of directors important skills and qualify him to serve on the board.

Stephen M. Swad—Strategic Advisor to the Chief Executive Officer, Common Stock Director

Steve Swad has been Strategic Advisor to our Chief Executive Officer since May 2021 and a member of the board of directors since August 2020. He previously served as our Chief Executive Officer from August 2020 to May 2021, during which time he also served on our board, and as Chief Financial Officer from July 2019 to August 2020. He also had previously served on our board from December 2013 until July 2019. From January 2016 until July 2019, Mr. Swad served as Chief Financial Officer of Vox Media, LLC. From February 2012 until April 2015, Mr. Swad served as the President, Chief Executive Officer, and a director of Rosetta Stone Inc., a previously publicly held language-learning software company until its merger with Cambium Holding Corp. in 2020. He was previously its Chief Financial Officer beginning in November 2010. Prior to joining Rosetta Stone, Mr. Swad served as the Executive Vice President and Chief Financial Officer of Comverse Technology, Inc., beginning in May 2009. Prior to that, he served as Executive Vice President and Chief Financial Officer of Federal National Mortgage Association (Fannie Mae) (OTCQB: FNMA) from May 2007 until August 2008. He has also held various senior financial management positions with then-public companies, including AOL Inc. (now a part of Oath Inc., which was renamed Verizon Media, which is a division of Verizon Communications) and Time Warner Inc. (now known as Warner Media, LLC) and its subsidiaries. Mr. Swad, a former partner of KPMG LLP, has also served as a Deputy Chief Accountant at the SEC. He served on the board of Eloqua, Inc. from August of 2011 until February 2013, including between August 2012 and February 2013, during which time it was a publicly held company. Mr. Swad holds a B.A. in business administration from the University of Michigan.

Among other experience, qualifications, attributes and skills, we believe Mr. Swad’s financial and accounting experience, ability to lead public companies, and familiarity with consumer-facing technology companies bring to the board of directors important skills related to corporate finance and governance, and qualify him to serve on the board.

Required Vote

For Proposal 2B, provided there is a quorum for the Annual Meeting, the Preferred Stock Director nominee receiving the highest number of affirmative votes of our Preferred Stock present or represented and entitled to be voted will be elected as the Preferred Stock Director. Holders of our common stock are not entitled to vote on the election of the Preferred Stock Director.

There is only one Common Stock Directorship subject to an election at the Annual Meeting. Therefore, for Proposal 2A, provided there is a quorum for the Annual Meeting, the one Common Stock Director nominee receiving the highest number of affirmative votes of our capital stock present or represented and entitled to be voted will be elected as a Class II Common Stock Director.

For Proposals 2A and 2B, votes withheld will have no legal effect on the election of directors. Under applicable stock exchange rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters, such as these Proposals 2A and 2B, without specific instructions from the customer. As such, broker non-votes will have no effect on the outcome of Proposals 2A and 2B.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

USING THE ENCLOSED WHITE PROXY CARD

TO VOTE “FOR” THE ELECTION OF THE BOARD’S COMMON STOCK DIRECTOR NOMINEE

CORETHA M. RUSHING UNDER PROPOSAL 2A.

CORPORATE GOVERNANCE MATTERS

Information about the Board of Directors

Following the Annual Meeting, if the board of directors’ nominees are elected and Proposal 1 to begin declassifying the board is not approved, the board will be composed of seven members. The seven members would include two Preferred Stock Directors, Mr. Napier and Ms. Young, and five Common Stock Directors divided into three classes as follows: Class I, consisting of Messrs. Levin and Swad; Class II, consisting of Ms. Rushing; and Class III, consisting of Messrs. Dennerline and Pelzer. If Proposal 1 is approved, then following the Annual Meeting the board would be composed of the two Preferred Stock Directors, and two classes of Common Stock Directors as follows: Class I, consisting of Messrs. Levin and Swad, and the one Common Stock Director nominee elected at the Annual Meeting; and Class II, consisting of Messrs. Dennerline and Pelzer.

Previously, upon the expiration of the term of office for each class of directors, each director in such class was elected for a term of three years and would serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. As discussed further in Proposal 1, if Proposal 1 is approved, beginning with the Annual Meeting, the directors whose terms are expiring will be elected for one-year terms. If Proposal 1 is not approved, then directors whose terms are expiring will continue to be elected for three-year terms. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office or the stockholders (as provided in our Bylaws).

The holders of our Preferred Stock are entitled to vote as a separate class to elect two Preferred Stock Directors. This means that owners of common stock are not entitled to vote in connection with the election of the Preferred Stock Directors, who are currently Mr. Napier and Ms. Young. The owners of common stock and the holders of Preferred Stock, voting together as a single class, will elect the remainder of the board nominees, the Common Stock Directors.

Prior to the Annual Meeting, the Executive Chairman is Mr. Holland, and as of the Annual Meeting, the positions of Executive Chairman and Lead Independent Director will be eliminated and the independent Chairman will be Mr. Dennerline. We have historically separated the position of Executive Chairman and that of Chief Executive Officer. The board of directors believes the separation of these positions has served our Company well and our leadership structure is appropriate given the size of our Company in terms of the number of employees and the experience and understanding of our Company and industry of each of Messrs. Dennerline and Levin.

Board and Managerial Oversight

Our board of directors and executive leadership team are committed to ethical business practices, which are based on our Company values. Our board regularly reviews evolving corporate governance best practices, changing regulatory requirements, and feedback from shareholders, and makes changes it believes are in the best interest of the Company and our shareholders. As described below, the audit committee monitors our enterprise-wide risk management program and our controls, compliance and ethics.

Board and Management Sustainability Oversight

Our board of directors believes that its structure and composition of highly experienced and engaged independent directors provide effective oversight of our management. The board has an active role in our overall strategies. The board also conducts an annual review of our corporate governance practices and periodically reviews our data privacy and security, and human capital strategies. Furthermore, as discussed below, the board is responsible for overall risk oversight of the Company, which includes certain social and governance matters. To this end, the board receives periodic updates regarding our social-related initiatives and progress. Our management team, subject to oversight by our board, structures, monitors and adjusts our data privacy and security, and human capital efforts in a manner that best serves our interests and all of our stakeholders. Each year, senior management reviews our long-range business plans.

Board Diversity

We are committed to fostering an environment of diversity and inclusion, including among the members of our board of directors. Therefore, while the board has not adopted a formal diversity policy, in considering director nominees, the nominating and governance committee considers candidates who represent a mix of backgrounds and a diversity of gender, race, ethnicity, age, background, professional experience and perspectives that enhance the quality of the deliberations and decisions of our board, in the context of both the perceived needs of the structure of our board and the Company’s business and structure at that point in time. Two of our seven directors are female and of diverse race or ethnicity.

Director Independence

The Nasdaq Listing Rules require that a majority of the members of our board of directors be independent directors. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, our board is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of our board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making such determinations, our board of directors considered transactions and relationships between each non-employee director and the Company, if any, that would require disclosure pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our board also considered other transactions or relationships that do not rise to the level of requiring disclosure.

The board of directors has established an audit committee, compensation and talent committee, and nominating and governance committee. Our audit committee consists of independent directors Messrs. Pelzer (Chair) and Dennerline and Ms. Rushing. Our compensation and talent committee consists of independent directors Messrs. Dennerline and Pelzer. Our nominating and governance committee consists of independent directors Messrs. Dennerline and Pelzer.

The board of directors has undertaken a review of the independence of our directors and has determined that Messrs. Dennerline, Napier and Pelzer and Mss. Rushing and Young are independent within the meaning of the Nasdaq Listing Rules. In addition, the board has determined that Messrs. Dennerline and Pelzer and Ms. Rushing meet the additional test for independence for audit committee members and Messrs. Dennerline and Pelzer meet the additional test for independence for compensation committee members imposed by SEC regulations and the Nasdaq Listing Rules.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become a director or executive officer of our Company.

Executive Sessions of Non-Employee Directors

In order to promote open discussion among non-employee directors, the board of directors has a policy of regularly conducting executive sessions of non-employee directors at scheduled meetings and at such other times requested by a non-employee director.

Selection of Nominees for the Board of Directors

The nominating and governance committee of the board of directors is responsible for establishing the criteria for recommending which directors should stand for re-election to the board and the selection of new directors to serve on the board. In addition, the committee is responsible for establishing the procedures for our stockholders to nominate candidates to the board. The committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics, including strength of character, mature judgment, career specialization, relevant technical skills and independence. The nominating and governance committee charter calls for the committee to consider diversity to be an additional desirable characteristic in potential nominees.

Our Bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination either by personal delivery or by U.S. certified mail, postage prepaid, to the Corporate Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not more than 90 and not less than 60 days before the meeting at which directors are to be elected, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not later than the close of business on the tenth business day following the date on which notice of such meeting is first given to stockholders. Any such notice must comply with the requirements set forth in our Bylaws.

Our nominating and governance committee will evaluate a nominee recommended by a stockholder in the same manner in which the committee evaluates nominees recommended by other persons as well as its own nominee recommendations.

Information Regarding Meetings of the Board and Committees

During 2020, the board of directors held 15 meetings. During 2020, the board’s three permanent committees, the audit committee, compensation and talent committee and nominating and governance committee, collectively held 15 meetings.

All of our current directors attended at least 75% of the aggregate of all meetings of the board of directors and the committees on which he or she served during 2020. We do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders. Director Holland attended the 2020 Annual Meeting of Stockholders.

Board Committees

Committees of the Board of Directors

In May 2013, our board of directors adopted written charters for each of its permanent committees, all of which are available under Corporate Governance in the Company—Investor Relations section of our website at www.benefitfocus.com. The following table provides membership information of our directors on each committee of our board as of [•], 2021.

	Audit Committee	Compensation & Talent Committee	Nominating & Governance Committee
Douglas A. Dennerline

Francis J. Pelzer V

Coretha M. Rushing (1)

= Committee Chair

= Member

(1)	Ms. Rushing joined our audit committee in March 2021 when Ana M. White resigned from the board of directors. Ms. White previously joined our audit committee in June 2020 when Mr. Napier stepped down from the committee.

Audit Committee

Our audit committee consists of Messrs. Pelzer (Chair) and Dennerline and Ms. Rushing. Mr. Napier served on our audit committee until he stepped down in June 2020, at which time Ms. White joined the committee. Ms. White served on our audit committee until she stepped down in March 2021, at which time Ms. Rushing joined the committee. Each of Messrs. Pelzer and Dennerline and Ms. Rushing, as well as Mr. Napier and Ms. White during their respective service on the audit committee, satisfy the independence requirements of Rules 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and Section 10A(m)(13) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our audit committee met eight times during our 2020 fiscal year. Our audit committee is responsible for, among other things:

•	appointing, terminating, compensating, and overseeing the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attestation services;
•	reviewing and approving, in advance, all audit and non-audit services to be performed by the independent auditor, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;
•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;
•	discussing policies and procedures concerning earnings press releases and reviewing the type and presentation of information to be included in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
•	establishing and overseeing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;
•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the audit committee deems necessary;
•	determining compensation of the independent auditors and of advisors hired by the audit committee and ordinary administrative expenses;
•	reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to their release;
•	producing the audit committee report to be included in the Company’s proxy statement;
•	reviewing and recommending to the board the information in the annual and quarterly Management’s Discussion and Analysis section of the Company’s Form 10-K or Form 10-Q, as applicable, prior to their release;
•	monitoring and evaluating the independent auditor’s qualifications, performance, and independence on an ongoing basis;
•	reviewing reports to management prepared by the Company’s internal audit function, as well as management’s response;
•	reviewing and assessing the adequacy of the formal written charter on an annual basis;
•	reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis; and
•	handling such other matters that are specifically delegated to our audit committee by the board from time to time.

The board of directors has affirmatively determined that Mr. Pelzer is designated as the “audit committee financial expert” and that he meets the definition of an “independent director” for purposes of serving on an audit committee under the Nasdaq Listing Rules. The designation does not impose on Mr. Pelzer any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board.

Compensation and Talent Committee

Our compensation committee, renamed our compensation and talent committee in December 2020, consists of Messrs. Dennerline and Pelzer. Ms. White served as our compensation and talent committee Chair until she stepped down in March 2021. Each of Messrs. Dennerline and Pelzer, as well as Ms. White during her service on the compensation and talent committee, satisfy the independence requirements of Rules 5605(a)(2) and 5605(d)(2) of the Nasdaq Listing Rules. Our compensation and talent committee met five times during our 2020 fiscal year. Our compensation and talent committee is responsible for, among other things:

•	reviewing and approving the compensation, employment agreements and severance arrangements, and other benefits of all of our executive officers and key employees;

•	reviewing and approving, on an annual basis, the corporate goals and objectives relevant to the compensation of the executive officers, and evaluating their performance in light thereof;
•	reviewing overall compensation philosophy and strategy to ensure soundness and alignment with overall company strategy;
•	reviewing and making recommendations, periodically, to the board with respect to director compensation;
•	reviewing any analysis or report on executive compensation required to be included in the annual proxy statement and periodic reports pursuant to applicable federal securities rules and regulations, and recommending the inclusion of such analysis or report in our proxy statement and periodic reports;
•	overseeing the development and implementation of our policies and strategies relating to its human capital management approach, including but not limited to those policies and strategies regarding talent, executive secession planning, and diversity and inclusion;
•	reviewing and assessing, on an annual basis, the adequacy of the formal written charter; and
•	such other matters that are specifically delegated to our compensation and talent committee by the board from time to time.

Pursuant to its written charter, our compensation and talent committee has the authority to engage the services of outside advisors as it deems appropriate to assist it in the evaluation of the compensation of our directors, principal executive officer or other executive and non-executive officers, and in the fulfillment of its other duties. Additionally, our compensation and talent committee has the authority to review and approve the compensation of our other officers and employees and may delegate its authority to review and approve the compensation of other non-executive officer employees to specified executive officers. Our compensation and talent committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant in 2020, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Compensation-Setting Process—Role of Compensation Consultant”.

Nominating and Governance Committee

Our nominating and governance committee consists of Messrs. Dennerline and Pelzer. Mr. Napier served on our nominating and governance committee until he stepped down in June 2020. Ms. White served on our nominating and governance committee until she stepped down in March 2021. Each of Messrs. Dennerline and Pelzer, as well as Mr. Napier and Ms. White during their respective service on our nominating and governance committee, satisfy the independence requirements of Rule 5605(a)(2) of the Nasdaq Listing Rules. Our nominating and governance committee met twice during our 2020 fiscal year. It is responsible for, among other things:

•	identifying and screening candidates for the board, and recommending nominees for election as directors;
•	establishing procedures to exercise oversight of the evaluation of the board and management, including an annual self-assessment by all directors of the board and its standing committees;
•	developing and recommending to the board a set of corporate governance guidelines, as well as reviewing these guidelines and recommending any changes to the board;
•	reviewing the structure of the board’s committees and recommending to the board for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;
•	developing and reviewing our code of conduct, evaluating management’s communication of the importance of our code of conduct, and monitoring compliance with our code of conduct;
•	reviewing and assessing the adequacy of the formal written charter on an annual basis; and
•	generally advising the board on corporate governance and related matters.

Risk Oversight

While our Company’s senior management has responsibility for the management of risk, the board of directors plays an important role in overseeing this function. The board regularly reviews our market and business risks during its meetings and, since its formation, each of its committees began overseeing risks associated with its respective area of responsibility. In particular, our audit committee oversees risk related to our accounting, tax, financial and public disclosure processes. It also assesses risks associated with our financial assets. Our compensation and talent committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. Our nominating and governance committee seeks to minimize risks related to our governance structure by implementing sound corporate governance principles and practices. Each of our committees reports to the full board as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.

Code of Conduct

We have adopted a code of ethics relating to the conduct of our business by all of our employees, officers, and directors, as well as a code of conduct specifically for our principal executive officer and senior financial officers. Our Code of Conduct is designed to communicate our core values and the standards that govern our business and to help all associates and affiliates understand what our Company expects in terms of ethical and legal business conduct.

Our Code of Conduct specifically calls out our commitment to equal opportunity employment and having a safe workplace. The Code was recently amended to ensure our commitment to labor laws is distinct and the right to freedom of association and collective bargaining is understandable.

All associates, including management, participate in annual Code of Conduct training, during which they must attest that they will comply with the Code.

We have also adopted a corporate communications policy for our employees and directors establishing guidelines for the disclosure of information related to our Company to the investing public, market analysts, brokers, dealers, investment advisors, the media, and any persons who are not our employees or directors. Additionally, we have adopted an insider trading policy to establish guidelines for our employees, officers, directors, and consultants regarding transactions in our securities and the disclosure of material nonpublic information related to our Company.

Each of these policies is posted under Corporate Governance in the Company—Investor Relations section of our website at www.benefitfocus.com.

Whistleblower Programs

Associates, suppliers and customers are all empowered, without fear of punishment, to raise questions or concerns about our operations and business practices and are expected to report behaviors that they believe violate our Code of Conduct. Various federal and state laws provide legal protection to certain types of whistleblowers. Additionally, we have a policy of non-retaliation. This helps foster an ethical workplace and a culture of integrity.

Potential violations of our Code of Conduct or other Company policies may be brought to the attention of Human Resources and/or Legal Department and are handled with confidentiality. This includes all potential violations reported anonymously by phone, email and in-person accounts. All allegations are investigated, and appropriate action is taken based on the findings. Issues involving a violation of regulation, law or our Code of Conduct may be reported to the board of directors’ audit committee. All associates, including management, participate in annual Reporting a Violation Training, during which they gain an understanding of the available Hotline, the process in which reports are dealt with and our policy prohibiting retaliation.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the board of directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices at 100 Benefitfocus Way, Charleston, South Carolina 29492. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the board due to the nature or volume of the correspondence.

PROPOSAL NO. 3

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE AUTHORIZED SHARES OF COMPANY COMMON STOCK

The board of directors has adopted, subject to stockholder approval, an amendment to our Charter, to increase the number of shares of common stock authorized for issuance from 50,000,000 to 95,000,000 (the “Charter Share Issuance Amendment”). As of the Record Date, the Company had [•] shares of common stock issued and outstanding, and [•] shares of common stock reserved for issuance.

Background

The board of directors believes that the increase in the number of authorized shares of common stock is necessary to provide the Company with a sufficient number of authorized shares of common stock available for general corporate purposes including, but not limited to: (i) retaining the flexibility to pursue future potential strategic transactions requiring share issuances and (ii) issuing shares of common stock necessary to attract, retain and motivate employees and certain consultants. Our reserve of authorized but unissued common stock was substantially reduced when we strengthened our balance sheet with the December 2019 issuance of $240 million of promissory notes convertible into shares of our common stock at an initial effective conversion price of $53.17 per share, and the June 2020 issuance of $80 million of Preferred Stock convertible into our common stock at $15.00 per share. More detail on the Preferred Stock is included in Proposal 4 below.

The board of directors believes that having such authorized shares of Company common stock available for issuance in the future will give the Company greater flexibility and allow such shares of common stock to be issued without the expense and delay of an additional special meeting of stockholders, unless such approval is expressly required by applicable law.

Effects

The terms of the additional shares of common stock will be identical to those of the currently outstanding common stock and will not affect the relative voting power or equity interest of any stockholder, except to the extent we issue shares of common stock in the future. This amendment to increase the authorized shares of Company common stock will not change the current number of shares of common stock outstanding.

We do not have any current plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares of Company common stock other than as disclosed in the Company’s filings with the SEC, including potential issuance of shares of common stock upon the conversion of the promissory notes and Preferred Stock. However, we might decide to seek additional financing through equity or debt issuances to provide additional capital to sustain our operations. The issuance of any shares of common stock, or securities convertible into common stock, in connection with any such financing, might dilute the proportionate ownership and voting power of existing stockholders and depress the market price of our common stock. Although the future issuance of additional shares of common stock would dilute the relative ownership interests of existing stockholders, the board of directors believes that having the flexibility to issue additional shares in appropriate circumstances could increase the overall value of the Company to its stockholders.

No further stockholder approval would be required prior to the issuance of the additional shares of common stock authorized by the amendment, except as may be required in particular cases by our Charter, the Delaware General Corporation Law or other applicable law, regulatory agencies or Nasdaq Listing Rules. There are no cumulative voting, preemptive, subscription or conversion rights associated with our shares of common stock, which means that current stockholders do not have a right to purchase any new issue of common stock, or securities that are convertible into common stock, in order to maintain their proportionate ownership interests in the Company.

Although this Proposal 3 to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt, the additional shares of common stock that would become available for issuance if this proposed amendment is approved could also be used by the board of directors, subject to its fiduciary duties, to oppose a hostile takeover attempt or to delay or prevent changes in control.

If adopted, the Charter Share Issuance Amendment will become effective upon the filing of an amendment to our Charter with the Secretary of State of the State of Delaware, which we intend to do promptly after stockholder approval is obtained.

The general description of the amendment set forth herein is a summary only and the full text of the proposed Charter Share Issuance Amendment is attached as Annex B to this Proxy Statement.

Required Vote

Provided there is a quorum for the meeting, approval of the Charter Share Issuance Amendment requires the affirmative vote of a majority of the shares outstanding which are entitled to vote on Proposal 3 as of the Record Date. Under applicable stock exchange rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters such as this Proposal 3 without specific instructions from the customer. Because the affirmative vote of at least a majority of the shares outstanding is required to approve this Proposal 3, abstentions and broker non-votes, if any, will have the same effect as a vote against Proposal 3.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” THE CHARTER SHARE ISSUANCE AMENDMENT

ON THE ENCLOSED WHITE PROXY CARD.

PROPOSAL NO. 4

APPROVAL OF ISSUANCE OF SHARES OF OUR COMMON STOCK

UPON THE CONVERSION OF SHARES OF OUR SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO NASDAQ LISTING RULE 5635

Background

On June 4, 2020, the Company issued and sold 1,777,778 shares of its newly created series of Preferred Stock to BuildGroup LLC at purchase price of $45.00 per share, resulting in total gross proceeds for the Company of approximately $80 million. The outstanding shares of Preferred Stock are currently held by BuildGroup LLC and its affiliates (each individually a “Holder” and collectively, the “Holders”).

The Holders have the right, at their option, to convert their shares of the Preferred Stock, in whole or in part, into fully paid and non-assessable shares of the Company’s common stock, at any time and from time to time. The number of shares of common stock into which each share of the Preferred Stock will convert at any time is equal to the quotient obtained by dividing its stated value then in effect plus any accumulated and unpaid regular dividends by its conversion price of $15.00. The conversion price is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar events. At issuance, before payment of any dividends in kind, the 1,777,778 shares of the Preferred Stock were convertible into 5,333,334 shares of common stock. As of the date of this Proxy Statement, no dividends have been paid in kind.

Unless and until approval of the Company’s stockholders is obtained, as contemplated by the Nasdaq Listing Rules, no Holder can convert its shares of Preferred Stock into shares of common stock if and to the extent that such conversion would result in such Holder beneficially owning in excess of 19.9% of the then-outstanding shares of the Company’s common stock (the “Ownership Limitation”). While the Holders’ beneficial ownership of the Company’s common stock and Preferred Stock represented approximately [•]% of the Company as of [•], 2021, payment of the regular quarterly dividend on the Preferred Stock in kind or future acquisitions of shares by the Holders could, in the future, result in the Holder and its affiliates beneficially owning in excess of the Ownership Limitation.

Use of Proceeds

The total proceeds of the financing were approximately $80 million and the Company intends to continue using the proceeds from the investment to accelerate ongoing initiatives, including the potential reduction of debt, potential acquisitions to extend the Company’s market or technology leadership and other general corporate purposes.

Nasdaq Listing Rules

The Company’s common stock is listed on the Nasdaq Global Market and we are subject to the Nasdaq Listing Rules. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company. Nasdaq generally considers a change of control to have occurred when, as a result of an issuance, an investor would own, or have the right to acquire, 20% or more of the outstanding shares of common stock and such ownership is the largest ownership position. Accordingly, we are seeking approval from our stockholders of the proposed issuances of shares of common stock in connection with the conversion of Preferred Stock, to the extent that such conversion would result in such Holders beneficially owning in excess of 19.9% of the then-outstanding shares, which could be deemed a “Change in Control” for Nasdaq purposes.

Reasons for Seeking Stockholder Approval

We are required under Nasdaq Listing Rule 5635(b) to seek stockholder approval of the issuance of shares of our common stock issuable upon the conversion of the Preferred Stock in excess of the 20% cap described above (the “Stock Issuance Proposal”). Under the Certificate of Designations for the Preferred Stock, the Company also covenanted to submit the Stock Issuance Proposal for stockholder approval, to the extent it is required. Therefore, the board of directors is submitting the Stock Issuance Proposal and recommending that all stockholders vote “FOR” this Proposal 4.

Consequences of Not Approving this Proposal

If the Stock Issuance Proposal is not approved, a portion of the Preferred Stock sold to the Holders might not be convertible into shares of common stock. The inability to convert the Preferred Stock could jeopardize the Company’s future financing prospects because prospective purchasers of our securities might consider our stockholders as unsupportive of financings approved by our board of directors.

Interests of Directors and Executive Officers

Our directors and executive officers have no interests, directly or indirectly, in the Stock Issuance Proposal except that a member of the Company’s board of directors, Mr. Napier, is the Chief Executive Officer of BuildGroup Management, LLC, which is an affiliate of the Holders. The Holders also have a second representative on the board, Ms. Young. In addition, in accordance with the Amended and Restated Co-Sale and Voting Agreement, between Mr. Holland, BuildGroup Management, LLC and the Company, dated June 4, 2020 and amended January 26, 2021, the shares held by Mr. Holland are required to be voted in favor of this Proposal 4.

Required Vote

Provided there is a quorum for the meeting, ratification of the Stock Issuance Proposal requires the affirmative vote of a majority of the shares represented at the meeting which are entitled to vote on the proposal. Abstentions will have the same effect as a vote against this Proposal 4. Under applicable stock exchange rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters, such as this Proposal 4, without specific instructions from the customer. As such, broker non-votes will have no effect on the outcome of this Proposal 4. Additionally, pursuant to Nasdaq Listing Rules, the Holders are not entitled to vote on Proposal 4, the Stock Issuance Proposal.

The board of directors unanimously recommends that stockholders vote “FOR” the Stock Issuance Proposal on the enclosed WHITE proxy card.

PROPOSAL NO. 5

ADVISORY (NONBINDING) VOTE ON
NAMED EXECUTIVE OFFICER COMPENSATION

Our board of directors recognizes the interest our stockholders have expressed in how we compensate our named executive officers. At the 2019 Annual Meeting of Stockholders, in accordance with our board’s recommendation, our stockholders endorsed holding an annual, non-binding stockholder advisory (“Say-on-Pay”) vote on the compensation of our named executive officers. As part of its commitment to our stockholders, our board is submitting a Say-on-Pay proposal for stockholder consideration again this year. The Say-on-Pay proposal is designed to give our stockholders the opportunity to endorse or not endorse our Company’s executive compensation program through the following resolution:

“Resolved, that the stockholders approve, on an advisory (nonbinding) basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal year 2020, and other related tables and disclosures)”.

When you cast your vote, we urge you to consider the description of our executive compensation program contained in the Compensation Discussion and Analysis and the accompanying tables and narrative disclosures.

Required Vote

Provided there is a quorum for the meeting, approval of the advisory (nonbinding) resolution on the compensation of our named executive officers requires the affirmative vote of a majority of the shares represented at the meeting which are entitled to vote on the proposal. Abstentions will have the same effect as a vote against this Proposal 5. Under applicable stock exchange rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters, such as this Proposal 5, without specific instructions from the customer. As such, broker non-votes will have no effect on the outcome of this Proposal 5.

Because your vote is advisory, it will not be binding upon our board of directors, overrule any decision by our board, or create or imply any additional fiduciary duties on our board or any member of our board. However, our board and our compensation and talent committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors unanimously recommends that stockholders vote “FOR” the Say-on-Pay proposal for our named executive officer compensation On the enclosed white proxy card.

PROPOSAL NO. 6

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee, pursuant to its charter, has appointed Ernst & Young LLP, or EY, as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for the year ending December 31, 2021.

While our audit committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, our audit committee and our board of directors are requesting that our stockholders ratify the appointment of EY as our independent registered public accounting firm. Our audit committee is not required to take any action as a result of the outcome of the vote on this Proposal 6. If the appointment of EY is not ratified by a majority of the votes represented at the meeting, our audit committee will consider the appointment of other independent registered public accounting firms for subsequent fiscal years. Even if the appointment is ratified, the audit committee may change the appointment at any time if it determines that the change would be in the best interests of the Company or our stockholders.

EY has audited our financial statements annually since 2008. A representative of EY is expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions. EY has advised us that it does not have, and has not had, any direct or indirect financial interest in our Company or its subsidiaries that impairs its independence under SEC rules.

Required Vote

Provided there is a quorum for the meeting, ratification of the appointment of EY as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares represented at the meeting which are entitled to vote on the proposal. Abstentions will have the same effect as a vote against this Proposal 6.

Typically, the ratification of the selection of a registered public accounting firm is considered a routine proposal, and brokers have discretion to vote on such matter even if no instructions are received from the “street name” holder. However, because Indaba has initiated a proxy contest, to the extent that Indaba provides a proxy card or voting instruction form to stockholders who hold their shares in “street name,” brokers will not have discretionary voting authority to vote on this Proposal 6. As such, broker non-votes will have no effect on the outcome of this Proposal 6.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021 ON THE
ENCLOSED WHITE PROXY CARD.

AUDIT COMMITTEE REPORT

Our audit committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2020, (2) discussed with EY, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and (3) received the written disclosures and the letter from EY concerning applicable requirements of the PCAOB regarding EY’s communications with the audit committee concerning independence, and has discussed with EY its independence. Based upon these discussions and reviews, our audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2020, which is filed with the SEC.

Our audit committee is currently composed of the following three directors: Messrs. Pelzer (Chair) and Dennerline and Ms. Rushing. Mr. Napier served on our audit committee until he stepped down in June 2020. Ms. White served on our audit committee until she stepped down in March 2021. Each of Messrs. Pelzer and Dennerline and Ms. Rushing are, and Mr. Napier and Ms. White during their respective service on the audit committee were, independent directors as defined in Rules 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and Section 10A-3 of the Exchange Act. The board of directors has determined that Mr. Pelzer is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Our audit committee operates under a written charter adopted by the board, a copy of which is available under Corporate Governance in the Company—Investor Relations section of our website at www.benefitfocus.com.

EY has served as our independent registered public accounting firm since 2008 and audited our consolidated financial statements for the years ended December 31, 2006 through December 31, 2020.

Summary of Fees

Our audit committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, our audit committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by our audit committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees billed for professional services rendered to us by EY in 2019 and 2020. A description of these various fees and services follows the table.

	2019	2020
Audit Fees	$2,020,145	$1,658,714
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Audit Fees

The aggregate fees billed to us by EY in connection with the annual audit of our financial statements, for the review of our financial statements included in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K and for other services normally provided in connection with statutory and regulatory filings, were $2,020,145 and $1,658,714 for the years ended December 31, 2019 and 2020, respectively. The decrease in audit fees in 2020 relates primarily to work performed in connection with certain transactions and adoption of the new lease accounting standard in 2019 that did not occur in 2020.

Audit-Related Fees

No audit-related fees were billed to us by EY for the years ended December 31, 2019 or 2020.

Tax Fees

No tax fees were billed to us by EY for the years ended December 31, 2019 or 2020.

All Other Fees

No other fees were billed to us by EY for the years ended December 31, 2019 or 2020.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Francis J. Pelzer V (Chair)

Douglas A. Dennerline

Coretha M. Rushing (member of the audit committee since March 2021)

A. Lanham Napier (member of the audit committee until June 2020)

Ana M. White (member of the audit committee until March 2021)

[•], 2021

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of [•], 2021 unless otherwise noted below for the following:

•	each person or entity known to own beneficially more than 5% of our outstanding common stock as of the date indicated in the corresponding footnote;
•	each of the named executive officers named in the Summary Compensation table;
•	each director; and
•	all current directors and executive officers as a group.

Applicable percentage ownership is based on [•] shares of our common stock outstanding as of [•], 2021, unless otherwise noted below. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after [•], 2021, and restricted stock units (“RSUs”) vesting within 60 days after [•], 2021, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those securities, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Benefitfocus, Inc., 100 Benefitfocus Way, Charleston, South Carolina 29492.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
A. Lanham Napier	[•]	[•]	%
Mason R. Holland, Jr.	[•]	[•]	%
Raymond A. August	[•]	[•]	%
Stephen M. Swad	[•]	[•]	%
James P. Restivo	[•]	[•]	%
Annmarie Fini	[•]	[•]	%
Francis J. Pelzer V	[•]	[•]	%
Douglas A. Dennerline	[•]	[•]	%
Alpana Wegner	[•]	[•]	%
Coretha M. Rushing	[•]	[•]	%
Zeynep Young	[•]	[•]	%
Matthew Levin	[•]	[•]	%
All current directors and executive officers as a group ([•] individuals)	[•]	[•]	%
5% or Greater Stockholders:
BuildGroup Management, LLC	[•]	[•]	%
Indaba Capital Management, L.P.	[•]	[•]	%
Brown Brothers Harriman & Co.	[•]	[•]	%
Blackrock, Inc.	[•]	[•]	%
The Vanguard Group, Inc.	[•]	[•]	%
ArrowMark Colorado Holdings LLC	[•]	[•]	%

*	Less than 1%.

[•]

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements of our named executive officers for 2020 should be read together with the compensation tables and related disclosures on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we may adopt in the future might differ materially from currently planned programs summarized in this discussion.

Compensation Committee Report

The compensation and talent committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on that review and discussion, the compensation and talent committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND TALENT COMMITTEE OF THE BOARD OF DIRECTORS Douglas A. Dennerline Francis J. Pelzer V Ana M. White (member of the compensation and talent committee until March 2021)

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2020. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the compensation and talent committee of our board of directors arrived at the specific compensation decisions for our named executive officers in 2020, and discusses the key factors that the compensation and talent committee considered in determining named executive officer compensation.

“Named executive officers” includes individuals who served as our principal executive officer at any time during 2020, individuals who served as our principal financial officer at any time during 2020, and the only other persons serving as an executive officer as of December 31, 2020, plus two individuals who were executive officers during 2020 but were not executive officers on December 31, 2020. Our named executive officers for 2020 were:

•	Stephen M. Swad, who was our Chief Financial Officer from July 2019 to August 2020 and our President and Chief Executive Officer (our “CEO”) starting in August 2020 through May 2021;
•	Alpana Wegner, who began service as our Chief Financial Officer (our “CFO”) in August 2020;
•	Mason R. Holland, Jr., who serves as Executive Chairman of our board of directors until the Annual Meeting;
•	Annmarie Fini, who serves as our Executive Vice President of Customer Success (our “EVP”), but due to a reorganization of management, stopped serving as an executive officer in December 2020;
•	Raymond A. August, who served as our Chief Executive Officer until August 2020 (our “former CEO”); and
•	James P. Restivo, who served as our Chief Technology Officer (our “former CTO”) until September 2020.

Executive Summary

Who We Are

We provide industry-leading, cloud-based benefits management technology solutions for employers and health plans. The Benefitfocus enrollment platform simplifies how organizations procure benefits and connect to the necessary benefits products and services that improve the lives of their employees and the American workforce. Our core technology solutions facilitate employee benefits administration and enrollment; our solutions enable working Americans and their families to select and engage in the right benefits products and services for themselves; and our data advantage delivers insights to employers, health, plans and their advisors to help control healthcare spending and reduce unnecessary expenses.

The Benefitfocus Platform has a multi-tenant architecture and has a user-friendly interface designed for employees to access all of their benefits in one place. Our comprehensive solutions support medical benefit plans and non-medical benefits, such as, dental, life, disability insurance, income protection, digital health and financial wellness. Our platform includes functionality designed to help consumers identify and evaluate benefit options available to them. As the number of employer benefits plans has increased, with each plan subject to many different business rules and requirements, demand for the Benefitfocus Platform is growing.

Employers use our solutions to streamline benefits processes and control costs, keep up with challenging and ever-changing regulatory requirements, and offer a greater variety of benefit options to attract, retain and motivate employees. The Benefitfocus Platform enables our employer customers to simplify the management of complex benefits processes, from sales and enrollment to implementation and ongoing administration. It provides their employees with an engaging, highly intuitive and personalized user interface for selecting and managing all of their benefits via mobile or desktop device.

Health Plans, also known as health insurers, health insurance carriers or medical insurance carriers use our solutions to more effectively market offerings to benefits-eligible employees, simplify billing, and improve the enrollment process. We also provide a large network of benefit provider data exchange connections, which facilitates the otherwise highly fragmented interaction among employees, employers, brokers and health plans.

Brokers use our platform to manage employer portfolios. This includes delivering strategic insights that improve their employer clients’ benefits experience and demonstrating greater value through access to a larger set of relevant products for employers, which should bring higher broker commissions and profits. Since our initial public offering, we have described our target market as comprising two separate but related market segments – employers and health plans. Within the employer market segment, we sell our technology solutions on an annually recurring or multi-year subscription basis to large employers, which we define as those with more than 1,000 employees. Similarly, in our other market segment, we sell our solutions on a subscription basis to health plans, enabling us to expand our overall footprint in the benefits marketplace by aggregating many key constituents, including consumers, employers, and brokers. We believe our presence in both the employer and health plan market segments gives us a strong position at the center of the benefits ecosystem.

In 2018, we expanded our economic model to include a transaction-oriented solution, known as Benefit Catalog (formerly BenefitsPlace), designed to align brokers, health plans, carriers, and suppliers around the needs of employers and employees. In this model, Benefit Catalog sellers, who are carriers and suppliers, offer their voluntary and specialty benefit products in a “marketplace” alongside the benefits enrollment platform. This marketplace is designed to increase the economic value of the employee and consumer lives on our platform by aligning the Benefit Catalog products to employee and consumer needs. In exchange for Benefitfocus delivering employee/consumer access, data-driven analysis and operational efficiencies, seller partners pay us a percentage of the purchases completed on our platform. Carrier agreements have terms of two to four years and are typically cancellable upon breach of contract or insolvency. Supplier contracts have terms of one year or less and are generally cancellable upon breach of contract, failure to cure, bankruptcy and termination for convenience.

Our hybrid software-as-a-service, or SaaS, and repeatable transaction-based model provides us significant visibility into our future operating results, which enhances our ability to manage our business.

2020 Business and Financial Highlights

With the challenges of the COVID-19 pandemic and social and political turmoil in the United States, 2020 was a challenging year for us and our business partners. However, we remained committed to creating shareholder value and, with our recurring revenue business model and the strength of our leadership team, delivered on key strategic business and financial objectives during 2020. Our 2020 business and financial highlights include:

Business Highlights

•	invested in our platform to help remove friction in benefits management and improve the customer experience through AI-backed platform enrollment enhancements;
•	enhanced Benefit Catalog, including through key partnerships with Lincoln Financial Group and Transamerica;
•	expedited bringing a resource center devoted to addressing the COVID-19 pandemic and its impact on customers’ benefits-related operations and communications to help them deal with the pandemic;
•	developed with LIMRA the first data exchange standards focused on post-enrollment data for the employee benefits market not governed by HIPAA;
•	shifted our workforce strategy to fully remote and enhanced our health and welfare benefits for our associates in response to the COVID-19 pandemic;
•	swiftly took a series of actions to help address the impact of the COVID-19 pandemic on our business with a view to protecting our associates, customers and business partners, including significantly reducing our underlying expenses, enhancing our financial flexibility, and maintaining our liquidity profile;
•	strengthened our leadership team with the hiring of our first chief data officer and executive vice president, product and engineering;
•	delivered open enrollment with a customer satisfaction score from enrolled employees exceeding 90% and improved our employer customer Net Promoter Score (NPS);
•	successfully transitioned our annual user conference to a fully digital format with record attendance; and
•	refined our real estate strategy with a focus on optimizing our footprint for the future of work including exiting certain office leases, optimizing our office utilization, and enhancing our associates’ work experience to help improve productivity and effectiveness.

Financial Highlights

•	maintained software revenue retention of greater than 90% during a period of global economic unrest;
•	generated cash from operating activities of $27.7 million, compared to using cash in operating activities of $18.4 million in 2019;
•	improved GAAP net loss by approximately 47.0% to ($24.3) million, compared to ($45.5) million in 2019;
•	reduced GAAP net loss per share to ($0.87), compared to ($1.40) for 2019; and
•	achieved adjusted EBITDA of $44.0 million, compared to $19.0 million in 2019.

A reconciliation of the GAAP and non-GAAP information referenced above, including an explanation of how we calculate the non-GAAP financial measures and a reconciliation of them to the applicable GAAP financial measures, is set forth in Annex C to this Proxy Statement.

Executive Compensation Results

Based on our overall operating environment and financial results, the compensation and talent committee took the following key actions with respect to the compensation of our named executive officers for 2020:

2020 Changes in Executive Officer Compensation Arrangements

In connection with Ms. Fini’s appointment as our Executive Vice President, we entered into an employment agreement, effective on January 1, 2020, and we amended her agreement on December 21, 2020 (as amended, the “Fini Employment Agreement”).

In connection with Mr. August’s separation from our Company as President and Chief Executive Officer and a member of our board of directors, we entered into a separation and release agreement with him, dated August 24, 2020 (the “August Separation Agreement”).

In connection with Mr. Swad’s appointment as our Chief Executive Officer, we entered into an amendment, dated August 25, 2020, to his existing employment agreement, which was originally dated July 2, 2019 (the “Swad Employment Agreement”).

In connection with Ms. Wegner’s appointment as our Chief Financial Officer, we entered into an employment agreement dated August 25, 2020 with Ms. Wegner (the “Wegner Employment Agreement”).

In connection with Mr. Restivo’s separation from our Company as Chief Technology Officer, we entered into a separation and release agreement with him, dated September 29, 2020 (the “Restivo Separation Agreement”).

The Fini Employment Agreement, Swad Employment Agreement and Wegner Employment Agreement were negotiated on our behalf by Mr. Holland, with input from the compensation and talent committee, our external independent compensation consultant, Compensia, and our primary outside legal counsel, Wyrick Robbins Yates & Ponton LLP. In establishing the compensation arrangements for Ms. Fini, Mr. Swad and Ms. Wegner, we took into consideration the experience and skills that a qualified candidate would need to manage a growing business in a dynamic and continually changing environment and the competitive market for similar positions at other comparable companies based on a review of relevant compensation data, balancing both competitive and internal equity considerations. For a summary of the material terms and conditions of the Fini Employment Agreement, Swad Employment Agreement and Wegner Employment Agreement, see “Employment Agreements” below.

COVID-19-Related Compensation Adjustments

In response to the COVID-19 pandemic, in May 2020, the Company took swift expense reduction actions to mitigate risks and ensure the stability of the Company given the uncertainties surrounding COVID-19. These actions included:

•	implementing executive compensation reductions, including reducing the take-home pay for the Chief Executive Officer to the minimum allowed by law ($684/week) and a 20% salary reduction for the executive leadership team;
•	implementing a reduction in take-home pay for the Executive Chairman of the board of directors to the minimum allowed by law ($684/week) and a 25% reduction in equity compensation for all non-employee board members;
•	reduced grants of long-term incentive awards by 25% and shortened the vesting term by 25%; and
•	suspending merit increases and promotions.

The salary reduction actions were reversed in August 2020 and salaries were restored to previous levels.

Other Compensation Adjustments

In light of the Company’s financial results in terms of revenue during the past year, our board of directors exercised a discretionary downward adjustment to the amounts earned by the Company’s executive officers under the Management Incentive Bonus Program and the long-term incentive awards, with both paying out 90% of target for 2020.

Base Salaries

Approved annual base salaries for our named executive officers (other than Messrs. August and Swad) in amounts ranging from $325,779 to $375,000. Approved an annual base salary for Mr. August in the amount of $525,000 and approved an annual base salary for Mr. Swad in the amount of $475,000, effective on August 25, 2020. Ms. Wegner was appointed our Chief Financial Officer, effective August 24, 2020, and her annual base salary was adjusted to $350,000 for the remainder of 2020.

Management Incentive Bonus Payments

Approved management incentive bonus payments for performance equal to 90% of their target annual incentive bonus opportunities for each our named executive officers, including a management incentive bonus payment for Mr. Swad in the amount of $390,996, of which $193,002 was paid in cash and $197,994 was paid in shares of our common stock; and a management incentive bonus payment for Mr. August in the amount of $562,387, of which $236,250 was paid in cash and $326,137 was paid in shares of our common stock.

Long-Term Incentive Compensation

Granted long-term incentive compensation opportunities in the form of performance restricted stock units (“PRSUs”) that may be settled for shares of our common stock, and time-based RSUs that may be settled for shares of our common stock to our named executive officers (other than Messrs. August and Swad and Ms. Wegner), in amounts ranging from an aggregate value of approximately $249,613 to approximately $574,667 at target (under FASB ASC Topic 718), as well as a PRSU award and a time-based RSU award for Mr. Swad with an aggregate value of approximately $1,150,608 at target (under FASB ASC Topic 718), and for Mr. August with an aggregate value of approximately $2,681,810 at target (under FASB ASC Topic 718). Such bonus payments were made under our performance-based Management Incentive Bonus Program.

Pay-for-Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and motivate and reward individual initiative and effort, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both performance-based and “at risk”.

We emphasize performance-based compensation that appropriately rewards our named executive officers through two separate compensation elements:

•	First, we provide the opportunity to participate in our Management Incentive Bonus Program, which provides for payments in both cash and equity if they produce short-term financial, operational, and strategic results that meet or exceed the objectives set forth in our annual operating plan.

•	Second, we grant PRSUs, which comprise at least one-half of each named executive officer’s long-term incentive compensation award, with the shares of our common stock subject to such awards to be earned over a one-year performance period based on our actual results as measured against pre-established target levels for software services revenue and adjusted EBITDA for such period, and the earned shares, if any, vesting over a subsequent multi-year period. Software services revenue is an indicator of long-term enterprise value creation from revenue that continues for multiple years. Adjusted EBITDA is an indicator of the ongoing financial strength of our business.

These variable pay elements ensure that a substantial portion of our named executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

We believe that this pay mix provides balanced incentives for our named executive officers to drive financial performance and long-term growth. To ensure that we remain faithful to our compensation philosophy, the compensation and talent committee regularly evaluates the relationship between the reported values of the equity awards granted to our named executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation and talent committee regularly evaluates our executive compensation program to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do

•	Maintain an Independent Compensation and Talent Committee. The compensation and talent committee consists solely of independent directors who establish our compensation policies and practices.

•	Retain an Independent Compensation Advisor. The compensation and talent committee engaged its own compensation consultant in 2020 to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in 2020.

•	Annual Executive Compensation Review. The compensation and talent committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

•	Compensation At Risk. Our executive compensation program is designed so that a significant portion of our named executive officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to help align the interests of our named executive officers and stockholders.

•	Use a Pay-for-Performance Philosophy. The majority of our named executive officers’ compensation is directly linked to corporate performance. We also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each named executive officer’s target total direct compensation dependent upon our stock price performance.

•	“Double-Trigger” Change-in-Control Arrangements. All of our executive officers’ post-employment compensation arrangements payable in the event of a change in control of the Company are “double-trigger” arrangements that require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid. All such payments and benefits are also subject to the execution and delivery of an effective release of claims in favor of the Company.

•	Stock Ownership Policy. We maintain a stock ownership policy for our Chief Executive Officer, Chief Financial Officer, and other executive officers who are subject to Section 16 of the Exchange Act and the non-employee members of our board of directors.

What We Do Not Do

•	No Guaranteed Bonuses. We do not provide guaranteed bonuses to our named executive officers.

•	No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our named executive officers other than the plans and arrangements that are available to all employees. Our named executive officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

•	No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.

•	No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

•	No Special Welfare or Health Benefits. We do not provide our named executive officers with any welfare or health benefit programs, other than participation in our broad-based employee programs.

•	No Stock Option Re-pricing. We do not permit options to purchase shares of our common stock to be re-priced to a lower exercise price without the approval of our stockholders.

Stockholder Advisory Votes on Named Executive Officer Compensation

At our 2020 Annual Meeting of Stockholders, we conducted our second annual “Say-on-Pay” vote. Approximately 94% of the shares represented and entitled to vote on the matter voted to approve, on an advisory basis, the compensation of our named executive officers. Our board of directors and the compensation and talent committee consider the result of the Say-on-Pay vote in determining the compensation of our executive officers, including our named executive officers. Based on the strong level of support for our executive compensation philosophy, program and practices demonstrated by the result of last year’s Say-on-Pay vote, among other factors, our board and the compensation and talent committee determined not to implement significant changes to our executive compensation program for 2020.

We value the opinions of our stockholders. Stockholder feedback, including through direct discussion and prior stockholder votes, is reported to our board of directors throughout the year. Our goal is to be responsive to our stockholders and ensure we understand and address their concerns and observations. Our board and the compensation and talent committee will consider the outcome of this year’s Say-on-Pay vote (see Proposal 5 in this Proxy Statement), as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

In addition, consistent with the recommendation of our board of directors and the preference of our stockholders as reflected in the non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes held at our 2019 Annual Meeting of Stockholders, we intend to hold future Say-on-Pay votes on an annual basis. Accordingly, following the Annual Meeting to which this Proxy Statement relates, our next Say-on-Pay vote will be conducted at our 2022 Annual Meeting.

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	provide market-competitive compensation and benefit levels that will attract, motivate, reward, and retain a highly talented team of executives within the context of responsible cost management;

•	establish a direct link between our financial, operational, and strategic objectives and results, as well as our values, and the compensation of our executives;

•	align the interests and objectives of our executives with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance;

•	target performance metrics and milestones at the top quartile of the competitive market to help drive the creation of stockholder value; and

•	offer total compensation opportunities to our executives that are competitive and fair.

Program Design

We structure the annual compensation of our named executive officers using three principal elements: base salary, annual incentive bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.

The key component of our executive compensation program has been long-term incentive compensation in the form of equity awards for shares of our common stock. We believe that these awards offer our named executive officers a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders.

We also offer cash compensation in the form of base salaries that we believe, overall, are competitive within the market range for companies of similar size, stage of development, and growth potential. In addition, in designing annual incentive bonus opportunities, the compensation and talent committee focuses on the achievement of the financial and strategic objectives that will further our longer-term growth goals in making its determinations.

The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our named executive officers and stockholders and to link pay with performance. We evaluate performance over short-term (annual) and long-term periods based on our financial and operational performance, including results for certain key performance measures.

We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Compensation-Setting Process

Role of Compensation and Talent Committee

The compensation and talent committee discharges the responsibilities of our board of directors relating to the compensation of our executive officers, key employees, and the non-employee members of our board. The compensation and talent committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable our executive officers. In addition, the compensation and talent committee makes all final decisions regarding the compensation of our Chief Executive Officer and other executive officers.

In carrying out its responsibilities, the compensation and talent committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our executive officers when making decisions with respect to their compensation.

The compensation and talent committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The most recent update to the compensation and talent committee charter was made in December 2020. The charter is available in the Company—Investor Relations—Corporate Governance section of our website at www.benefitfocus.com.

The compensation and talent committee retains a compensation consultant to provide support in its review and assessment of our executive compensation program.

Setting Target Total Direct Compensation

The compensation and talent committee generally reviews the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities of our named executive officers and all related performance criteria at the beginning of the fall of each year, or more frequently as warranted. Formal compensation decisions are made after the beginning of the fiscal year, with adjustments generally effective at the beginning of the year.

The compensation and talent committee does not establish a specific target for formulating the target total direct compensation opportunities of our named executive officers. In making decisions about the compensation of our named executive officers, the compensation and talent committee relies primarily on the general experience of its members and subjective considerations of various factors, including the following:

•	our executive compensation program objectives;
•	our performance against the financial, operational, and strategic objectives established by the compensation and talent committee and our board of directors;
•	each individual named executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at the companies in our compensation peer group;
•	the scope of each named executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group;
•	the prior performance of each individual named executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•	the potential of each individual named executive officer to contribute to our long-term financial, operational, and strategic objectives;
•	our Chief Executive Officer’s compensation relative to that of our named executive officers, and compensation parity among our named executive officers;
•	our financial performance relative to our compensation and performance peers;
•	the compensation practices of our compensation peer group and the positioning of each named executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

•	the recommendations of our Chief Executive Officer with respect to the compensation of our other named executive officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each named executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The compensation and talent committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation determinations with respect to our named executive officers. Instead, in making its determinations, the compensation and talent committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels. In addition, the compensation and talent committee does not weight the foregoing factors in any predetermined manner, nor does it apply any formulas in making its compensation determinations. The members of the compensation and talent committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each named executive officer, and business judgment in making their determinations.

The compensation and talent committee also considers the potential risks in our business when designing and administering our executive compensation program, and we believe our balanced approach to performance measurement and pay delivery works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk.

Role of Management

In discharging its responsibilities, the compensation and talent committee works with members of our management, including our Chief Executive Officer. Our management assists the compensation and talent committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters.

Typically, our Chief Executive Officer will make recommendations to the compensation and talent committee regarding compensation matters, including adjustments to annual cash compensation, long-term incentive compensation opportunities, and program structures, for our named executive officers, except with respect to his own compensation. As the year draws to a close, our Chief Executive Officer reviews the performance of our other named executive officers based on such individual’s level of success in accomplishing the business objectives established for him or her for the year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the compensation and talent committee for each element of compensation as described above. The annual business objectives for each named executive officer are developed through mutual discussion and agreement between our Chief Executive Officer and the named executive officers and are reviewed with our board of directors. The compensation and talent committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and uses them as one factor in determining and approving the compensation for our named executive officers.

Our Chief Executive Officer also attends meetings of our board of directors and the compensation and talent committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of Compensation Consultant

The compensation and talent committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation and talent committee and its chair, and serves at the discretion of the compensation and talent committee, which reviews the engagement annually.

For the year ended December 31, 2020, the compensation and talent committee retained Compensia to serve as its compensation advisor to advise on executive compensation matters, including competitive market pay practices for our named executive officers, and with the selection and data analysis of the compensation peer group.

During the year ended December 31, 2020, Compensia attended the meetings of the compensation and talent committee (both with and without management present) as requested and provided the following services:

•	consulted with the compensation and talent committee chair and other members between compensation and talent committee meetings;
•	updated compensation peer group;
•	provided competitive market data based on the compensation peer group for our executive officer positions and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•	reviewed and analyzed the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities of our executive officers;
•	reviewed and assessed the compensation for our Chief Executive Officer;
•	reviewed and analyzed the compensation proposals for other senior executive positions;
•	conducted a competitive market analysis of compensation for the board of directors; and
•	supported on other ad hoc matters throughout the year.

Compensia did not provide any services to us other than the consulting services to the compensation and talent committee. The compensation and talent committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. The compensation and talent committee has evaluated Compensia’s engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq Listing Rules, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the compensation and talent committee did not raise any conflict of interest, and that Compensia is independent under the Nasdaq Listing Rules.

Competitive Positioning

For purposes of assessing our executive compensation against the competitive market, the compensation and talent committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location, and industry sector.

The companies in the compensation peer group for 2020 were approved in September 2019 on the basis of their similarity to us in size at that time, as determined using the following criteria:

•	revenue—approximately 0.5x to approximately 2.5x our last four fiscal quarter revenue of approximately $265 million (approximately $100 million to $660 million);

•	market capitalization—approximately 0.3x to approximately 3.0x our 30-day average market capitalization of approximately $849 million (approximately $250 million to $2.5 billion);

•	industry sector—business to business software—SaaS/Internet services and HR and benefits product focus where possible; and

•	location—headquartered in the United States.

In selecting the 2020 compensation peer group, the objective was to choose companies that resulted in us being near the median of the group in terms of both revenue and market capitalization. Our compensation peer group for 2020 was as follows:

AppFolio, Inc.	LivePerson, Inc.
Carbonite, Inc.	Model N, Inc.
Castlight Health, Inc.	NIC Inc.
ChannelAdvisor Corporation	Q2 Holdings, Inc.
Cornerstone OnDemand, Inc.	QAD Inc.
Evolent Health, Inc.	SPS Commerce, Inc.
Five9, Inc.	Tabula Rasa HealthCare, Inc.
HealthStream, Inc.	Upland Software, Inc.
Inovalon Holdings, Inc.	WageWorks, Inc. (now HealthEquity, Inc.)
Instructure, Inc.	Workiva Inc.

The compensation practices of the compensation peer group were the primary guide used by the compensation and talent committee in 2020 to compare the competitiveness of each compensation element and overall compensation levels (base salary, target annual incentive bonus opportunities, and long-term incentive compensation).

To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) of the peer group companies, as well as from the Radford Global Technology Survey. This market data was then used as a reference point for the compensation and talent committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The compensation and talent committee reviews our compensation peer group each year (unless there have been significant changes to either our business model or market capitalization) and makes adjustments to its composition as warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

In 2020, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Compensation Element(s)	Objective
Base Salary	Fixed	• Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance

Annual Incentive Bonuses	Variable	• Cash • PRSU awards that may be earned and settled for shares of our common stock	Designed to motivate our executives to achieve annual business objectives contained in our annual operating plan and provide financial incentives when we meet or exceed these annual objectives

Long-Term Incentive Compensation	Variable	• PRSU awards that may be earned and settled for shares of our common stock • RSU awards that may vest and be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating executives to create sustainable long-term stockholder value

Base Salary

Base salary represents the fixed portion of our named executive officers’ compensation, and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our named executive officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation and talent committee reviews the base salaries of our named executive officers each year as part of its annual compensation review, with input from our Chief Executive Officer (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of the named executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

At the end of 2019, the compensation and talent committee reviewed the base salaries of our incumbent named executive officers, taking into consideration a competitive market analysis and the recommendations of our Chief Executive Officer, as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. Following this review, in March 2020, the compensation and talent committee made no changes to the base salaries of our named executive officers.

The base salaries of our incumbent named executive officers as approved in March 2020 were as follows:

Name	2019 Base Salary	2020 Base Salary	Percentage Adjustment
Mason R. Holland, Jr. (1) Executive Chairman of the Board	$325,779	$325,779	0%
Stephen M. Swad(2) Former CFO	$425,000	$425,000	0%
Annmarie Fini(3) EVP	--	$348,676	--
Raymond A. August(4) Former CEO	$525,000	$525,000	0%
James P. Restivo(5) Former CTO	$375,000	$375,000	0%

(1)	Mr. Holland’s base salary was temporarily reduced to $35,568 in 2020 as part of the Company’s COVID-19 cost saving efforts. The reduction was in effect from May 17, 2020 until August 23, 2020.
(2)	Mr. Swad served as our Chief Financial Officer until his appointment as our President and Chief Executive Officer, effective August, 24, 2020. The base salary listed reflects his service as Chief Financial Officer. Mr. Swad’s base salary was temporarily reduced to $340,000 in 2020 as part of the Company’s COVID-19 cost saving efforts. This salary reduction was in effect until Mr. Swad’s appointment as President and Chief Executive Officer.
(3)	Ms. Fini was appointed our Executive Vice President of Customer Success on January 1, 2020 and her base salary was set at $348,676. Ms. Fini’s base salary was temporarily reduced to $278,940 in 2020 as part of the Company’s COVID-19 cost saving efforts. The reduction was in effect from May 17, 2020 until August 23, 2020.
(4)	Mr. August served as our President and Chief Executive Officer until his separation from our Company, effective August 24, 2020, and his actual annual base salary for 2020 was prorated for this period of service. He continued to serve our Company during the transition to Mr. Swad as our President and Chief Executive Officer until December 31, 2020. Mr. August’s base salary was temporarily reduced to $35,568 in 2020 as part of the Company’s COVID-19 cost saving efforts. The reduction was in effect from May 17, 2020 until August 20, 2020.
(5)	Mr. Restivo served as our Chief Technology Officer until his separation from our Company, effective September 25, 2020, and his actual annual base salary for 2020 was prorated for this period of service. He continued to serve our Company in an advisory role until December 31, 2020. Mr. Restivo’s base salary was temporarily reduced to $300,000 in 2020 as part of the Company’s COVID-19 cost saving efforts. The reduction was in effect from May 17, 2020 until August 23, 2020.

Mr. Swad was appointed our President and Chief Executive Officer, effective August 24, 2020. At that time, his annual base salary was adjusted from $340,000 reflecting his reduced salary due to COVID-19 cost saving efforts in May 2020, to $475,000 for the remainder of 2020.

Ms. Wegner was appointed our Chief Financial Officer, effective August 24, 2020, and her annual base salary was adjusted to $350,000 for the remainder of 2020. Ms. Wegner’s annual base salary was not impacted by the COVID-19 cost saving efforts.

The base salaries paid to our named executive officers during 2020 are set forth in the “2020 Summary Compensation Table” below.

Annual Incentive Bonuses

We use an annual bonus plan to motivate the members of our management team, including our named executive officers, to achieve our key annual business objectives. In 2014, our stockholders approved the Benefitfocus, Inc. Management Incentive Bonus Program (the “Management Incentive Bonus Program”), which is designed to provide a long-term framework for performance-based bonus plans going forward, continue to reward the members of our management team based on their responsibilities and for their contributions to the successful achievement of certain corporate goals and objectives, and to share the success and risks of our Company based upon the achievement of these business goals and objectives.

For 2020, bonuses were to be earned pursuant to the Management Incentive Bonus Program (the “2020 Bonus Program”) based on our revenue and adjusted EBITDA for the year as established under our 2020 annual operating plan. The 2020 Bonus Program is designed such that participants are to receive half of their target bonus payment in the form of a PRSU award and half, plus any amount earned in excess of target for overachievement, in cash. Any overachievement opportunity that is payable in cash is earned by meeting pre-established metrics set forth in the 2020 Bonus Program.

Target Annual Incentive Bonus Opportunities

For purposes of the 2020 Bonus Program, bonus payments were based upon an eligible percentage of each participant’s base salary. At the end of 2019, the compensation and talent committee reviewed the target annual incentive bonus opportunities of our incumbent named executive officers, taking into consideration the recommendations of our then-incumbent Chief Executive Officer (except with respect to his own target annual incentive bonus opportunity) as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. Following this review, in March 2020, the compensation and talent committee decided to maintain the target annual incentive bonus opportunities of our other incumbent named executive officers at their 2019 levels.

The target annual incentive bonus opportunities for our incumbent named executive officers for 2020 were as follows:

Name	2020 Target Annual Incentive Bonus Opportunity (as a percentage of base salary)	2020 Target Annual Incentive Bonus Opportunity (cash portion)	2020 Target Annual Incentive Bonus Opportunity (PRSU portion)
Stephen M. Swad(1) President, CEO and Director	100%	$41,855	$0
Alpana Wegner(2) CFO	50%	$61,494	$24,486
Mason R. Holland, Jr. Executive Chairman of the Board	100%	$162,889	$162,889
Annmarie Fini EVP	50%	$87,169	$87,169
Raymond A. August(3) Former President, CEO and Director	100%	$262,500	$262,500
James P. Restivo(4) Former CTO	75%	$140,625	$140,625
Stephen M. Swad(1) Former CFO	75%	$159,375	$159,375

(1)	Mr. Swad was appointed as our Chief Financial Officer on July 10, 2019 and served in that role until his appointment as our President and Chief Executive Officer, effective August 24, 2020, and his target annual incentive bonus opportunities for 2020 were prorated for his period of service in each position. The incremental increase in his annual incentive target for his time as Chief Executive Officer is payable in cash. The PRSU portion shown in the table reflects the value of his annual incentive target grant as Chief Financial Officer on May 1, 2020.
(2)	Ms. Wegner was appointed our Chief Financial Officer, effective August 24, 2020, and her target annual incentive bonus opportunities for 2020 were prorated for this period of service. The cash and PRSU portions shown in the table reflect her total target values in 2020. The incremental increase in her annual incentive target for her time as Chief Financial Officer is payable in cash. The PRSU portion shown in the table reflects the value of her annual incentive target grant as Vice President, Corporate Controller on May 1, 2020.
(3)	Mr. August served as our President and Chief Executive Officer until his separation from our Company, effective August 24, 2020. He continued to serve our Company during the transition to Mr. Swad as our President and Chief Executive Officer until December 31, 2020.
(4)	Mr. Restivo served as our Chief Technology Officer until his separation from our Company, effective September 25, 2020. He continued to serve our Company in an advisory role until December 31, 2020.

Potential bonus payments for our named executive officers under the 2020 Bonus Program could range from zero to 150% of their target annual incentive bonus opportunity. Any amounts earned in excess of the target annual incentive bonus opportunity is payable in cash.

In May 2020, the compensation and talent committee granted PRSU awards to our incumbent named executive officers for the portion of their target annual incentive bonus opportunities payable in the form of PRSUs, with the number of units subject to each award determined by dividing 50% of each named executive officer’s target annual incentive bonus opportunity by the average closing price of our common stock for the 20 trading days preceding the date of grant. Using this formula, the maximum number of units subject to each PRSU award granted to our named executive officers in their role as of May 2020 was as follows:

Name	PRSU Award (#)(1)
Mason R. Holland, Jr. (2) Executive Chairman of the Board	16,283
Annmarie Fini (3) EVP	8,713
Raymond A. August(4) Former President, CEO and Director	26,240
James P. Restivo(5) Former CTO	14,057
Stephen M. Swad(6) Former CFO	15,931

(1)	Each PRSU award represents a contingent right to receive one share of our common stock.
(2)	Mr. Holland will serve as our Executive Chairman until the Annual Meeting. His unvested equity awards will continue to vest until his separation date, and subsequently any unvested equity awards will accelerate and become fully vested.
(3)	Ms. Fini was appointed our Executive Vice President, effective January 1, 2020.

(4)	Mr. August served as our President and Chief Executive Officer until his separation from our Company, effective August 24, 2020. He continued to serve our Company during the transition to Mr. Swad as our President and Chief Executive Officer through December 31, 2020. On December 31, 2020, pursuant to his separation agreement, he received immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date, other than his RSU granted in April 2019, and any unvested equity awards were forfeited.
(5)	Mr. Restivo served as our Chief Technology Officer until his separation from our Company, effective September 25, 2020. He continued to serve our Company in an advisory role through December 31, 2020. On December 31, 2020, pursuant to his separation agreement, he received immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date and any unvested equity awards were forfeited.
(6)	Mr. Swad served as our Chief Financial Officer until his appointment as our President and Chief Executive Officer, effective August 24, 2020. His unvested equity awards continue to vest. When Mr. Swad was appointed our President and Chief Executive Officer, no additional PRSU awards were granted. The incremental increase in his annual incentive target for his time as Chief Executive Officer is payable in cash. The PRSU award shown in the table reflects the annual incentive target grant as Chief Financial Officer on May 1, 2020. Mr. Swad will serve as our Chief Executive Officer until May 10, 2021, and thereafter will serve as Strategic Advisor to the Chief Executive Officer until September 2, 2021. His unvested equity awards will continue to vest for the longer of (i) his service as a member of the board of directors, or (ii) September 2, 2022.

Ms. Wegner was appointed our Chief Financial Officer, effective August 24, 2020, and no additional PRSU awards were granted in connection with her appointment. In May 2020, she was granted 2,447 PRSU awards for her role as Vice President, Corporate Controller.

Corporate Performance Measures

For purposes of the 2020 Bonus Program, the compensation and talent committee selected revenue (weighted 30%), and adjusted EBITDA (weighted 70%) as the corporate performance measures for the year. The compensation and talent committee selected these performance measures based on its belief that they were the best indicators of our successful execution of our annual operating plan, and our ability to continue to grow while moving towards profitability. For purposes of the 2020 Bonus Program:

•	revenue was to be calculated as reflected in our audited financial statements for 2020; and

•	adjusted EBITDA was to be calculated as net income (or loss) before net interest, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense, expense related to the impairment of goodwill and intangible assets, transaction and acquisition-related costs expensed, restructuring costs, gain or loss on extinguishment of debt, and costs not core to our business.

In March 2020, the compensation and talent committee set the target and performance payout levels for each of the corporate performance measures for purposes of the 2020 Bonus Program. For 2020, the target performance level for revenue was $270 million and the target performance level for adjusted EBITDA was $35 million. The threshold, target, and maximum performance and the payment levels for each corporate performance measure were as follows:

Revenue (Weighted 30%)	Achievement Percentage(1)	Payout Percentage(1)
$290,000,000 (Maximum)	107.4%	150%
$270,000,000 (Target)	100.0%	100%
$250,000,000 (Threshold)	92.6%	50%
<$250,000,000	<92.6%	0%

(1)	In the event of actual performance between the threshold and target, and target and maximum, performance levels, the payout percentage was to be calculated between each designated segment on a linear basis.

Adjusted EBITDA (Weighted 70%)	Achievement Percentage(1)	Payout Percentage(1)
$42,000,000 (Maximum)	120%	150%
$35,000,000 (Target)	100%	100%
$28,000,000 (Threshold)	80%	50%
<$28,000,000	<80%	0%

(1)	In the event of actual performance between the threshold and target, and target and maximum, performance levels, the payout percentage was to be calculated between each designated segment on a linear basis.

Thus, the threshold performance level for each corporate performance measure was the minimum performance level that had to be achieved before our named executive officers could earn any annual bonus payment with respect to that measure. If the threshold performance level was not achieved, then no award payment would be made under the 2020 Bonus Program with respect to that measure.

2020 Annual Incentive Bonus Decisions

In March 2021, the compensation and talent committee determined that, for 2020, our revenue was $268.1 million, and our adjusted EBITDA was $44.0 million. From there, the compensation and talent committee determined that we had achieved 99.3% of the target performance level for revenue and 125.8% of the target performance level for adjusted EBITDA, resulting in an aggregate weighted payment percentage of 133.6%, as set forth in the following table:

Corporate Performance Measure	Percentage of Measure Achieved	Payment Percentage	Plan Weight	Weighted Payment Percentage
Revenue	99.3%	95.4%	30%	28.6%
Adjusted EBITDA	125.8%	150%	70%	105.0%
Total				133.6%

In light of the Company’s financial results in terms of revenue during the past year, our board of directors exercised a discretionary downward adjustment to the amounts earned by the Company’s executive officers under the Management Incentive Bonus Program and the long-term incentive awards, with both paying out 90% of target for 2020.

Based on these determinations, the compensation and talent committee approved the following total annual incentive bonus payments for our named executive officers for 2020:

Name	Target Annual Incentive Bonus ($)	Annual Incentive Bonus Payment ($)	Total Annual Incentive Bonus Payment (# of shares)(1)
Stephen M. Swad(2) President, CEO and Director	$168,625	$150,676	0
Alpana Wegner(3) CFO	$62,125	$55,512	0
Mason R. Holland, Jr. (4) Executive Chairman of the Board	$325,779	$146,600	14,654
Annmarie Fini EVP	$174,338	$78,452	7,841
Raymond A. August(5) Former President, CEO and Director	$525,000	$236,250	23,616
James P. Restivo(6) Former CTO	$281,250	$126,563	12,651

Name	Target Annual Incentive Bonus ($)	Annual Incentive Bonus Payment ($)	Total Annual Incentive Bonus Payment (# of shares)(1)
Stephen M. Swad(2) Former CFO	$205,594	$41,597	14,337

(1)	Represents the number of PRSUs earned, which is capped at the target level.
(2)	Mr. Swad was appointed as our Chief Financial Officer on July 10, 2019 and served in that role until his appointment as our President and Chief Executive Officer, effective August 24, 2020, and his target annual incentive bonus opportunities for 2020 were prorated for his period of service in each position. All PRSUs granted to Mr. Swad in 2020 were for his service as our former Chief Financial Officer, and no additional PRSUs were granted and the difference was paid in cash, when his position changed to President and Chief Executive Officer. Mr. Swad will serve as our Chief Executive Officer until May 10, 2021, and thereafter will serve as Strategic Advisor to the Chief Executive Officer until September 2, 2021. His unvested equity awards will continue to vest for the longer of (i) his service as a member of the board of directors, or (ii) September 2, 2022.
(3)	Ms. Wegner was appointed our Chief Financial Officer, effective August 24, 2020, and previously served as our Vice President, Corporate Controller. Her target annual incentive bonus opportunities for 2020 were prorated for the period of service in each position. The table above reflects her target annual incentive bonus for her period of service as our Chief Financial Officer. During her prior period of service as Vice President, Corporate Controller in 2020, when she was not an executive officer, her target annual incentive bonus was $31,444, the annual incentive bonus payment was $6,391, and the total number of PRSUs earned was 2,202. All PRSUs granted to Ms. Wegner in 2020 were for her service as Vice President, Corporate Controller, and no additional PRSUs were granted and the difference was paid in cash, when her position changed to Chief Financial Officer.
(4)	Mr. Holland will serve as our Executive Chairman until the Annual Meeting. His unvested equity awards will continue to vest until his separation date, and subsequently any unvested equity awards will accelerate and become fully vested.
(5)	Mr. August served as our President and Chief Executive Officer until his separation from our Company, effective August 24, 2020. He continued to serve our Company during the transition to Mr. Swad as our President and Chief Executive Officer through December 31, 2020. On December 31, 2020, pursuant to his separation agreement, he received immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date, other than his RSU granted in April 2019, and any unvested equity awards were forfeited.
(6)	Mr. Restivo served as our Chief Technology Officer until his separation from our Company, effective September 25, 2020. He continued to serve our Company in an advisory role through December 31, 2020. On December 31, 2020, pursuant to his separation agreement, he received immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date and any unvested equity awards were forfeited.

Other than the amounts described above, we did not pay our executive officers, including our named executive officers, any other annual bonuses or incentive amounts in 2020 under the 2020 Bonus Program.

The annual incentive bonus payments made to our named executive officers for 2020 are set forth in the “2020 Summary Compensation Table” below.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our named executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted to our Chief Executive Officer and our other named executive officers by the compensation and talent committee. The amount and forms of such equity awards are determined by the compensation and talent committee after considering the factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. The amounts and relative weighting of the equity awards are also intended to provide competitively sized awards and resulting target total direct compensation opportunities that the compensation and talent committee believes are reasonable and appropriate taking into consideration the factors described in the preceding sentence.

In April 2020, the compensation and talent committee determined that the equity awards to be granted to our named executive officers should be in the form of PRSU awards that may be earned and settled for shares of our common stock and time-based RSU awards that may vest and be settled for shares of our common stock. Further, the compensation and talent committee determined that the PRSU awards should comprise 50% of each named executive officer’s equity award, while the RSU awards should comprise 50% of the award. The aggregate value and number of shares of our common stock subject to the PRSU and RSU awards granted to our incumbent named executive officers were determined by the compensation and talent committee after considering the factors described in “Compensation-Setting Process - Setting Target Total Direct Compensation” above.

Mr. August in his role as Chief Executive Officer until August 2020 received the largest equity award based on his overall responsibility for our performance and success at the time of the grant. With respect to the equity awards granted to our other named executive officers, further differentiation in the size of their awards was based on the compensation and talent committee’s review of the competitive market data for their respective positions and the size of the equity awards previously granted to them.

In response to the COVID-19 pandemic, the Company took swift expense reduction actions to mitigate risks and ensure the stability of the Company given the uncertainties surrounding COVID-19. These actions impacted the annual long-term incentive compensation grants in the following ways:

•	We delayed our annual grant date from April 1 to May 1, 2020. Future vesting dates continue to occur on the anniversary of the date of grant.

•	We reduced the long-term incentive target goals from 2019 levels by 25% for all executives.

•	We reduced the vesting period for PRSUs from four years to three years.

The equity awards granted to our incumbent named executive officers in May 2020, which, in the case of the PRSU awards, represented the maximum number of units eligible to be earned based on maximum performance, were as follows:

Name	Performance-Based Restricted Stock Unit Award (maximum #)	Restricted Stock Unit Award (#)	Aggregate Grant Date Fair Value ($)
Mason R. Holland, Jr. (1) Executive Chairman of the Board	18,318	12,212	$312,017
Annmarie Fini EVP	39,211	26,141	$667,897
Raymond A. August(2) Former President, CEO and Director	196,806	131,204	$3,352,262
James P. Restivo(3) Former CTO	42,172	28,115	$718,333
Stephen M. Swad(4) Former CFO	84,438	56,292	$1,438,261

(1)	Mr. Holland will serve as our Executive Chairman until the Annual Meeting. His unvested equity awards will continue to vest until his separation date, and subsequently any unvested equity awards will accelerate and become fully vested.
(2)	Mr. August served as our President and Chief Executive Officer until his separation from our Company, effective August 24, 2020. He continued to serve our Company during the transition to Mr. Swad as our President and Chief Executive Officer through December 31, 2020. On December 31, 2020, pursuant to his separation agreement, he received immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date, other than his RSU granted in April 2019, and any unvested equity awards were forfeited.

(3)	Mr. Restivo served as our Chief Technology Officer until his separation from our Company, effective September 25, 2020. He continued to serve our Company in an advisory role through December 31, 2020. On December 31, 2020, pursuant to his separation agreement, he received immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date and any unvested equity awards were forfeited.
(4)	Mr. Swad served as our Chief Financial Officer until his appointment as our President and Chief Executive Officer, effective August 24, 2020. No PRSU awards were granted for his period of service as Chief Executive Officer in 2020. His unvested equity awards continue to vest. Mr. Swad will serve as our Chief Executive Officer until May 10, 2021, and thereafter will serve as Strategic Advisor to the Chief Executive Officer until September 2, 2021. His unvested equity awards will continue to vest for the longer of (i) his service as a member of the board of directors, or (ii) September 2, 2022.

Ms. Wegner was appointed our Chief Financial Officer, effective August 24, 2020, and no PRSU awards were granted for this period of service.

PRSU Awards

The PRSU awards were to be earned to the extent that we achieved pre-established target levels for software services revenue (weighted 50%) and adjusted EBITDA (weighted 50%) for the performance period beginning on January 1, 2020 and ending on December 31, 2020. The compensation and talent committee selected these performance measures based on its belief that they were the best indicators of long-term enterprise value creation from revenue that continues for multiple years, and our successful execution of our annual operating plan, and our ability to continue to grow while moving towards profitability. Each unit granted pursuant to the PRSU awards represented a contingent right to receive one share of our common stock for each unit earned for the performance period.

For purposes of the PRSU awards, software services revenue means revenue from subscription services plus revenue from our platform, as reported in our financial statements. Adjusted EBITDA means net income (loss) before net interest, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense, expense related to the impairment of goodwill and intangible assets, transaction and acquisition-related costs expensed, restructuring costs, gain or loss on extinguishment of debt and costs not core to our business, as reported in our year-end financial report.

The number of units (and, correspondingly, the number of shares) that could be earned under the PRSU awards was to vary from 0% to 150% of the target number of units granted, with the earned shares (if any) to vest in three equal annual installments beginning on May 1, 2020. The levels of performance required to earn the target number of units was approved by the compensation and talent committee at the time of grant as follows:

Software Services Revenue (Weighted 50%)	Achievement Percentage(1)	Payout Percentage(1)
$248,400,000 (Maximum)	115%	150%
$216,000,000 (Target)	100%	100%
$183,600,000 (Threshold)	85%	50%
<$183,600,000	<85%	0%

(1)	In the event of actual performance between the threshold and target, and target and maximum, performance levels, the payout percentage was to be calculated between each designated segment on a linear basis.

Adjusted EBITDA (Weighted 50%)	Achievement Percentage(1)	Payout Percentage(1)
$40,250,000 (Maximum)	115%	150%
$35,000,000 (Target)	100%	100%
$29,750,000 (Threshold)	85%	50%
<$29,750,000	<85%	0%

(1)	In the event of actual performance between the threshold and target, and target and maximum, performance levels, the payout percentage was to be calculated between each designated segment on a linear basis.

Thus, the threshold performance level for each corporate performance measure was the minimum performance level that had to be achieved before our named executive officers could earn any PRSU award with respect to that measure. If the threshold performance level was not achieved, then no award would be earned under the 2020 Long-Term Incentive Program with respect to that measure.

The compensation and talent committee viewed these performance levels as challenging, but achievable with maximum effort. In addition software services revenue and adjusted EBITDA targets required to earn any units under the terms of the PRSU awards were established at levels that represented strong growth and improvement relative to our actual 2020 results. The decision to link these awards to software services revenue and adjusted EBITDA was aligned with our long-term strategic plan and reflected our focus on stimulating growth as a key driver of stockholder value creation. The PRSU awards also included threshold levels of performance below which no units would be earned.

In March 2021, the compensation and talent committee evaluated our software services revenue and adjusted EBITDA performance for 2020 and determined that our software services revenue was $214.8 million and our adjusted EBITDA was $44.0 million. From there, the compensation and talent committee determined that we had achieved 99.5% of the target performance level for revenue and 125.8% of the target performance level for adjusted EBITDA, resulting in an aggregate weighted payment percentage of 124.1%, as set forth in the following table:

Corporate Performance Measure	Percentage of Measure Achieved	Payment Percentage	Plan Weight	Weighted Payment Percentage
Software Services Revenue	99.5%	98.2%	50%	49.1%
Adjusted EBITDA	125.8%	150.0%	50%	75.0%
Total				124.1%

In light of the Company’s financial results in terms of revenue during the past year, our board of directors exercised a discretionary downward adjustment to the amounts earned by the Company’s executive officers under the Management Incentive Bonus Program and the long-term incentive awards, with both paying out 90% of target for 2020.

Time-Based RSU Awards

The time-based RSU awards vest in equal annual installments over a three-year period, with the first installment vesting on May 1, 2021, contingent upon each named executive officer remaining continuously employed by us through each applicable vesting date. Upon vesting, the RSU awards may be settled by issuing that number of shares of our common stock that equal the number of units that have vested.

Additional Equity Award Granted to Mr. Swad

In connection with the amendment of his employment agreement in August 2020, Mr. Swad was granted an RSU award valued at approximately $700,000, vesting in three equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Swad’s continuous service to us through that date (and subject to certain accelerated vesting provisions as set forth in the Swad Employment Agreement) (the “Swad Retention Award”). The Swad Retention Award was granted to Mr. Swad by the compensation and talent committee to serve as a long-term retention device to ensure his continued employment with us.

Equity Awards Granted to Ms. Wegner

In connection with her appointment as our Chief Financial Officer in August 2020, Ms. Wegner was granted an RSU award valued at approximately $250,000, vesting in three equal annual installments beginning on the first anniversary of the grant date, subject to Ms. Wegner’s continuous service to us through that date (and subject to certain accelerated vesting provisions as set forth in the Wegner Employment Agreement) (the “Wegner Retention Award”). The Wegner Retention Award was granted to Ms. Wegner by the compensation and talent committee to serve as a long-term retention device to ensure her continued employment with us.

The equity awards granted to our named executive officers during 2020 are set forth in the “2020 Summary Compensation Table” and the “2020 Grants of Plan-Based Awards Table” below.

COVID-19-Related Incentive Compensation Adjustments

As noted above, in response to the COVID-19 pandemic, the Company took swift expense reduction actions to mitigate risks and ensure the stability of the Company given the uncertainties surrounding COVID-19. These actions impacted the annual long-term incentive compensation grants in the following ways:

•	We delayed our annual grant date from April 1 to May 1, 2020. Future vesting dates continue to occur on the anniversary of the date of grant.

•	We reduced the long-term incentive target goals from 2019 levels by 25% for all executives.

•	We reduced the vesting period for PRSUs from four years to three years.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites and other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. For a summary of perquisites received by our named executive officers that were, in the aggregate, $10,000 or more for each individual, see the “2020 Summary Compensation Table” below.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described below. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation and talent committee.

Health and Welfare Benefits

Our named executive officers are eligible to receive the following health and welfare benefits, including flexible spending accounts, medical, dental, and vision insurance, business travel insurance, an employee assistance program, accidental death and dismemberment insurance, health savings accounts, short-term and long-term disability insurance and basic life insurance. These benefits are provided to our named executive officers on the same basis as to all of our employees.

We have also established a tax-qualified Section 401(k) retirement savings plan for our named executive officers and other employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of their cash compensation not to exceed the statutory income tax limitation. Currently, we match contributions made by participants in the plan as follows: $0.50 on the dollar for the first 6% of employee contributions to the plan. Employee matching contributions are subject to a five-year vesting schedule. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Other Compensation Policies

Stock Ownership Policy

We maintain a stock ownership policy for our executive officers to further align their respective interests with the interests of our stockholders, and to further promote our commitment to sound corporate governance. This policy requires our Chief Executive Officer to own a minimum number of shares of our common stock equal to a value of five times his annualized base salary, our President to own a minimum number of shares of our common stock equal to a value of three times his annualized base salary, and our other executive officers who are subject to Section 16 of the Exchange Act to own a minimum number of shares of our common stock equal to a value of one time their annualized base salary.

The number of shares of our common stock necessary to meet the minimum ownership level may be accumulated during the first five years following the adoption of the policy in March 2017. As of December 31, 2020, all of our executive officers subject to the policy had achieved his or her required ownership level.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Pledging Transactions

Under our Insider Trading Policy, we strongly discourage our employees (including our named executive officers) and the non-employee members of our board of directors from hedging our securities, holding shares of our common stock in a margin account, or pledging shares of our common stock as collateral for a loan.

Tax and Accounting Considerations

We take the applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code limits our ability to deduct, for federal income tax purposes, compensation in excess of $1 million paid to “covered employees”. Under Section 162(m), “covered employees” are any individuals who served as the principal executive officer or principal financial officer at any time during the taxable year, each of the three other most highly-compensated executive officers whose compensation may be required to be disclosed to our stockholders under the Exchange Act in the taxable year, and each person who was a covered employee for any taxable year beginning after December 31, 2016.

For 2017 and prior years, the limitation on deductibility pursuant to Section 162(m) did not apply to compensation that qualified under applicable regulations as “performance-based compensation”. In December 2017, a significant tax bill was enacted, commonly referred to as the “Tax Cuts and Jobs Act,” which amended Section 162(m) to repeal the performance-based compensation exception to Section 162(m), effective for tax years beginning on or after December 31, 2017. Accordingly, commencing with our fiscal year ending December 31, 2018, compensation to our covered employees in excess of $1 million will generally not be deductible. However, compensation in excess of $1 million will remain exempt from this deduction limit if it qualifies as “performance-based compensation” within the meaning of Section 162(m) as in effect prior to the enactment of the Tax Cuts and Jobs Act and is payable pursuant to a binding written agreement in effect on November 2, 2017 that has not been modified in any material respect on or after that date. Because of the technical nature of the application and interpretation of Section 162(m) and the regulations and guidance issued thereunder, there is no assurance that any compensation granted in the past that was intended to satisfy the requirements for deductibility under Section 162(m) will ultimately be deductible.

While the treatment applicable to performance-based compensation arrangements made pursuant to written binding contracts in effect as of November 2, 2017 may help minimize the effect of the Section 162(m) deduction limit in the short-term, we expect that, going forward, some portion of our named executive officers’ compensation might not be fully deductible by us for federal income tax purposes.

In approving the amount and form of compensation for our named executive officers, the compensation and talent committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). The compensation and talent committee may, in its judgment, approve compensation for our named executive officers that is not deductible for federal income tax purposes when it believes that such compensation is in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

The compensation and talent committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is FASB ASC Topic 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, FASB ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

2020 Summary Compensation Table

The following table sets forth summary compensation information for our named executive officers for the fiscal years ended December 31, 2020, 2019 and 2018.

Name and principal position	Year	Salary ($)(1)		Stock awards ($)(2)	Non-equity incentive plan compensation ($)	All other compensation ($)(3)	Total ($)
Stephen M. Swad(4)	2020	$435,250	(5)	$1,945,487	$193,002	$35,139	$2,608,878
President, CEO and Director and Former CFO	2019	$171,635		$2,891,200	$46,929	$159	$3,109,923
Alpana Wegner(6)	2020	$290,268	(7)	$462,504	$62,015	$6,766	$821,553
CFO
Mason R. Holland, Jr. (8)	2020	$260,175	(9)	$416,026	$146,600	$3,535	$826,336
Executive Chairman of the Board	2019	$321,602		$493,272	$57,719	$2,294	$874,887
	2018	$306,288		$555,462	$173,361	$19,158	$1,054,269
Annmarie Fini(10)	2020	$342,545	(11)	$623,359	$78,452	$6,769	$1,051,125
EVP
Raymond A. August(12)	2020	$417,187	(13)	$2,949,983	$236,250	$9,960	$3,613,380
Former President, CEO and Director	2019	$518,269		$6,162,380	$93,015	$10,063	$6,783,727
	2018	$499,346		$3,372,807	$279,376	$21,468	$4,172,997
James P. Restivo(14)	2020	$369,231	(15)	$718,323	$126,563	$8,868	$1,222,985
Former CTO	2019	$371,602		$899,076	$49,829	$10,063	$1,330,570
	2018	$357,674		$769,256	$100,715	$20,874	$1,248,519

(1)	Reflects base salary earned during the fiscal year covered.
(2)	The reported amounts represent the aggregate grant date fair value of awards of RSUs and PRSUs computed in accordance with FASB ASC Topic 718, excluding the estimate of forfeitures. The reported amounts for PRSUs also assume target performance goals will be achieved and are consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718. For 2020, the grant date fair value of all PRSUs at maximum payout potential are $2,233,139, $478,429, $756,944, $3,620,435 and $861,996 for Mr. Swad, Mr. Holland, Ms. Fini and Messrs. August and Restivo, respectively. Ms. Wegner was not granted PRSUs in her capacity as Chief Financial Officer in 2020.

(3)	All other compensation consisted of the following in 2020:

Name	Year	Medical Insurance Premiums ($)(1)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)	Health Savings Account Contributions ($)	401(k) Plan Matching Contributions ($)	Other ($)(2)	Total ($)
Stephen M. Swad	2020	—	$249	$186	$1,250	$6,277	$27,177	$35,139
	2019	—	$96	$63	—	—	—	$159
Alpana Wegner	2020	—	$249	$186	$1,250	$5,081	—	$6,766
Mason R. Holland, Jr.	2020	—	$249	$186	$1,250	$1,850	—	$3,535
	2019	—	$249	$164	$1,250	$631	—	$2,294
	2018	$9,831	$552	$484	$1,250	$7,041	—	$19,158
Annmarie Fini	2020	—	$249	$186	$—	$6,334	—	$6,769
Raymond A. August	2020	—	$249	$186	$1,250	$8,275	—	$9,960
	2019	—	$249	$164	$1,250	$8,400	—	$10,063
	2018	$9,803	$1,032	$749	$1,250	$8,634	—	$21,468
James P. Restivo	2020	—	$249	$186	$1,250	$7,183	—	$8,868
	2019	—	$249	$164	$1,250	$8,400	—	$10,063
	2018	$9,803	$1,032	$555	$1,250	$8,234	—	$20,874

(1)	Historically, we have provided our associates and their qualifying family members with medical insurance at no cost to those individuals. In 2019, the Company moved to a self-funded health plan, and, as a result, as of January 2019, the Company no longer provides this benefit.
(2)	The Company provided Mr. Swad with a corporate apartment as part of his employment agreement.
(4)	Mr. Swad served as our Chief Financial Officer until his appointment as our President and Chief Executive Officer, effective August 24, 2020. Mr. Swad will serve as our President and Chief Executive Officer until May 10, 2021, and thereafter will serve as Strategic Advisor to the Chief Executive Officer until September 2, 2021. His unvested equity awards will continue to vest for the longer of (i) his service as a member of the board of directors, or (ii) September 2, 2022.
(5)	Mr. Swad’s base salary was temporarily reduced to $340,000 as part of the Company’s COVID-19 cost saving efforts. This salary reduction was in effect until Mr. Swad’s appointment as President and Chief Executive Officer.
(6)	Ms. Wegner began serving as our Chief Financial Officer on August 24, 2020.
(7)	Ms. Wegner’s base salary while serving as Vice President, Corporate Controller was $244,860 and following Ms. Wegner’s appointment as Chief Financial Officer on August 24, 2020, her base salary was $350,000. Her total base salary for 2020 reflects the total of the prorated amounts for the respective periods of service.
(8)	Mr. Holland will serve as our Executive Chairman until the Annual Meeting. Following his separation date, he will receive the separation benefits as provided in his employment agreement. His unvested equity awards will continue to vest until his separation date, and subsequently any unvested equity awards will accelerate and become fully vested.
(9)	Mr. Holland’s base salary was temporarily reduced to $35,568 as part of the Company’s COVID-19 cost saving efforts. The reduction was in effect from May 17, 2020 until August 23, 2020.
(10)	Ms. Fini began serving as our Executive Vice President of Customer Success on January 1, 2020.
(11)	Ms. Fini’s base salary was temporarily reduced to $278,940 as part of the Company’s COVID-19 cost saving efforts. The reduction was in effect from May 17, 2020 until August 23, 2020.
(12)	Mr. August served as our President and Chief Executive Officer until his separation from our Company, effective August 24, 2020. He continued to serve our Company during the transition to Mr. Swad as our President and Chief Executive Officer through December 31, 2020. On December 31, 2020, pursuant to his separation agreement, he received immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date, other than his RSU granted in April 2019, and any unvested equity awards were forfeited.

(13)	Mr. August’s base salary was temporarily reduced to $35,568 as part of the Company’s COVID-19 cost saving efforts. The reduction was in effect from May 17, 2020 until August 20, 2020.
(14)	Mr. Restivo served as our Chief Technology Officer until his separation from our Company, effective September 25, 2020. He continued to serve our Company in an advisory role through December 31, 2020. On December 31, 2020, pursuant to his separation agreement, he received immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date and any unvested equity awards were forfeited.
(15)	Mr. Restivo’s base salary was temporarily reduced to $300,000 as part of the Company’s COVID-19 cost saving efforts. The reduction was in effect from May 17, 2020 until August 23, 2020.

Employment Agreements

We have entered into employment agreements with the named executive officers that were in their executive officer roles at December 31, 2020, namely, Mr. Swad, Ms. Wegner, Mr. Holland and Ms. Fini. Each of these agreements was approved on our behalf by the compensation and talent committee or our board of directors at the recommendation of the compensation and talent committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling each of our executive positions, our board of directors or the compensation and talent committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board and the compensation and talent committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

The employment agreements of Mr. Swad, Ms. Wegner, Mr. Holland and Ms. Fini contain certain protections in the event of their termination of employment under specified circumstances, including, in the case of Mr. Swad, Ms. Wegner, and Mr. Holland, following a change in control of the Company. We believe that these protections were necessary to induce these individuals to leave their former employment for the uncertainty of a demanding position and help from a retention standpoint. These arrangements provide reasonable compensation to the executive officer if he or she is terminated or resigns under certain circumstances to facilitate his or her transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain their continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.

Under the employment agreements, unless an acquirer has not assumed or substituted a comparable award for an outstanding equity award in connection with a change in control, all payments, benefits and acceleration of vesting of outstanding equity awards in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction. Additionally, we do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any executive officers.

We believe that having in place reasonable and competitive post-employment compensation arrangements in the event of a change in control of the Company are essential to attracting and retaining highly qualified executive officers. The compensation and talent committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our executive officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

For an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2020, see “Potential Payments Upon Termination or Change in Control” below.

Employment Agreement with Stephen M. Swad

In July 2019, we entered into an employment agreement with Stephen M. Swad. Under the agreement, we agreed to pay Mr. Swad a base salary of $425,000 per year. Mr. Swad is also eligible to receive a target bonus of up to 75% of his then-current base pay, subject to adjustment, upon achievement of our Company’s annual performance targets. Mr. Swad received a one-time signing bonus consisting of (i) a cash bonus of $325,000, subject to repayment if he terminates his employment for other than “good reason” or the Company terminates his employment for “cause” within 12 months of his employment commencement, and (ii) a grant of RSUs valued at $2,000,000, with 25% vesting on the first anniversary of the date of grant, and the remaining 75% of the RSUs vesting in equal amounts quarterly for the following three years. Additionally, Mr. Swad received a one-time grant of RSUs valued at $1,000,000 on August 1, 2019, vesting in four equal annual installments beginning on the first anniversary of the date of grant, subject to the terms of the related award grant notice.

In connection with Mr. Swad’s appointment as President and Chief Executive Officer, the Company and Mr. Swad entered into an amendment to the Swad Employment Agreement dated August 25, 2020 (the “Swad Amendment”). The Swad Amendment increases Mr. Swad’s annual base salary to $475,000, increases the percentage of his annual salary that he is eligible to receive as an annual bonus to 100%, extends the time the Company will rent him an apartment in Charleston through January 2022, provides he will receive RSUs valued at $700,000 vesting in three equal annual installments beginning on the first anniversary of the grant date, and updates his title and duties to reflect his becoming the Company’s Chief Executive Officer. See “Outstanding Equity Awards as of December 31, 2020” below for a description of, among other things, equity awards granted to Mr. Swad in 2020, all of which remained outstanding as of that year end.

In the event we terminate Mr. Swad’s employment without cause or Mr. Swad resigns for “good reason” at any time prior to a change in control, we will provide Mr. Swad: (i) salary continuation at a rate equal to his base salary then in effect for a period of 12 months following his termination date, (ii) a portion of his targeted annual bonus paid in a lump sum, and (iii) an insurance premium in an amount equal to that which was paid on his behalf prior to the termination of his employment paid during the same period in which he is receiving salary continuation payments. Any outstanding RSUs, PRSUs and stock rights will continue to vest for a period of 12 months.

In the event we or our acquirer terminates Mr. Swad’s employment without cause or Mr. Swad resigns for “good reason” at the time of, or within 12 months following, a change in control of our Company, we or our acquirer will provide Mr. Swad: (i) salary continuation at a rate equal to his base salary then in effect for a period of (A) 24 months if such termination occurs within the first 18 months of employment, (B) 15 months if such termination occurs within the nineteenth 19th through the 30th month of employment, and (C) 12 months of if such termination occurs after the 30th month of employment, (ii) his targeted annual bonus paid in a lump sum, (iii) an insurance premium in an amount equal to that which was paid on his behalf prior to the termination of his employment paid during the same period in which he is receiving salary continuation, and (iv) accelerated vesting of all unvested and outstanding RSU awards, PRSU awards and any other stock rights.

“Good Reason” is defined as any of the following without Mr. Swad’s express written consent: (i) a material decrease in his base salary, (ii) a material diminution in his authority, duties and responsibilities to our Company, (iii) a change in his position such that he no longer reports directly to our board of directors, (iv) a material diminution in the budget over which he has authority, (v) a material change in the geographic location of his position, or (vi) an uncured material breach of the agreement by our Company.

“Cause” is defined as reasonable determination by the board of directors of any of the following: (i) any act of dishonesty, fraud or misrepresentation in relation to his duties to our Company, (ii) Mr. Swad’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude, (iii) Mr. Swad’s proven gross misconduct that results in a reasonable probability of material injury (whether tangible or reputational) to our Company, (iv) Mr. Swad’s proven unauthorized use or disclosure of any proprietary information or trade secrets of our Company or any other third party to whom he owes an obligation of nondisclosure as a result of his relationship with us, or (v) Mr. Swad’s uncured failure to perform in any material respect his duties under the agreement.

During and after his employment, Mr. Swad is subject to a covenant related to the non-disclosure of trade secrets and confidential information. For one year following the date of termination, for any reason, Mr. Swad is subject to covenants related to the non-solicitation of customers, employees or consultants and a covenant not to compete with the Company within the United States.

As of May 10, 2021, Mr. Swad will transition to the role of Strategic Advisor to the Chief Executive Officer until September 2, 2021. Following September 2, 2021, Mr. Swad will continue to serve as a Class I director and hold office until the 2023 Annual Meeting or until his successor is duly elected and qualified. In connection with his separation from our Company as Chief Executive Officer, on May 3, 2021, the Company and Mr. Swad entered into a second amendment to the Swad Employment Agreement and Swad Amendment (the “Swad Second Amendment”). Pursuant to the Swad Second Amendment, following the separation date, Mr. Swad will receive separation benefits for termination without cause under the Swad Employment Agreement, including: (i) continued payment of his base salary for 12 months following the separation date; (ii) payment of his 2021 annual bonus on a prorated basis of 75% to align to actual service time; and (iii) COBRA premium support for 12 months following the separation date. As of the separation date, Mr. Swad will forfeit 75% of the 2021 Long Term Incentive Grant dated April 1, 2021 (“2021 LTI Grant”). Mr. Swad will continue to be eligible to receive 25% of his 2021 LTI Grant to align to actual service time, with the remainder of the 2021 LTI Grant to be comprised of 50% RSUs and 50% PRSUs, and will be paid no later than April 1, 2022 based on the Company’s performance against targets in accordance with the Company’s plans, policies and practices. The material terms of Mr. Swad’s previously granted equity awards subject to time-based vesting remain unchanged and will continue to vest for the longer of: (i) his service as a member of the board of directors, or (ii) for 12-months following the separation date. Following the 2023 Annual Meeting, or earlier removal from the board without cause or due to a change of control, any remaining unvested equity awards previously granted to Mr. Swad subject to time-based vesting will accelerate and become fully vested. In exchange for these separation benefits, Mr. Swad is entering into a general release of claims in favor of the Company.

Employment Agreement with Alpana Wegner

In August 2020, we entered into an employment agreement with Alpana Wegner. Under the agreement, we agreed to pay Ms. Wegner a base salary of $350,000 per year. Ms. Wegner is also eligible to receive a target annual incentive bonus of up to 50% of her then-current base pay, subject to adjustment, upon achievement of our Company’s annual performance targets. Ms. Wegner received a one-time grant of RSUs valued at $250,000, vesting in three equal annual installments beginning on the first anniversary of the grant date, subject to the terms of the related award grant notice. See “Outstanding Equity Awards as of December 31, 2020” below for a description of, among other things, equity awards granted to Ms. Wegner in 2020, all of which remained outstanding as of that year end.

In the event we terminate Ms. Wegner’s employment without cause or Ms. Wegner resigns for “good reason” at any time prior to a change in control, we will provide Ms. Wegner: (i) salary continuation at a rate equal to her base salary then in effect for a period of 12 months following her termination date, and (ii) an insurance premium in an amount equal to that which was paid on her behalf prior to the termination of her employment paid during the same period in which she is receiving salary continuation payments. Further, any outstanding RSUs, PRSUs and stock rights vesting that would have otherwise vested in the 12 months following her termination will immediately vest and become exercisable.

In the event we or our acquirer terminates Ms. Wegner’s employment without cause or Ms. Wegner resigns for “good reason” at the time of, or within 12 months following, a change in control of our Company, we or our acquirer will provide Ms. Wegner: (i) salary continuation at a rate equal to her base salary then in effect for a period of 12 months, (ii) an insurance premium in an amount equal to that which was paid on her behalf prior to the termination of her employment paid during the same period in which she is receiving salary continuation, and (iii) accelerated vesting of all unvested and outstanding RSU awards, PRSU awards and any other stock rights.

“Good Reason” is defined as any of the following without Ms. Wegner’s express written consent: (i) a material decrease in her base salary or targeted annual bonus, or (ii) a material diminution in her authority, duties and responsibilities to our Company.

“Cause” is defined as reasonable determination by the board of directors of any of the following: (i) Ms. Wegner’s violation of any applicable material law or regulation respecting the business of the Company; (ii) Ms. Wegner’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) any act of dishonesty, fraud or misrepresentation made in connection with Ms. Wegner’s responsibilities as an employee; (iv) Ms. Wegner’s gross misconduct that results in a reasonable probability of material injury (whether tangible or reputational) to the Company; or (v) Ms. Wegner’s uncured failure to perform in any material respect her duties under the agreement.

During and after her employment, Ms. Wegner is subject to a covenant related to the non-disclosure of trade secrets and confidential information. For one year following the date of termination, for any reason, Ms. Wegner is subject to covenants related to the non-solicitation of customers, employees or consultants and a covenant not to compete with the Company within the United States.

Employment Agreements with Mason R. Holland, Jr.

In January 2007, we entered into an employment agreement with Mason Holland, our Executive Chairman, which sets forth the terms and conditions of his employment in that position. The agreement continues for terms of three years, which will be extended automatically each day, for an additional day, so that the remaining term continues to be three years in length. Either we or Mr. Holland may at any time fix the term to a finite term of three years. Under the terms of the agreement, we must pay Mr. Holland salary at a rate of not less than $200,000 per year. The board of directors will review Mr. Holland’s salary at least annually and must increase his salary by at least 5% per year. Mr. Holland waived his base salary increase in 2020. We may not decrease Mr. Holland’s base salary under these agreements without his consent.

Mr. Holland is eligible to participate in any management incentive programs we establish, and he may receive incentive compensation based upon achievement of targeted levels of performance and other criteria established by the board of directors or compensation and talent committee. In the event we achieve the annual financial targets approved by the board, Mr. Holland will be entitled to an annual bonus in an amount at least equal to his then-current base salary.

On January 26, 2021, the Company decided to eliminate the position of Executive Chairman and announced that Mr. Holland would step down from his position as Executive Chairman and a member of the board of directors, to be effective at the Annual Meeting. On January 26, 2021, the Company and Mr. Holland entered into an advisory and board observation agreement, pursuant to which Mr. Holland was to serve as an advisor to the board with observer rights after the Annual Meeting. On March 5, 2021, the board and Mr. Holland agreed that Mr. Holland will not serve as an advisor to the Company or earn any related advisor compensation and that Mr. Holland will forgo all observer rights under the advisory and board observation agreement after the Annual Meeting. The remaining terms of the advisory and board observation agreement remain in full force and effect.

Following the Annual Meeting, in accordance with the terms of his previously negotiated employment agreement, Mr. Holland is legally entitled to and will receive certain benefits for termination without cause as a result of the elimination of the position of Executive Chairman, including: (i) a pro rata payment of his 2021 annual bonus, (ii) payment each month, for a period of 36 months, of 1/12 of the sum of his current base salary and a pro rata share of his annual bonus paid at target, and (iii) continuation of his benefits, including life insurance, disability, medical, dental, and hospitalization, for 36 months following the separation date. Additionally, upon his separation date, any remaining unvested incentive equity awards previously granted to Mr. Holland will accelerate and become fully vested.

During and after his employment, Mr. Holland is subject to a covenant related to the non-disclosure of trade secrets and confidential information. For 24 months following the separation date, for any reason, except with adequate justification, Mr. Holland is subject to covenants related to the non-solicitation of customers, employees or consultants and a covenant not to compete with the Company. In the event Mr. Holland, during the 24 months following the separation date, becomes employed by a company that engages, in whole or part, in the same or substantially the same business as ours, he will forfeit any remaining severance payments.

Employment Agreement with Annmarie Fini

In January 2020, we entered into an employment agreement with Annmarie Fini. Under the agreement, we agreed to pay Ms. Fini a base salary of $348,676 per year. Ms. Fini is eligible to receive a target annual incentive bonus of up to 50% of her then-current base pay, subject to adjustment, upon achievement of our Company’s annual performance targets. Ms. Fini is eligible to receive an annual RSU award of up to 200% of her base salary. These RSU awards have a four-year vesting period, and will be subject to the terms of an RSU award agreement. See “Outstanding Equity Awards as of December 31, 2020” below for a description of, among other things, equity awards granted to Ms. Fini in 2020, all of which remained outstanding as of that year end.

In the event we terminate Ms. Fini’s employment without cause, provided Ms. Fini executes a general release of claims, we will provide Ms. Fini salary continuation at a rate equal to her base salary then in effect for a period of six months following her termination date. Any outstanding RSUs, PRSUs and stock rights will not be subject to accelerated vesting.

In December 2020, we entered into an amendment to Ms. Fini’s employment agreement to alter certain terms with regard to post-termination payments in connection with a change in control. Pursuant to the amended employment agreement, in the event we or our acquirer terminates Ms. Fini’s employment without cause or Ms. Fini resigns for “good reason” at the time of, or within 12 months following, a change in control of our Company, we or our acquirer will provide Ms. Fini: (i) salary continuation at a rate equal to her base salary then in effect for a period of 6 months, (ii) an insurance premium in an amount equal to that which was paid on her behalf prior to the termination of her employment paid during the same period in which she is receiving salary continuation, and (iii) accelerated vesting of all unvested and outstanding RSU awards and PRSU awards.

“Cause” is defined as reasonable determination by the board of directors of any of the following: (i) Ms. Fini’s violation of any applicable material law or regulation respecting the business of the Company; (ii) Ms. Fini’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) any act of dishonesty, fraud or misrepresentation made in connection with Ms. Fini’s responsibilities as an employee; (iv) Ms. Fini’s gross misconduct that results in a reasonable probability of material injury (whether tangible or reputational) to the Company; or (v) Ms. Fini’s material breach of any material obligations under any written agreement with the Company or Ms. Fini’s continued failure to substantially perform her material employment duties, which breach or failure is not cured to the Company’s reasonable satisfaction within five business days after notice thereof is delivered to Ms. Fini.

During and after her employment, Ms. Fini is subject to a covenant related to the non-disclosure of trade secrets and confidential information. For one year following the date of termination, for any reason, Ms. Fini is subject to covenants related to the non-solicitation of customers, employees or consultants and a covenant not to compete with the Company within the United States.

Employment Agreement with Raymond A. August

In July 2014, we entered into an employment agreement with Raymond A. August, which was subsequently amended in November 2017 and April 2019 (the “August Employment Agreement”). Under the agreement, we agreed to pay Mr. August a base salary of $500,000 per year. Mr. August was also eligible to receive a target bonus of up to 100% of his then-current base pay, subject to adjustment, upon achievement of our Company’s annual performance targets. Mr. August served as our President and Chief Executive Officer until his separation from our Company, effective August 24, 2020. He continued to serve our Company during the transition to Mr. Swad as our President and Chief Executive Officer through December 31, 2020. Pursuant to the August Separation Agreement, Mr. August received benefits for being terminated without cause as set forth in the August Employment Agreement and in accordance with company policies, including: (i) continued payment of his base salary for 18 months following the termination date; (ii) payment of a portion of his 2020 annual bonus; (iii) continuation coverage under COBRA for 18 months following the termination date; and (iv) immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date, other than his April 2019 RSU grant. See “Outstanding Equity Awards as of December 31, 2020” below for a description of, among other things, equity awards granted to Mr. August in 2020, none of which remained outstanding as of that year end.

During and after his employment, Mr. August is subject to a covenant related to the non-disclosure of trade secrets and confidential information. For one year following the date of termination, for any reason, Mr. August is subject to covenants related to the non-solicitation of customers, employees or consultants and a covenant not to compete with the Company within the United States. The Company and Mr. August also agreed to abide by a non-disparagement covenant.

Employment Agreement with James P. Restivo

In December 2015, we entered into an employment agreement with James P. Restivo (the “Restivo Employment Agreement”). Under the agreement, we agreed to pay Mr. Restivo a base salary of $300,000 per year. Mr. Restivo was also eligible to receive a target bonus of up to 50% of his then-current base pay, subject to adjustment, upon achievement of our Company’s annual performance targets. Mr. Restivo served as our Chief Technology Officer until his separation from our Company, effective September 25, 2020. He continued to serve our Company in an advisory role for a transition period through December 31, 2020. Pursuant to the Restivo Separation Agreement, Mr. Restivo received benefits for being terminated without cause as set forth in the Restivo Employment Agreement and in accordance with Company policies, including: (i) continued payment of his base salary for 6 months following the termination date; (ii) payment of a portion of his 2020 annual bonus; (iii) continuation coverage under COBRA for 6 months following the termination date; and (iv) immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date. See “Outstanding Equity Awards as of December 31, 2020” below for a description of, among other things, equity awards granted to Mr. Restivo in 2020.

During and after his employment, Mr. Restivo is subject to a covenant related to the non-disclosure of trade secrets and confidential information. For one year following the date of termination, for any reason, Mr. Restivo is subject to covenants related to the non-solicitation of customers, employees or consultants and a covenant not to compete with the Company within the United States. The Company and Mr. Restivo also agreed to abide by a non-disparagement covenant.

Potential Payments on Change of Control

If the severance payments called for in our employment agreements with our named executive officers serving as of December 31, 2020, as described above under “Employment Agreements”, had been triggered on December 31, 2020, we would have been obligated to make the following payments:

	Upon Termination without Cause or Resignation for Good Reason – No Change of Control				Upon Termination without Cause or Resignation for Good Reason – Change of Control
Name	Cash Severance ($)	Value of Accelerated Vesting(1) ($)	Value of Benefits ($)	Total ($)	Cash Severance ($)	Value of Accelerated Vesting(1) ($)	Value of Benefits ($)	Total ($)
Stephen M. Swad	$814,637	$1,482,740	$13,054	$2,310,431	$1,450,296	$3,896,423	$26,109	$5,372,828
President, CEO and Director
Alpana Wegner	$450,635	$259,855	$13,054	$723,544	$450,635	$702,436	$13,054	$1,166,125
CFO
Mason R. Holland, Jr.	$1,846,775	$775,462	$39,163	$2,661,400	$1,849,775	$775,462	$39,163	$2,661,400
Executive Chairman of the Board
Annmarie Fini	$174,338	$0	$6,527	$180,865	$174,338	$1,242,398	$6,527	$1,423,263
EVP
Raymond A. August(2)	—	—	—	—	—	—	—	—
Former President, CEO and Director
James P. Restivo(3)	—	—	—	—	—	—	—	—
Former CTO

(1)	The value of accelerated vesting equals $14.48, the closing sale price per share of our common stock on the Nasdaq Global Market on December 31, 2020, multiplied by the number of shares subject to accelerated vesting.

(2)	Mr. August served as our President and Chief Executive Officer until his separation from our Company, effective August 24, 2020. He continued to serve our Company during the transition to Mr. Swad as our President and Chief Executive Officer through December 31, 2020.

(3)	Mr. Restivo served as our Chief Technology Officer until his separation from our Company, effective September 25, 2020. He continued to serve our Company in an advisory role through December 31, 2020.

2020 Grants of Plan-Based Awards Table

The following table summarizes equity awards and non-equity incentive plan awards granted to our named executive officers in 2020, as of the date of grant.

									All
									other
									stock
									awards:
		Estimated Future Payouts			Estimated Future Payouts				Number		Grant Date
		Under Non-Equity Incentive			Under Equity Incentive Plan				of time-		Fair Value
		Plan Awards(1)			Awards(2)				based		of Stock
		Threshold	Target	Maximum	Threshold	Target		Maximum	RSUs(2)		Awards
Name	Grant date	($)	($)	($)	(#)	(#)		(#)	(#)		($)(3)
Stephen M. Swad(4)	May 1, 2020					15,931	(5)	15,931			$162,815
President, CEO and Director	May 1, 2020					56,292	(6)	84,438			$575,304
	May 1, 2020								56,292	(7)	$575,304
	May 1, 2020	$0	$46,219	$46,219
	August 25, 2020	$0	$168,625	$168,625
	September 1, 2020								61,010	(8)	$632,064
Alpana Wegner(9)	January 1, 2020								4,726	(10)	$99,199
CFO	May 1, 2020					2,447	(5)	2,447			$25,008
	May 1, 2020								11,014	(7)	$112,563
	May 1, 2020	$0	$7,101	$7,101
	August 25, 2020	$0	$62,125	$62,125
	September 1, 2020								21,789	(8)	$225,734
Mason R. Holland, Jr. (11)	May 1, 2020					16,283	(5)	16,283			$166,412
Executive Chairman of the Board	May 1, 2020					12,212	(6)	18,318			$124,807
	May 1, 2020								12,212	(7)	$124,807
	May 1, 2020	$0	$162,889	$162,889
Annmarie Fini	May 1, 2020					8,713	(5)	8,713			$89,047
EVP	May 1, 2020					26,141	(6)	39,211			$267,161
	May 1, 2020								26,141	(7)	$267,161
	May 1, 2020	$0	$87,169	$87,169
Raymond A. August(12)	May 1, 2020					26,240	(5)	26,240			$268,173
Former President, CEO and Director	May 1, 2020					131,204	(6)	196,806			$1,340,905
	May 1, 2020								131,204	(7)	$1,340,905
	May 1, 2020	$0	$262,500	$262,500
James P. Restivo(13)	May 1, 2020					14,057	(5)	14,057			$143,663
Former CTO	May 1, 2020					28,115	(6)	42,172			$287,332
	May 1, 2020								28,115	(7)	$287,332
	May 1, 2020	$0	$140,625	$140,625

(1)	Represents the aggregate cash incentive components of the 2020 annual incentives payable to the named executive officer, as summarized in “Compensation Discussion and Analysis—Compensation Elements” above.

(2)	Represents the aggregate equity incentive components of the 2020 annual incentives granted in the form of PRSUs and RSUs to the named executive officer, as summarized in “Compensation Discussion and Analysis—Compensation Elements” above.
(3)	The reported amounts represent the aggregate grant date fair value of awards of PRSUs and RSUs computed in accordance with FASB ASC Topic 718, excluding the estimate of forfeitures. The reported amounts for PRSUs also assume target performance goals will be achieved and are consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718.
(4)	Mr. Swad was appointed our President and Chief Executive Officer, effective August 24, 2020, and resigned as our Chief Financial Officer, effective August 24, 2020. His target annual incentive bonus opportunities for 2020 were prorated for his period of service in each position, and his unvested equity awards continue to vest. Mr. Swad will serve as our Chief Executive Officer until May 10, 2021, and thereafter will serve as Strategic Advisor to the Chief Executive Officer until September 2, 2021. His unvested equity awards will continue to vest for the longer of (i) his service as a member of the board of directors, or (ii) September 2, 2022.
(5)	A percentage of the PRSUs were to vest upon the achievement of an annual revenue goal and an adjusted EBITDA goal, during the period of January 1, 2020 through December 31, 2020, as summarized in “Compensation Discussion and Analysis—Compensation Elements” above. Our board of directors determined that, on April 1, 2021, a total of 14,337, 2,202, 14,654, 7,841, 23,616 and 12,651 PRSUs vested for Mr. Swad, Ms. Wegner, Mr. Holland, Ms. Fini, and Messrs. August and Restivo, respectively.
(6)	A percentage of the PRSUs were to vest upon the achievement of software service revenue and adjusted EBITDA goals during the period of January 1, 2020 through December 31, 2020, as summarized in “Compensation Discussion and Analysis—Compensation Elements” above. Our board of directors determined that, on April 1, 2021, a total of 50,661, 10,989, 23,526, 118,083 and 25,301 PRSUs vested for Mr. Swad, Mr. Holland, Ms. Fini, and Messrs. August and Restivo, respectively.
(7)	Represents RSUs which vest in three equal annual installments beginning on May 1, 2021, subject to continued employment.
(8)	The shares subject to this grant of RSUs vest in three equal annual installments beginning on September 1, 2021, subject to continued employment.
(9)	Ms. Wegner was appointed our Chief Financial Officer, effective August 24, 2020, and previously served as our Vice President, Corporate Controller. Her target annual incentive bonus opportunities for 2020 were prorated for this period of service in each position.
(10)	Represents RSUs which vest in four equal annual installments beginning on January 1, 2021, subject to continued employment.
(11)	Mr. Holland will serve as our Executive Chairman until the Annual Meeting. Following his separation date, he will receive the separation benefits as provided in his employment agreement. His unvested equity awards will continue to vest until his separation date, and subsequently any unvested equity awards will accelerate and become fully vested.
(12)	Mr. August served as our President and Chief Executive Officer until his separation from our Company, effective August 24, 2020. He continued to serve our Company during the transition to Mr. Swad as our President and Chief Executive Officer through December 31, 2020. On December 31, 2020, pursuant to his separation agreement, he received immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date, other than his RSU granted in April 2019, and any unvested equity awards were forfeited.
(13)	Mr. Restivo served as our Chief Technology Officer until his separation from our Company, effective September 25, 2020. He continued to serve our Company in an advisory role through December 31, 2020. On December 31, 2020, pursuant to his separation agreement, he received immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date and any unvested equity awards were forfeited.

Outstanding Equity Awards as of December 31, 2020 Table

The following table lists the outstanding equity awards held by our named executive officers as of December 31, 2020:

	Option Awards				Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned units (#)		Equity incentive plan awards: market value of unearned units ($)(1)
Stephen M. Swad(2)					53,006	(3)	$767,527
President, CEO and Director					28,912	(4)	$418,646
					56,292	(5)	$815,108
								15,931	(6)	$230,681
								56,292	(7)	$815,108
					61,010	(8)	$883,425
Alpana Wegner(9)					367	(10)	$5,314
CFO					1,872	(11)	$27,107
					2,022	(12)	$29,279
					840	(13)	$12,163
					217	(14)	$3,142
					712	(15)	$10,310
					3,248	(16)	$47,031
					4,726	(17)	$68,432
					11,014	(5)	$159,483
								2,447	(6)	$35,433
					21,789	(8)	$315,505
Mason R. Holland, Jr.(18)					1,390	(13)	$20,127
Executive Chairman of the Board					2,052	(15)	$29,713
					4,939	(12)	$71,517
					1,738	(19)	$25,166
					12,212	(5)	$176,830
								16,283	(6)	$235,778
								12,212	(7)	$176,830
Annmarie Fini					1,219	(13)	$17,651
EVP					2,848	(15)	$41,239
					3,853	(17)	$55,791
					6,856	(12)	$99,275
					2,392	(19)	$34,636
					1,450	(20)	$20,996
					26,141	(5)	$378,522
								8,713	(6)	$126,164
								26,141	(7)	$378,522
	7,000		$10.30	10/01/2022
	2,000		$13.53	05/08/2023
Raymond A. August(21)					4,545	(13)	$65,812
Former President, CEO and Director					22,467	(22)	$325,322
					16,535	(15)	$239,427
					39,806	(12)	$576,391
					18,684	(19)	$270,544
					131,204	(5)	$1,899,834
								26,240	(6)	$379,955
								131,204	(7)	$1,899,834
James Restivo(24)					5,316	(13)	$76,976
Former CTO					1,411	(13)	$20,431
					3,576	(15)	$51,780
					4,004	(19)	$57,978
					8,609	(12)	$124,658
					28,115	(5)	$407,105
								14,057	(6)	$203,545
								28,114	(7)	$407,091

(1)	Based on $14.48 per share which was the closing price of our common stock on the Nasdaq Global Market on December 31, 2020, the last trading day of that fiscal year.
(2)	Mr. Swad was appointed our President and Chief Executive Officer, effective August 24, 2020, and resigned from the Company as our Chief Financial Officer, effective August 24, 2020. His unvested equity awards continue to vest. Mr. Swad will serve as our Chief Executive Officer until May 10, 2021, and thereafter will serve as Strategic Advisor to the Chief Executive Officer until September 2, 2021. His unvested equity awards will continue to vest for the longer of (i) his service as a member of the board of directors, or (ii) September 2, 2022.
(3)	The shares subject to this grant of RSUs vest 25% on August 1, 2020. 6.25% of the restricted stock units vest on each three-month anniversary thereafter, subject to continued employment.
(4)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on August 1, 2020, subject to continued employment.
(5)	The shares subject to this grant of RSUs vest in three equal annual installments beginning on May 1, 2021, subject to continued employment.
(6)	The amount reported represents the number of PRSUs granted to the named executive officer on May 1, 2020, as previously described, and assumes target performance goals will be achieved. A percentage of the PRSUs were to vest upon the achievement of an annual revenue goal and an adjusted EBITDA goal, during the period of January 1, 2020 through December 31, 2020, as summarized in “Compensation Discussion and Analysis—Compensation Elements” above. Our board of directors determined that, on April 1, 2021, a total of 14,337, 2,202, 14,654, 7,841, 23,616 and 12,651 PRSUs vested for Mr. Swad, Ms. Wegner, Mr. Holland, Ms. Fini, and Messrs. August and Restivo, respectively.
(7)	The amount reported represents the number of PRSUs granted to the named executive officer on May 1, 2020, as previously described, and assumes target performance goals will be achieved. A percentage of the PRSUs were to vest upon the achievement of software service revenue and adjusted EBITDA goals during the period of January 1, 2020 through December 31, 2020, as summarized in “Compensation Discussion and Analysis—Compensation Elements” above. Our board of directors determined that, on April 1, 2021, a total of 50,661, 10,989, 23,526, 118,083 and 25,301 PRSUs vested for Mr. Swad, Mr. Holland, Ms. Fini, and Messrs. August and Restivo, respectively.
(8)	The shares subject to this grant of RSUs vest in three equal annual installments beginning on September 1, 2021, subject to continued employment.
(9)	Ms. Wegner was appointed our Chief Financial Officer, effective August 24, 2020, and previously served as our Vice President, Corporate Controller.
(10)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on October 1, 2017, subject to continued employment.
(11)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on January 1, 2018, subject to continued employment.
(12)	The shares subject to this grant of PRSUs represented a contingent right to receive one share of our common stock upon the Company’s achievement of annual recurring revenue bookings percentage growth goals during the period of January 1, 2018 through December 31, 2018 and vest in four equal annual installments beginning on April 1, 2019, subject to continued employment.
(13)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on April 1, 2018, subject to continued employment.
(14)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on February 1, 2019, subject to continued employment.
(15)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on April 1, 2019, subject to continued employment.
(16)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on November 1, 2019, subject to continued employment.
(17)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on January 1, 2021, subject to continued employment.

(18)	Mr. Holland will serve as our Executive Chairman until the Annual Meeting. Following his separation date, he will receive the separation benefits as provided in his employment agreement. His unvested equity awards will continue to vest until his separation date, and subsequently any unvested equity awards will accelerate and become fully vested.
(19)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on April 1, 2020, subject to continued employment.
(20)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on September 1, 2020, subject to continued employment.
(21)	Mr. August served as our President and Chief Executive Officer until his separation from our Company, effective August 24, 2020. He continued to serve our Company during the transition to Mr. Swad as our President and Chief Executive Officer through December 31, 2020. On December 31, 2020, pursuant to his separation agreement, he received immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date, other than his RSU granted in April 2019, and any unvested equity awards were forfeited.
(22)	The shares subject to this grant of RSUs vest in five equal annual installments beginning on December 31, 2018, subject to continued employment.
(23)	The shares subject to this grant of RSUs vest in full on April 1, 2023, subject to continued employment.
(24)	Mr. Restivo served as our Chief Technology Officer until his separation from our Company, effective September 25, 2020. He continued to serve our Company in an advisory role through December 31, 2020. On December 31, 2020, pursuant to his separation agreement, he received immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date and any unvested equity awards were forfeited.

2020 Options Exercised and Stock Vested Table

The following table sets forth information on the aggregate number and value of all RSUs and PRSUs vested for each named executive officer in the year ended December 31, 2020.

Stock Vested during the year ended December 31, 2020

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting(1) ($)
Stephen M. Swad	33,730	$388,040
President, CEO and Director
Alpana Wegner	4,272	$53,273
CFO
Mason R. Holland, Jr.(2)	8,845	$78,809
Executive Chairman of the Board
Annmarie Fini	11,760	$122,204
EVP
Raymond A. August(3)	59,500	$676,524
Former President, CEO and Director
James Restivo(4)	21,179	$188,704
Former CTO

(1)	The aggregate value realized equals the fair market value of the shares acquired, based on the closing sale price of our common stock on the Nasdaq Global Market immediately preceding vesting.

(2)	Mr. Holland will serve as our Executive Chairman until the Annual Meeting. Following his separation date, he will receive the separation benefits as provided in his employment agreement. His unvested equity awards will continue to vest until his separation date, and subsequently any unvested equity awards will accelerate and become fully vested.

(3)	Mr. August served as our President and Chief Executive Officer until his separation from our Company, effective August 24, 2020. He continued to serve our Company during the transition to Mr. Swad as our President and Chief Executive Officer through December 31, 2020. On December 31, 2020, pursuant to his separation agreement, he received immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date, other than his RSU granted in April 2019, and any unvested equity awards were forfeited.

(4)	Mr. Restivo served as our Chief Technology Officer until his separation from our Company, effective September 25, 2020. He continued to serve our Company in an advisory role through December 31, 2020. On December 31, 2020, pursuant to his separation agreement, he received immediate vesting of time-based vesting equity awards that would have vested within 12 months of the termination date and any unvested equity awards were forfeited.

Recent Updates

On May 4, 2021, we publicly announced that our board of directors appointed Matthew Levin as President and Chief Executive Officer of our Company and a member of the board. Mr. Levin’s appointment will be effective on May 10, 2021. Mr. Levin will serve as a Class I director to hold office until the 2023 Annual Meeting or until his successor is duly elected and qualified and will not serve on any of the board’s committees.

On April 29, 2021, Mr. Levin entered into an employment agreement with the Company (the “Levin Employment Agreement”). The Levin Employment Agreement provides that Mr. Levin’s employment is “at will.” His annual base salary is initially $550,000 and he is eligible to participate in the Company’s short-term incentive program, with a target bonus of 100% of his base salary. Mr. Levin received an initial equity grant of 70% RSUs and 30% PRSUs with a total value of $5,000,000, totaling 248,826 RSUs and 106,640 PRSUs (the “Initial Grant”). The RSU portion of the Initial Grant vests in four equal annual installments beginning on the first anniversary of Mr. Levin’s start date. The PRSU portion of the Initial Grant will vest in a single installment if the Company’s closing stock price is at least $23.00 for a period of 20 consecutive trading days occurring after the second anniversary of his start date and prior to the fifth anniversary of the Start Date. If this price-based requirement is met before the third anniversary of the start date, then the PRSU portion of the Initial Grant will vest on the third anniversary of the start date, provided that Mr. Levin has remained employed by the Company through such date. If the price-based requirement is met after the third anniversary but prior to the fifth anniversary of the start date, then the PRSU portion of the Initial Grant will vest on the date the price requirement is met, provided that Mr. Levin has remained employed by the Company through such date. The Initial Grant was made as an inducement grant under Nasdaq Listing Rule 5635(c)(4). Mr. Levin will also receive an annual equity grant for 2021 of 50% RSUs and 50% PRSUs with a total value of $2,400,000. The RSU portion of the annual equity grant vests in four equal annual installments beginning on the first anniversary of the start date. The PRSU portion of the annual equity grant vests over four years based on the achievement of certain specified performance metrics for 2021 plus a requirement of continued employment. We will pay Mr. Levin’s reasonable expenses associated with commuting to and from our primary office and will also provide a corporate apartment in Charleston for a period of 18 months, which may be renewed.

If we terminate Mr. Levin without cause or he resigns for good reason within 12 months of a change of control of the Company, he will receive an amount equal to two times his then-current base salary plus two times his then-current target bonus, payable over 12 months; COBRA premium support for 12 months; and full vesting of all of his equity awards (with any performance-based vesting component deemed to vest at the target level). If we terminate Mr. Levin without cause or he resigns for good reason at any other time, he will receive an amount equal to his then-current base salary plus his then-current target bonus, payable over 12 months; COBRA premium support for 12 months; and additional vesting of all of his equity awards that would have otherwise vested in the 12 months following his termination, except for the Initial Grant, which will vest in full so long as Mr. Levin has completed 12 months of service (and a reduced amount if he has not). All of the separation benefits are conditioned upon Mr. Levin entering into a general release of claims in favor of the Company. Mr. Levin is subject to confidentiality, non-competition and non-solicitation covenants for one year following the termination of his employment.

On May 3, 2021, a complaint was filed against Mr. Levin by his former employer, ADP, Inc. (“ADP”), followed on May 5, 2021 by an application for a temporary restraining order and preliminary injunction in the United States District Court for the District of New Jersey (collectively, the “ADP Complaints”). The ADP Complaints allege that Mr. Levin, in beginning employment with the Company would be in violation of restrictive covenant agreements he entered into with ADP while he was employed as its Chief Strategy Officer. The ADP Complaints request, among other things, an injunction from the court barring Mr. Levin’s employment with the Company.

We believe the claims made in the ADP Complaints are without merit and Mr. Levin intends to vigorously defend himself against these actions and begin his employment with the Company as planned on May 10, 2021.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship between the median of the annual total compensation of all our employees and the annual total compensation of Mr. Swad, our Chief Executive Officer on the date we selected to identify the median employee. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.

For 2020:

•	the median of the annual total compensation of all our employees of our Company (other than Mr. Swad) was $85,703; and

•	the compensation of Mr. Swad as Chief Executive Officer annualized for 2020 was $2,648,628.

Based on this information, for 2020 the ratio of the annual total compensation of Mr. Swad to the median of the annual total compensation of all our employees was estimated to be 31 to 1.

To identify the median employee, compensation data was gathered for our entire employee population as of December 1, 2019, including part-time employees and excluding our Chief Executive Officer and employees from companies acquired during 2019. We have no non-U.S. employees. We used total 2019 regular wages for the first payroll in December 2019 as the compensation measure that best reflects the compensation of all our employees. This compensation measure was consistently applied to all of our employees included in the calculation. In accordance with SEC rules, after identifying our median employee, the 2020 annual total compensation of the median employee and our Chief Executive Officer were determined using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table.

DIRECTOR COMPENSATION

Each of our non-employee directors receives an annual retainer of $180,000, payable at the director’s election either 50% in cash and 50% in RSUs, or 100% in RSUs. We also pay such directors the following cash fees for each quarter they chair one of the board committees: audit, $6,250; compensation, $2,500; and nominating and governance committee, $1,875. Other members of the committees receive the following annual cash fees: audit, $9,000; compensation, $5,000; and nominating and governance, $3,750.

Our Company maintains stock ownership guidelines for directors. The guidelines require our directors to own stock in our Company with a cash value of $225,000 or 3,750 shares, whichever is less. Directors need not own the requisite number of shares until he or she has completed three years of service as a director of our Company. If the ownership requirement is not met after the director has completed three years of service as a director of our Company, then all payments made to him or her by our Company will be entirely in the form of RSUs until the required ownership level is reached. For purposes of calculating the number of shares held by a director, shares that are owned directly are counted along with (a) shares over which the director has investment or voting power, and (b) shares that may be acquired pursuant to vested, in-the-money options to acquire shares of our common stock. Shares used to achieve the minimum director ownership requirement may not be pledged, used as security, or otherwise encumbered by a director.

In response to the COVID-19 pandemic, and consistent with the actions taken for executives, the board of directors made the decision voluntarily to reduce their annual retainer compensation by 25% for 2020.

The following table sets forth the total compensation paid to each of our non-employee directors serving in 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Total ($)
Douglas A. Dennerline	$19,625	$89,071	(1)	$108,696
Barry Libert(2)	-	-		-
A. Lanham Napier	$8,250	$89,071	(1)	$97,321
Francis J. Pelzer V	$30,000	$89,071	(1)(3)	$119,071
Ana M. White	$16,000	$61,316	(1)(4)	$77,316

(1)	On July 1, 2020, the board of directors approved grants of RSUs to each of Messrs. Dennerline and Pelzer for 11,250 shares of our common stock with an aggregate grant date fair value for each director of $125,438, computed in accordance with FASB ASC Topic 718. These grants of RSUs vest on the earlier of July 1, 2021 or the Annual Meeting of our Company, subject to the director’s continued service on the board. These amounts reflected a 25% reduction in their annual retainer from initially $180,000 to $135,000.

(2)	Mr. Libert began serving as a director of our Company on September 10, 2020 and resigned on January 26, 2021.

(3)	Mr. Pelzer also holds an option to purchase 50,000 shares of our common stock, granted to him in 2013 for service on the board of directors. On December 31, 2020, all shares subject to this option were vested.

(4)	Ms. White received an initial grant of 9,531 restricted stock units when she joined our Company as a director on January 15, 2019 and therefore was not eligible for the annual grant made to directors on July 1, 2020. Ms. White resigned from the board of directors, effective March 23, 2021.

Messrs. Holland and Swad are both named executive officers, and both also serve as directors, and neither received additional compensation for service provided as a director in 2020. Mr. August separated from our Company on August 24, 2020. Mr. August did not receive any further compensation related to being a director during his service as our Chief Executive Officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2020 to which we were or are a party in which:

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Landlord—Daniel Island Executive Center, LLC and DIEC II, LLC

We lease real property from Daniel Island Executive Center, LLC, or DIEC, LLC, for use as our corporate headquarters in Charleston, South Carolina under two lease agreements. Pursuant to an amendment to each lease executed on December 12, 2016, both lease agreements expire on December 31, 2031. The initial term of the leases will reset to be co-terminus with certain new leases our Company may enter into with Daniel Island Executive Center II, LLC, or DIEC II, LLC. Under the two leases, an aggregate of $67.2 million of lease payments are due over the remainder of the terms as of December 31, 2020. We made payments related to these agreements in the amount of $7.7 million for the year ended December 31, 2020.

Pursuant to a lease agreement with DIEC II, LLC and subsequent amendment executed on December 12, 2016, we have extended our campus in Charleston, South Carolina with a Customer Success Center and, at our option and under a new lease, can have a two-story welcome center built. The lease agreement for the Customer Success Center expires December 31, 2031. The initial term of the lease will reset to be co-terminus with certain new leases our Company may enter into with DIEC II, LLC. Under the lease, an aggregate of $64.7 million of lease payments are due over the remainder of the term as of December 31, 2020. We made payments related to this agreement in the amount of $7.4 million for the year ended December 31, 2020.

On March 13, 2020, our Company executed an amendment to leases amending: (i) the Lease Agreement dated January 1, 2009, as amended, between the Company and DIEC, LLC; (ii) the Lease Agreement dated May 31, 2005, as amended, between the Company and DIEC, LLC; and (iii) the Commercial Lease Agreement dated December 13, 2013, as amended, between the Company and DIEC II, LLC. Pursuant to the amendment to leases, the Company paid DIEC, LLC and DIEC II, LLC $4.0 million for rent due to DIEC, LLC and DIEC II, LLC from January 1, 2021 to June 1, 2021, representing an approximately 17% discount on rent due for those periods.

DIEC, LLC and DIEC II, LLC are South Carolina limited liability companies. The Holland Family Trust, with which Mason Holland (our Executive Chairman of the board and a significant stockholder) is affiliated, is part owner of DIEC, LLC and DIEC II, LLC. See below under “Procedures for Approval of Related Party Transactions” for a description of the measures taken to ensure the price and negotiation process with respect to the above lease agreements were fair to the Company and our stockholders.

Indemnification Agreements

Our Charter and our Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by law. In addition, as permitted by the laws of the State of Delaware, we have entered into indemnification agreements with each of our directors. Under the terms of our indemnification agreements, we are required to indemnify each of our directors, to the fullest extent permitted by the laws of the State of Delaware, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of our Company, and with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. We must indemnify our officers and directors against any and all (A) costs and expenses (including attorneys’ and experts’ fees, expenses and charges) actually and reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, and (B) judgments, fines, penalties and amounts paid in settlement in connection with, in the case of either (A) or (B), any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, by reason of the fact that (x) such person is or was a director or officer, employee, agent or fiduciary of our Company or (y) such person is or was serving at our request as a director, officer, employee or agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefits plan or other enterprise. The indemnification agreements will also require us, if so requested, to advance within 30 days of such request any and all costs and expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to be indemnified for such costs and expenses. Our Bylaws also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us as authorized by the laws of the State of Delaware.

We are not required to provide indemnification under our indemnification agreements for certain matters, including: (1) indemnification in connection with certain proceedings or claims initiated or brought voluntarily by the indemnitee; (2) indemnification related to disgorgement of profits made from the purchase or sale of securities of our Company under Section 16(b) of the Exchange Act, or similar provisions of state statutory or common law; (3) indemnification that is finally determined, under the procedures and subject to the presumptions set forth in the indemnification agreements, to be unlawful; or (4) indemnification for liabilities for which the director has received payment under any insurance policy for such person’s benefit, our Charter or Bylaws or any other contract or otherwise, except with respect to any excess amount beyond the amount so received by such director or officer. The indemnification agreements will require us, to the extent that we maintain an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of our Company or of any other corporation, partnership, joint venture, trust, employee benefits plan or other enterprise that such person serves at the request of our Company, to cover such person by such policy or policies to the maximum extent available.

Employment Agreements

We have entered into employment agreements with certain of our executive officers that provide for salary, bonus and severance compensation. For more information regarding these employment agreements, see “Executive Compensation—Compensation Discussion and Analysis—Employment Agreements”.

Equity Issued to Executive Officers and Directors

We have granted RSUs and PRSUs to our executive officers and directors in 2020, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Outstanding Equity Awards as of December 31, 2020” and “Director Compensation”.

BuildGroup LLC Investment

On May 22, 2020, we entered into a preferred stock purchase agreement with BuildGroup LLC, pursuant to which, upon the closing of the private placement on June 4, 2020, BuildGroup LLC received 1,777,778 shares of Preferred Stock, which are convertible, before payment of any dividend in kind, into 5,333,334 shares of our common stock. An additional 1,844,632 shares of our common stock will be issued upon conversion of the Preferred Stock assuming (x) conversion of the Preferred Stock at the initial conversion price of $15.00 per share, and (y) payment of the regular quarterly dividend on the Preferred Stock in kind, at the Company’s election, instead of being paid in cash from the September 30, 2020 dividend payment through the March 31, 2024 dividend payment. As of the date of this Proxy Statement, no dividends have been paid in kind. The gross proceeds of the issuance of Preferred Stock were approximately $80 million.

The Certificate of Designations for the Preferred Stock states that as long as not less than 60% of the shares of the Preferred Stock originally issued remain outstanding, the holders of the majority of the then-outstanding shares of the Preferred Stock, voting together as a single class, will have the right at any election of directors to elect Preferred Stock Directors, consisting of (A) two directors if the Company’s board of directors consists of nine or fewer directors; or (B) three directors if the board consists of 10 directors. Currently, Mr. Napier and Ms. Young serve as the Preferred Stock Directors designated by BuildGroup LLC.

Procedures for Approval of Related Party Transactions

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving or ratifying any related party transaction reaching a certain threshold of significance. In situations involving a related party transaction with a member of our board of directors, the disinterested directors take on this responsibility. In the course of its review and approval or ratification of a related party transaction, the committee or disinterested directors, among other things, consider(s), consistent with Item 404 of Regulation S-K, the following:

•	the nature and amount of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	any other matters our audit committee deems appropriate, including advice of independent counsel and other relevant advisors (for example, independent real estate advisory firms with respect to leasing matters and/or independent financial advisors with respect to financial transactions).

Any director who is a related person with respect to a transaction under review is not permitted to participate in the deliberations or vote regarding approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation and talent committee consists of Messrs. Dennerline and Pelzer. Ms. White served as our compensation and talent committee Chair until she stepped down in March 2021. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of another entity that has one or more executive officers serving on our board or compensation and talent committee. No interlocking relationship exists between any member of our board or any member of the compensation committee (or other committee performing equivalent functions) of any other company.

SOLICITATION MATTERS

The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies by the board of directors and certain officers of the Company therefor. These expenses may include, among other things, the costs of preparing, assembling, printing and mailing the proxy materials to stockholders of record and beneficial owners and reimbursement paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by mail, directors and certain officers may solicit proxies on behalf of our board, without additional compensation, personally, by telephone, via the Internet or via email. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

As a result of the potential proxy solicitation by Indaba, we may incur additional costs in connection with our solicitation of proxies. We have retained Okapi to solicit proxies in connection with the Annual Meeting. Under our agreement with Okapi, Okapi will receive up to $[•] plus reimbursement for reasonable out-of-pocket expenses. Okapi expects that approximately [•] of its employees will assist in the solicitation. Okapi will solicit proxies in person, by mail, telephone, email or facsimile. The Company’s aggregate expenses, including those of Okapi, related to this solicitation and in excess of expenses normally spent for an annual meeting in which there is not a proxy contest and salaries and wages of officers, are currently estimated to be approximately $[•], of which approximately $[•] has been incurred as of the date of this Proxy Statement.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our Bylaws. We have not received any stockholder proposals this year for consideration at the Annual Meeting.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for the 2022 Annual Meeting, it must be delivered to our principal executive offices located at 100 Benefitfocus Way, Charleston, South Carolina 29492 by [•]; provided, however, that if the date of the 2022 Annual Meeting is more than 30 days before or 60 days after June 30, 2022, notice by the stockholder must be delivered us a reasonable time before we begin to print and mail our proxy materials for the 2022 Annual Meeting. The submission of a stockholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in the Company’s proxy statement and form of proxy.

Our Bylaws permit any stockholder of record to nominate directors or submit a stockholder proposal of other business. Any stockholder proposal of business other than a director nomination intended to be presented for consideration at our 2022 Annual Meeting (but that will not be included in the Company’s proxy materials for such meeting pursuant to Rule 14a-8 of the Exchange Act), must be received by us in a timely manner and otherwise in accordance with our Bylaws not earlier than March 2, 2022 and not later than April 1, 2022; provided, however, that if the date of the 2022 Annual Meeting is more than 30 days before or 60 days after June 30, 2022, notice by the stockholder must be delivered us not later than the close of business no earlier than the 120th day prior to the 2022 Annual Meeting or the later of (1) the 90th day prior to the 2022 Annual Meeting or (2) the 10th day following the first public announcement of the date of the 2022 Annual Meeting.

Stockholders wishing to nominate a director must deliver written notice of the nomination either by personal delivery or by U.S. certified mail, postage prepaid, to the Corporate Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not more than 90 and not less than 60 days before the meeting at which directors are to be elected, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not later than the close of business on the 10th business day following the date on which notice of such meeting is first given to stockholders. Stockholder notices must set forth the specific information as more fully described in our Bylaws and in “Corporate Governance—Selection of Nominees for the Board of Directors”.

Management’s proxy holders for the 2022 Annual Meeting will have discretion to vote proxies given to them on any stockholder proposal of which our Company does not have notice prior to [•].

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a set of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one set of the proxy materials may have been sent to multiple stockholders in your household. If you would prefer to receive separate sets of the proxy materials either now or in the future, please contact our Corporate Secretary either by calling 1-843-849-7476 or by mailing a request to Attn: Corporate Secretary, 100 Benefitfocus Way, Charleston, South Carolina 29492. Upon written or oral request to the Corporate Secretary, our Company will provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple copies of Proxy Statements may request to receive a single set of proxy materials in the future in the same manner as described above. Alternatively, if you hold your stock in a brokerage account, please contact your broker.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2020 as filed with the SEC is accessible free of charge on our website at www.benefitfocus.com under Company—Investor Relations—Finances—Annual Meeting Materials. The Annual Report on Form 10-K, as amended, contains audited consolidated balance sheets of our Company as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2020. You can request a copy of our Annual Report on Form 10-K, as amended, free of charge by calling 1-843-849-7476 or sending an e-mail to ir@benefitfocus.com. Please include your contact information with the request.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “would,” “could,” “should,” “estimates,” “predicts,” “potential,” “continues,” “target,” “outlook” and similar terms and expressions. Actual results may differ significantly from management’s expectations due to various risks and uncertainties including, but not limited to, those factors described in the Risk Factors section of the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2020. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this Proxy Statement.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s public filings are available to the public from document retrieval services and the website maintained by the SEC at www.sec.gov. These filings are also available under the Company—Investor Relations—Finances—Annual Meeting Materials section of our website at www.benefitfocus.com.

OTHER MATTERS

Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors recommends.

* * * *

YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed WHITE proxy card to vote via the Internet or by telephone. Please submit a proxy as soon as possible, so that your shares can be voted at the Annual Meeting in accordance with your instructions.

THE BOARD OF DIRECTORS

Dated: [•], 2021

DIRECTIONS TO THE ANNUAL MEETING

[•]

Annex A

Charter Declassification Amendment

[see next page]

CERTIFICATE OF AMENDMENT

OF RESTATED CERTIFICATE OF INCORPORATION

OF BENEFITFOCUS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Benefitfocus, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.       The Board of Directors of the Corporation duly adopted a resolution by written consent on May 3, 2021, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation (the “Amendment”) and declaring said Amendment to be advisable. The stockholders of the Corporation duly approved said proposed Amendment at the Annual Meeting of Stockholders of the Corporation held on June 30, 2021 in accordance with Section 242 of the General Corporation Law of the State of Delaware.

2.       The text of ARTICLE VIII of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“Except as otherwise provided in this Certificate of Incorporation or the Delaware General Corporation Law, the business and affairs of the Corporation shall be managed by or at the direction of the board of directors. The number of directors which shall constitute the whole board shall be fixed by the board of directors, subject to any restrictions which may be set forth in this Certificate of Incorporation.

Subject to the special rights, if any, of the holders of one or more outstanding series of Preferred Stock to elect directors:

A. Upon the effectiveness of the filing of this Certificate of Amendment until the election of directors at the 2022 annual meeting of directors (the “2022 Annual Meeting”), the board of directors shall be divided into two classes of directors, Class I and Class II with the directors in Class II having a term that expires at the 2022 Annual Meeting and the directors in Class I having a term that expires at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”). The successors of the directors who, immediately prior to the 2021 annual meeting of stockholders (the “2021 Annual Meeting”), were members of Class II (and whose terms expired at the 2021 Annual Meeting) shall become members of Class II with a term expiring at the 2022 Annual Meeting; the directors who, immediately prior to the 2021 Annual Meeting, were members of Class III and whose terms were scheduled to expire at the 2022 Annual meeting shall become members of Class II and shall continue to have terms expiring at the 2022 Annual Meeting; and the directors who, immediately prior to the 2021 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2023 Annual Meeting shall become members of Class I and shall continue to have terms expiring at the 2023 Annual Meeting.

B. Commencing with the election of directors at the 2022 Annual Meeting, there shall be a single class of directors, with all directors of such class having a term that expires at the 2023 Annual Meeting. The successors of the directors who, immediately prior to the 2022 Annual Meeting, were members of Class II (and whose terms expire at the 2022 Annual Meeting) shall be elected at such meeting for a term that expires at the 2023 Annual Meeting, and the directors who, immediately prior to the 2022 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2023 Annual Meeting shall continue to have terms expiring at the 2023 Annual Meeting.

C. From and after the election of directors at the 2023 Annual Meeting, the board of directors shall cease to be classified and the directors elected at the 2023 Annual Meeting (and each annual meeting of the stockholders thereafter) shall be elected for a term expiring at the next annual meeting of the stockholders.

D. Each director shall hold office until the next election of the class, if any, for which such director shall have been chosen (or, if the board of directors is not divided into classes, until the next annual meeting of stockholders for the election of directors) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.”

[Remainder of Page Intentionally Left Blank]

The undersigned hereby acknowledges that the foregoing Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true this [•] day of June 2021.

IN WITNESS WHEREOF, Benefitfocus, Inc. has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed by its duly authorized officer on this [•] day of June 2021.

/s/
[Name, Title]

Annex B

Charter Share Issuance Amendment

[see next page]

CERTIFICATE OF AMENDMENT

OF RESTATED CERTIFICATE OF INCORPORATION

OF BENEFITFOCUS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Benefitfocus, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.       The Board of Directors of the Corporation duly adopted a resolution by written consent on May 3, 2021, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation (the “Amendment”) and declaring said Amendment to be advisable. The stockholders of the Corporation duly approved said proposed Amendment at the Annual Meeting of Stockholders of the Corporation held on June 30, 2021 in accordance with Section 242 of the General Corporation Law of the State of Delaware.

2.       The text of ARTICLE IV of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

IV.

A. The total number of shares that the Corporation has authority to issue is one-hundred million (100,000,000), consisting of (i) ninety-five million (95,000,000) shares of common stock (the “Common Stock”), par value $0.001 per share, and (ii) five million (5,000,000) shares of preferred stock (the “Preferred Stock”), par value $0.001 per share.

B. The number of authorized shares of Common Stock, including of any class thereof, may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted to Common Stock basis).

C. The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences and other designations, powers, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock (but not below the number of shares of any such series then outstanding).

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote.

[Remainder of Page Intentionally Left Blank]

The undersigned hereby acknowledges that the foregoing Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true this [•] day of June 2021.

IN WITNESS WHEREOF, Benefitfocus, Inc. has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed by its duly authorized officer on this [•] day of June 2021.

/s/
[Name, Title]

Annex C

Reconciliation of GAAP and Non-GAAP Measures

The Company uses adjusted EBITDA, a non-GAAP financial measure, in this Proxy Statement. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. We define adjusted EBITDA as net income (or loss) before net interest, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense, expense related to the impairment of goodwill and intangible assets, transaction and acquisition-related costs expensed, restructuring costs, gain or loss on extinguishment of debt, and costs not core to our business. Please note that other companies might define their non-GAAP financial measures differently than we do.

The Company presents adjusted EBITDA in this Proxy Statement because it considers it to be an important supplemental measure of performance. Management uses non-GAAP financial measures, including adjusted EBITDA, for planning purposes, including analysis of the Company’s performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management believes that certain non-GAAP financial measures, including adjusted EBTIDA, provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance.

Non-GAAP financial measures have limitations as an analytical tool. You are encouraged to review the reconciliation of adjusted EBITDA to its most directly comparable GAAP measure provided in this Proxy Statement and in the table below.

Benefitfocus, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(unaudited, dollars in thousands except share and per share data)

	Year Ended December 31,
	2020	2019
		(in thousands)
Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(24,297)	$(45,515)
Depreciation	15,285	15,288
Amortization of software development costs	7,455	5,130
Amortization of acquired intangible assets	2,274	1,933
Interest income	(632)	(2,613)
Interest expense	23,071	23,524
Income tax expense	22	27
Stock-based compensation expense	14,537	19,572
Transaction and acquisition-related costs expensed	450	1,035
Restructuring costs	5,616	-
Impairment of long-lived assets	916	-
Gain on repurchase of convertible senior notes	(1,138)	-
Costs not core to our business	457	649
Total net adjustments	$68,313	$64,545
Adjusted EBITDA	$44,016	$19,030

C-1

Annex D

Additional Information Regarding Participants in the Solicitation

Under applicable SEC rules and regulations, members of our board of directors, our board’s nominees and certain officers of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about such persons (the “Participants”).

Directors and Nominees

For more information on the names, ages and principal occupations of the Company’s directors and director nominees who are Participants, please see “Proposal 2—Election of Directors” beginning on page [•] of this Proxy Statement.

Other than as set forth in this Annex D or elsewhere in this Proxy Statement, the business address for the Company’s directors and director nominees is c/o Benefitfocus, Inc., 100 Benefitfocus Way, Charleston, South Carolina 29492.

Officers

The executive officers of the Company who are Participants are Matthew Levin, Stephen M. Swad, Alpana Wegner, and Mason R. Holland, Jr. The business address for each of these Participants is c/o Benefitfocus, Inc., 100 Benefitfocus Way, Charleston, South Carolina 29492. Information on the principal occupations of these Participants is set forth at the end of Part I of the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2021, as amended on April 30, 2021.

Information Regarding Ownership of the Company’s Securities by Participants

For information on the number of the Company’s securities beneficially owned by each Participant who is one of the Company’s directors, director nominees or NEOs, please see “Security Ownership of Certain Beneficial Owners and Management” beginning on page [•] of this Proxy Statement.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant during the period from April 30, 2019 through April 30, 2021. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Securities Acquired (Disposed)	Transaction Description	Transaction Code	Security
Douglas A. Dennerline	7/1/2020	11,250	6	A	Common Stock
Douglas A. Dennerline	7/1/2019	6,692	6	A	Common Stock
Mason R. Holland, Jr.	4/1/2021	14,654	3	M	Common Stock
Mason R. Holland, Jr.	4/1/2021	(14,654)	3	M	Performance Restricted Stock Units
Mason R. Holland, Jr.	4/1/2021	(1,629)	3	D	Performance Restricted Stock Units
Mason R. Holland, Jr.	4/1/2021	10,989	3	M	Common Stock
Mason R. Holland, Jr.	4/1/2021	(10,989)	3	M	Performance Restricted Stock Units
Mason R. Holland, Jr.	4/1/2021	(7,329)	3	D	Performance Restricted Stock Units
Mason R. Holland, Jr.	4/1/2021	9,088	4	A	Common Stock
Mason R. Holland, Jr.	4/1/2021	12,118	5	A	Performance Restricted Stock Units
Mason R. Holland, Jr.	4/1/2021	13,632	5	A	Performance Restricted Stock Units
Mason R. Holland, Jr.	5/1/2020	18,318	5	A	Performance Restricted Stock Units
Mason R. Holland, Jr.	5/1/2020	16,283	5	A	Performance Restricted Stock Units

Name	Date	Number of Securities Acquired (Disposed)	Transaction Description	Transaction Code	Security
Mason R. Holland, Jr.	5/1/2020	12,212	4	A	Common Stock
Mason R. Holland, Jr.	4/1/2020	(6,956)	3	D	Performance Restricted Stock Units
Mason R. Holland, Jr.	4/1/2020	(2,435)	3	D	Performance Restricted Stock Units
Mason R. Holland, Jr.	4/1/2020	(1,043)	3	M	Performance Restricted Stock Units
Mason R. Holland, Jr.	4/1/2020	1,043	3	M	Common Stock
A. Lanham Napier	6/4/2020	1,777,778*	1	A	Series A Convertible Preferred Stock*
A. Lanham Napier	7/1/2019	6,692	6	A	Common Stock
Francis J. Pelzer V	7/1/2020	11,250	6	A	Common Stock
Francis J. Pelzer V	7/1/2019	6,692	6	A	Common Stock
Coretha M. Rushing	3/15/2021	13,191	7	A	Common Stock
Stephen M. Swad	4/1/2021	14,337	3	M	Common Stock
Stephen M. Swad	4/1/2021	(14,337)	3	M	Performance Restricted Stock Units
Stephen M. Swad	4/1/2021	(1,594)	3	D	Performance Restricted Stock Units
Stephen M. Swad	4/1/2021	50,661	3	M	Common Stock
Stephen M. Swad	4/1/2021	(50,661)	3	M	Performance Restricted Stock Units
Stephen M. Swad	4/1/2021	(33,777)	3	D	Performance Restricted Stock Units
Stephen M. Swad	4/1/2021	92,549	4	A	Common Stock
Stephen M. Swad	4/1/2021	16,827	5	A	Performance Restricted Stock Units
Stephen M. Swad	4/1/2021	138,823	5	A	Performance Restricted Stock Units
Stephen M. Swad	9/1/2020	61,010	4	A	Common Stock
Stephen M. Swad	5/1/2020	84,438	5	A	Performance Restricted Stock Units
Stephen M. Swad	5/1/2020	15,931	5	A	Performance Restricted Stock Units
Stephen M. Swad	5/1/2020	56,292	4	A	Common Stock
Stephen M. Swad	8/1/2019	38,549	7	A	Common Stock
Stephen M. Swad	8/1/2019	77,099	7	A	Common Stock
Stephen M. Swad	7/1/2019	6,692	6	A	Common Stock
Alpana Wegner	4/1/2021	2,202	3	M	Common Stock
Alpana Wegner	4/1/2021	(2,202)	3	M	Performance Restricted Stock Units
Alpana Wegner	4/1/2021	(245)	3	D	Performance Restricted Stock Units
Alpana Wegner	4/1/2021	49,817	4	A	Common Stock
Alpana Wegner	4/1/2021	9,963	5	A	Performance Restricted Stock Units
Alpana Wegner	4/1/2021	74,725	5	A	Performance Restricted Stock Units
Alpana Wegner	9/1/2020	21,789	7	A	Common Stock

*	The shares of the Series A Convertible Preferred Stock were acquired from the Company pursuant to a stock purchase agreement and are held of record by a limited liability company, of which Mr. Napier is the Chief Executive Officer and a member of the board of directors and is the Chief Executive Officer and a member of the board of managers of its investment manager, BuildGroup Management, LLC. The Reporting Person disclaims beneficial ownership of such shares except to the extent of his actual pecuniary interest therein.

Transaction Descriptions:

1	Open Market or Private Purchase

2	Open Market or Private Sale

3	Vesting of RSUs and PRSUs

4	Grant of RSUs

5	Grant of PRSUs

6	Annual Grant of RSUs to Director

7	Grant of RSUs to a New Director or Executive Officer

8	Other Disposition

Transaction Codes:

A	—	Grant, award or other acquisition pursuant to Rule 16b-3(d)

F	—	Payment of exercise price or tax liability by delivering or withholding securities incident to the receipt, exercise or vesting of a security issued in accordance with Rule 16b-3

M	—	Exercise or conversion of derivative security exempted pursuant to Rule 16b-3

S	—	Open market or private sale of non-derivative or derivative security

Miscellaneous Information Concerning Participants

For a description of the indemnification that each of the Company’s directors and officers is entitled to, please see “Certain Relationships and Related Party Transactions—Indemnification Agreements” beginning on page [•] of this Proxy Statement.

Other than as set forth in this Annex D or elsewhere in this Proxy Statement and based on the information provided by each Participant:

1.	no Participant or associate of any Participant beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, or owns of record but not beneficially, any shares of common stock or other securities of the Company or any parent or subsidiary of the Company;

2.	no Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting other than an interest, if any, as a stockholder of the Company or, with respect to a director nominee, as a nominee for director; and

3.	no Participant has purchased or sold any securities of the Company within the past two years.

In addition, neither the Company nor any of the Participants is now or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Except as described in this Proxy Statement, no Participant knows of any arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Other than as set forth in this Annex D or elsewhere in this Proxy Statement and based on the information provided by each Participant, neither the Company nor any of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by the Company or any of its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, or (ii) a direct or indirect material interest in any transaction or series of similar transactions since January 1, 2020 or any currently proposed transactions, or series of similar transactions, in which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

There are no material proceedings to which the Participants or any of their associates is a party or has a material interest adverse to the Company. Neither the Company nor any of the Participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

Other than the persons described in this Proxy Statement, no regular employees of the Company have been or are to be employed to solicit stockholders in connection with this proxy solicitation. However, in the course of their regular duties, certain administrative personnel may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

RELIMINARY COPY SUBJECT TO COMPLETION—MAY 6, 2021 FORM OF WHITE PROXY CARD FOR COMMON STOCKHOLDERS BENEFITFOCUS, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 30, 2021 {INSERT MEETING LOCATION} THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS. The undersigned stockholder(s) of Benefitfocus, Inc. (the “Company”) hereby appoints Douglas A. Dennerline and Stephen M. Swad, or any one of them, true and lawful attorneys with power of substitution of each, to vote all shares of common stock, $0.001 par value, of the Company which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on June 30, 2021 at., Eastern Time, atand at any or all adjournments or postponements thereof. In their discretion, to the extent permitted by Rule 14(a)-4(c) under the Securities Exchange Act of 1934, as amended, the proxy holders named above are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements. The undersigned hereby revokes all proxies previously given with respect to the shares covered hereby with respect to the Annual Meeting. RECEIPT OF THE NOTICE OF THE ANNUAL MEETING AND THE ACCOMPANYING PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS WHITE PROXY CARD WILL BE VOTED AS INSTRUCTED. IF NO SPECIFICATION IS MADE AND THE WHITE PROXY CARD IS EXECUTED, THE WHITE PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF THE BOARD’S COMMON STOCK DIRECTOR IN PROPOSAL 2A AND “FOR” EACH OF PROPOSALS 1, 3, 4, 5, AND 6. CONTROL #: ] Note: Please date and sign exactly as the name appears on this proxy card. When shares are held by joint owners/tenants, at least one holder should sign. When signing in a fiduciary capacity, such as executor, administrator, trustee, attorney, guardian etc., please so indicate. Corporate and partnership proxies should be signed by an authorized person. Signature(s) (Title(s), if applicable) Date PLEASE VOTE VIA THE INTERNET OR TELEPHONE OR MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE CONTINUED ON THE REVERSE SIDE EVERY STOCKHOLDER’S VOTE IS IMPORTANT! VOTE THIS WHITE PROXY CARD TODAY! THERE ARE 3 EASY WAYS TO VOTE YOUR PROXY: By Phone: Call Okapi Partners toll-free at: 877-629-6355 to vote with a live proxy services representative. Representatives are available to take your vote or to answer any questions Monday through Friday 10:00 AM to 6:00 PM (EST). OR By Internet: Refer to your WHITE proxy card for the control number and go to: WWW.OKAPIVOTE.COM/BNFT2021 and follow the simple on-screen instructions. OR By Mail: Sign, Date, and Return this WHITE proxy card using the enclosed postage-paid envelope. If possible, please utilize option 1 or 2 to ensure that your vote is received and registered in time for the meeting on June 30, 2021 265715558v.5

WHITE PROXY CARDWHITE PROXY CARD The Company’s proposal to approve an amendment to its Restated Certificate of 1.Incorporation, as amended (the “Charter”) to provide for the declassification of the Company’s board of directors. FORAGAINSTABSTAIN 2A. The Company’s proposal to elect Coretha M. Rushing as the one Class II Common Stock Director to serve until the 2022 Annual Meeting, if Proposal 1 is approved, or until the 2024 Annual Meeting, if Proposal 1 is not approved, or until her successor has been duly elected and qualified. FORWITHHOLD The Company’s proposal to approve an amendment to its Charter to increase the number of authorized shares of common stock of the Company. The Company’s proposal to approve, as required by Nasdaq Listing Rule 5635(b), the FORAGAINSTABSTAIN issuance of common stock of the Company to the holders of its Series A Convertible Preferred Stock upon conversion. The Company’s proposal to approve, on an advisory (non-binding) basis, its named executive officers’ compensation. The Company’s proposal to ratify, on an advisory (non-binding) basis, the selection of Ernst & Young LLP as its independent registered public accounting firm for the year ending December 31, 2021. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE UPPER PORTION IN THE ENCLOSED ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 30, 2021 THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT FOR THIS MEETING, 2020 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K, AS AMENDED ARE AVAILABLE AT: WWW.OKAPIVOTE.COM/BNFT

PRELIMINARY COPY SUBJECT TO COMPLETION—MAY 6, 2021 FORM OF WHITE PROXY CARD FOR PREFERRED STOCKHOLDERS BENEFITFOCUS, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 30, 2021 {INSERT MEETING LOCATION} THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS. The undersigned stockholder(s) of Benefitfocus, Inc. (the “Company”) hereby appoints Douglas A. Dennerline and Stephen M. Swad, or any one of them, true and lawful attorneys with power of substitution of each, to vote all shares of the Company which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on June 30, 2021 at., Eastern Time, atand at any or all adjournments or postponements thereof. In their discretion, to the extent permitted by Rule 14(a)-4(c) under the Securities Exchange Act of 1934, as amended, the proxy holders named above are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements. The undersigned hereby revokes all proxies previously given with respect to the shares covered hereby with respect to the Annual Meeting. RECEIPT OF THE NOTICE OF THE ANNUAL MEETING AND THE ACCOMPANYING PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS WHITE PROXY CARD WILL BE VOTED AS INSTRUCTED. IF NO SPECIFICATION IS MADE AND THE WHITE PROXY CARD IS EXECUTED, THE WHITE PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF THE BOARD’S COMMON STOCK DIRECTOR UNDER PROPOSAL 2A, “FOR” THE ELECTION OF THE BOARD’S PREFERRED STOCK DIRECTOR NOMINEE UNDER PROPOSAL 2B, AND “FOR” EACH OF PROPOSALS 1, 3, 5, AND 6. CONTROL #: ] Note: Please date and sign exactly as the name appears on this proxy card. When shares are held by joint owners/tenants, at least one holder should sign. When signing in a fiduciary capacity, such as executor, administrator, trustee, attorney, guardian etc., please so indicate. Corporate and partnership proxies should be signed by an authorized person. Signature(s) (Title(s), if applicable) Date PLEASE VOTE VIA THE INTERNET OR TELEPHONE OR MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE CONTINUED ON THE REVERSE SIDE EVERY STOCKHOLDER’S VOTE IS IMPORTANT! VOTE THIS WHITE PROXY CARD TODAY! THERE ARE 3 EASY WAYS TO VOTE YOUR PROXY: By Phone: Call Okapi Partners toll-free at: 877-629-6355 to vote with a live proxy services representative. Representatives are available to take your vote or to answer any questions Monday through Friday 10:00 AM to 6:00 PM (EST). OR By Internet: Refer to your WHITE proxy card for the control number and go to: WWW.OKAPIVOTE.COM/BNFT2021 and follow the simple on-screen instructions. OR By Mail: Sign, Date, and Return this WHITE proxy card using the enclosed postage-paid envelope. If possible, please utilize option 1 or 2 to ensure that your vote is received and registered in time for the meeting on June 30, 2021 265715558v.5

WHITE PROXY CARDWHITE PROXY CARD The Company’s proposal to approve an amendment to its Restated Certification of 1.Incorporation, as amended (the “Charter”) to provide for the declassification of the Company’s board of directors. FORAGAINSTABSTAIN 2A. 2B. The Company’s proposal to elect of Coretha M. Rushing as the one Class II Common Stock Director to serve until the 2022 Annual Meeting, if Proposal 1 is approved, or until the 2024 Annual Meeting if Proposal 1 is not approved, or until her successor has been duly elected and qualified. The Company’s proposal to elect Zeynep Young as a Preferred Stock Director to serve until the 2022 Annual Meeting, if Proposal 1 is approved, or until the 2024 Annual Meeting if Proposal 1 is not approved, or until her successor has been duly elected and qualified. FORWITHHOLD 3.The Company’s proposal to approve an amendment to its Charter to increase the number of authorized shares of common stock of the Company. The Company’s proposal to approve, on an advisory (non-binding) basis, our named executive officers’ compensation. The Company’s proposal to ratifiy, on an advisory (non-binding) basis, the selection of Ernst FORAGAINSTABSTAIN & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE UPPER PORTION IN THE ENCLOSED ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 30, 2021 THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT FOR THIS MEETING, 2020 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K, AS AMENDED ARE AVAILABLE AT: WWW.OKAPIVOTE.COM/BNFT